As filed with the Securities and Exchange Commission on October 26, 2022.

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________________________________

Decca Investment Limited

(Exact name of Registrant as specified in its charter)

__________________________________________

Not Applicable

(Translation of Registrant’s name into English)

__________________________________________

British Virgin Islands	2590	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2/F, Decca Industrial Centre
21 Cheung Lee Street
Chai Wan, Hong Kong
(852) 2896 2699
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

__________________________________________

c/o Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(212) 947-7200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________________________________________

Copies of all communications, including communications sent to agent for service, should be sent to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place, Central Hong Kong SAR Telephone: +852-3923-1111	Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 48 Wall Street, Suite 1100 New York, NY 10005 Telephone: +1 (212) 530-2210

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Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act: Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

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†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED October 26, 2022

Ordinary Shares

Decca Investment Limited

We are offering 6,000,000 ordinary shares, par value $0.0001 per share (“Ordinary Shares”). This is the initial public offering of Ordinary Shares of Decca Investment Limited (our “Company”). The offering price of our Ordinary Shares in this offering is expected to be between $4.00 and $7.00 per share. Prior to this offering, there has been no public market for our Ordinary Shares.

We intend to apply to list our Ordinary Shares on the Nasdaq Capital Market under the symbol “DCCA”. There is no assurance that such application will be approved, and if our application is not approved, this offering may not be completed.

Our Company is a holding company incorporated in the British Virgin Islands (“BVI”). As a holding company with no material operations of our own, we conduct our operations in Asia, primarily in Hong Kong and China, Europe and the U.S. through our operating subsidiaries. This is an offering of the Ordinary Shares of our Company, the holding company in the BVI, instead of shares of our operating entities. You may never directly hold any equity interest in our operating entities. We are offering 6,000,000 Ordinary Shares of our Company, representing 13.0% of the Ordinary Shares following completion of the offering of our Company. Following the offering, 13.0% of the Ordinary Shares will be held by public shareholders, assuming the underwriters do not exercise their over-allotment option.

Following the completion of this offering, we will be a “controlled company” within the meaning of the NASDAQ Stock Market Rules and may rely on exemptions from certain corporate governance requirements. As at the date of this prospectus, 100% of the issued share capital of the Company is owned by Pioneer East Investment Development Limited, which in turn is owned 70% by Mr. Wong Man Hin, Max, our Director. Mr. Wong Man Hin, Max therefore beneficially owns 70% of our total voting power as at the date of this prospectus. Following completion of this offering, 87.0% of the issued share capital of the Company will be owned by Pioneer East Investment Development Limited and Mr. Wong Man Hin, Max will in turn beneficially own 60.9% of our total voting power. See “Management — Controlled Company Exception”.

As our Company is a holding company incorporated in the BVI and not a Chinese operating company, our operations in Hong Kong and China are conducted by our subsidiaries based in Hong Kong and China. The Ordinary Shares offered in this offering are shares of Decca Investment Limited, the BVI holding company, instead of shares of the operating subsidiaries. Investors in this offering are purchasing interests in the BVI holding company and will not directly hold equity interests in the operating subsidiaries. This structure involves unique risks to investors. See “Risk Factors” beginning on page 16 of this prospectus for a discussion of risks facing the Company and the offering as a result of this structure. We may be subject to unique risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to the cybersecurity review and regulatory review of oversea listing of our Ordinary Shares through an offshore holding company. We are also subject to the risks of uncertainty about any future actions of the Chinese government or authorities in Hong Kong in this regard.

Should the Chinese government choose to exercise significant oversight and discretion over the conduct of our business, they may intervene in or influence our operations. Such governmental actions:

•        could result in a material change in our operations;

•        could significantly limit or completely hinder our ability to continue our operations;

•        could hinder our ability to continue to offer securities to investors; and

•        may cause the value of our Ordinary Shares to significantly decline or be worthless.

Additionally, although we have direct ownership of our operating entities in Hong Kong and China and currently do not have or intend to have any contractual arrangement to establish a variable interest entity (“VIE”) structure with any entity in the China, we are still subject to certain legal and operational risks associated with our operating subsidiaries in Hong Kong and China.

In addition, our Ordinary Shares may be prohibited from trading on a national exchange or over-the-counter under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the Public Company Accounting Oversight Board (United States) (the “PCAOB”) is unable to inspect our auditors for three consecutive years beginning in 2021. Our auditor has been inspected by the PCAOB on a regular basis, with the last inspection in June 2018, and our auditor is not subject to the determinations announced by the PCAOB on December 16, 2021. If trading in our Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Ordinary Shares and trading in our Ordinary Shares could be prohibited. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if passed by the U.S. House of Representatives and signed into law, would reduce the period of time for foreign companies to comply with PCAOB audits to two consecutive years instead of three, thus reducing the time period for triggering the prohibition on trading. On August 26, 2022, the PCAOB signed a Statement of Protocol with the China Securities Regulatory Commission (the “CSRC”) and the Ministry of Finance of the PRC governing inspections and investigations of audit firms based in China and Hong Kong. However, the Statement of Protocol is a framework agreement and there are still uncertainties whether the PCAOB can inspect and investigate completely audit firms in China and Hong Kong. See “Risk Factors — Risks Related to Doing Business in China — Although the audit report included in this prospectus is prepared by U.S. auditors who are currently inspected by the PCAOB, there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our Ordinary Shares may be prohibited under the HFCA Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus, would reduce the time before our Ordinary Shares may be prohibited from trading or delisted.”

During the years ended March 31, 2022 and 2021, the transfer of cash among our Company and our subsidiaries were in the form of dividends. For the year ended March 31, 2021, we did not declare any dividend. For the year ended March 31, 2022, we declared dividends of HKD 400,304,030 (USD 51,086,587) in relation to our retained profit, which were funds transferred through payment of dividends from our subsidiaries. As of March 31, 2022, dividend payables balance amounted to HKD 196,083,071 ($25,021,766). Our Company expects to pay out the remaining balance of the dividend payables to the shareholders by March 31, 2023 with the cash flow generated from our operating activities. We do not have any current intentions to distribute further earnings. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our subsidiaries by way of dividend payments. See “Dividend Policy”, Summary Consolidated Financial Data and Consolidated Statements of Change in Shareholders’ Equity in the Report of Independent Registered Public Accounting Firm for further details.

We are aware that recently the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any. It is also highly uncertain what the potential impact such modified or new laws and regulations will have on our daily business operation in Hong Kong or the PRC, our ability to accept foreign investments and the listing of our Ordinary Shares on a U.S. or other foreign exchanges.

Investing in our Ordinary Shares is highly speculative and involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our Ordinary Shares in “Risk Factors” beginning on page 16 of this prospectus.

We are an “emerging growth company” as defined under the federal securities laws and, as such, will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL
Initial public offering price	$	$
Underwriting discounts(1)	$	$
Proceeds, before expenses, to us	$	$

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(1)         For a description of the compensation to be received by the underwriters, see “Underwriting” beginning on page 109.

We expect our total cash expenses for this offering (including cash expenses payable to our underwriters for their out-of-pocket expenses) to be approximately $            , exclusive of the above discounts. In addition, we will pay additional items of value in connection with this offering that are viewed by the Financial Industry Regulatory Authority, or FINRA, as underwriting compensation. These payments will further reduce proceeds available to us before expenses. See “Underwriting.”

This offering is being conducted on a firm commitment basis. The underwriters are obligated to take and pay for all of the shares if any such shares are taken. We have granted the underwriters an option for a period of forty-five (45) days after the closing of this offering to purchase up to 15% of the total number of our Ordinary Shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discounts. If the underwriters exercise the option in full, the total underwriting discounts payable will be $            based on an assumed initial public offering price of $            per ordinary share (the midpoint of the price range set forth on the cover page of this prospectus), and the total gross proceeds to us, before underwriting discounts and expenses, will be $            . If we complete this offering, net proceeds will be delivered to us on the closing date. We will not be able to use such proceeds in China, however, until we complete capital contribution procedures which require prior approval from each of the respective local counterparts of China’s Ministry of Commerce, the State Administration for Market Regulation, and the State Administration of Foreign Exchange. See remittance procedures in the section titled “Use of Proceeds” beginning on page 42.

The underwriters expect to deliver the Ordinary Shares against payment as set forth under “Underwriting”, on or about            , 2022.

The date of this prospectus is            , 2022.

We are responsible for the information contained in this prospectus and any free writing prospectus we prepare or authorize. We have not, and the underwriters have not, authorized anyone to provide you with different information, and we and the underwriters take no responsibility for any other information others may give you. We are not, and the underwriters are not, making an offer to sell our Ordinary Shares in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or the sale of any Ordinary Shares.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Ordinary Shares and the distribution of this prospectus outside the United States.

Our Company is incorporated under the laws of the British Virgin Islands and a majority of our outstanding securities are owned by non-U.S. residents. Under the rules of the U.S. Securities and Exchange Commission, or the SEC, we currently qualify for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the Securities and Exchange Commission, or the SEC, as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Until and including            , 2022 (twenty-five (25) days after the date of this prospectus), all dealers that buy, sell or trade our Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless otherwise indicated or the context otherwise requires, all references in this prospectus to:

•        “BVI” are to the British Virgin Islands;

•        “Hong Kong” are to the Hong Kong Special Administrative Region in China;

•        “HKD” or “HK$” are to the legal currency of Hong Kong;

•        “Ordinary Shares” are the ordinary shares of our Company, par value of $0.0001 per share;

•        “our Company” are to Decca Investment Limited, the holding company incorporated in the BVI that will issue the Ordinary Shares being offered in this offering;

•        “our Group”, “we”, “us” and “our” are to our Company and its subsidiaries, as the context requires;

•        “Hong Kong Operating Subsidiaries” are to the subsidiaries incorporated and operating in Hong Kong, including Decca (Mgt) Limited, Decca Furniture Limited, Decca (China) Limited, Vielie Flooring Limited, CLI Design Limited, CLI Design (HK) Limited and Decca Contract Furniture (HK) Limited;

•        “PRC Operating Subsidiaries” are to the subsidiaries established and operating in China, including Dongguan Yi Xin Furniture and Decoration Co. Ltd, Dongguan Decca Furniture Co. Ltd, Dongguan Kong Chai Trading Co. Ltd and Guangzhou Yi Xin Decoration Co. Ltd;

•        “U.S. Operating Subsidiaries” are to the subsidiaries incorporated and operating in the U.S., including Decca Furniture (USA) Inc., Bolier & Company LLC, Decca Hospitality Furnishing, LLC, Decca Contract Furniture, LLC and Decca Home, LLC;

•        “our Director(s)” are to the director(s) of our Company;

•        “PRC” or “China” are to the People’s Republic of China;

•        “RMB” or “Renminbi” are to the legal currency of China;

•        “$”, “USD”, “US$” or “U.S. dollars” are to the legal currency of the United States;

•        “SGD” are to the legal currency of Singapore;

•        “THB” are to the legal currency of Thailand;

•        “EUR” are to the legal currency of the European Union; and

•        “MOP” are to the legal currency of Macau.

We have made rounding adjustments to some of the figures included in this prospectus. Accordingly, numerical figures shown as totals in some tables may not be an arithmetic aggregation of the figures that preceded them.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option and no exercise of the representative’s warrants.

The functional currency of our entities located in the U.S. is U.S. dollar, the functional currency of our entities located in Hong Kong is HKD, the functional currency of our entities located in the PRC is RMB, the functional currency of our entities located in Singapore is SGD, the functional currency of our entities located in Thailand is THB, the functional currency of our entities located in the European Union is EUR, and the functional currency of our entities located in Macau is MOP. Our consolidated financial statements are presented in HKD. We use HKD as reporting currency in our consolidated financial statements and in this prospectus. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the period. Gains or losses resulting from foreign currency transactions are included in the accompanying consolidated statement of income and other comprehensive income.

Translations of balances in the consolidated balance sheets, consolidated statements of income and consolidated statements of cash flows from HKD into USD as of and for the year ended March 31, 2022 are solely for the convenience of the reader and were calculated at the rate of HKD 1.00 to USD 0.1276, representing closing rate set by the United States federal reserve on March 31, 2022 which is the Company’s most recent practicable date. No representation is made that the HKD amounts represent or could have been, or could be, converted, realized or settled into USD at that rate, or at any other rate.

ii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our Ordinary Shares. You should read the entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes thereto, in each case included in this prospectus. You should carefully consider, among other things, the matters discussed in the section of this prospectus titled “Business” before making an investment decision.

Overview

Our Group is a specialized architectural woodworking company based in Hong Kong which manufactures high quality custom made wooden furniture and architectural fixtures and fittings. We are also a specialist contractor for interior works. We manufacture and sell a range of furniture serving residential, office, hotel and retail markets in Asia, primarily in Hong Kong and China, as well as in the U.S. and Europe.

Founded by Mr. Tsang Chi Hung, our Group’s then chairman and managing director, in 1973, our Group has grown from a small subcontractor of interior works to a major specialized manufacturer of custom made furniture and architectural woodwork worldwide as well as a sizable contractor of interior works in Hong Kong and China.

The principal operations of our Group comprise:

•        the manufacture of custom made wooden furniture for residential buildings, offices, hotels and other uses;

•        the manufacture of architectural fixtures and fittings, such as wall panelling, floors, built-in cabinets, molding, doors and door frames and architectural features at its factory in Dongguan, China. Generally, architectural fixtures and fittings manufactured by our Group are manufactured as part of its interior building works contracts or installed by others where our Group acts as a sub-contractor;

•        interior building works which involve the fitting out or refurbishing of the interiors of newly constructed and existing buildings on a contract basis;

•        design and build contracts whereby our Group’s own interior design team offers a comprehensive interior design and installation service; and

•        furniture showroom sales across Asia, U.S. and Europe which involve the manufacture and distribution of ranges of high quality furniture and fixtures.

Industry Background

We operate in the global luxury furniture industry where:

•        the market size is estimated to increase steadily due to strong demand;

•        Europe, North America and Asia-Pacific (APAC) together dominate the market;

•        China as one of the largest markets in APAC, is expected to further increase with demands by a growing number of luxury hotels, luxury retail stores, etc.;

•        Market in China is fragmented and dominated by a few unlisted participants;

•        Strict and significant market entry barriers including branding, product engineering and product crafting are hindering new entrants to participate in this market;

•        Development trend of China’s luxury furniture market is positive, with growing demand from high-income groups, luxury hotels, high-end apartments, luxury villas, while the market concentration is expected to increase.

Competitive Strengths

We believe the following competitive strengths differentiate us from our competitors:

•        Commitment in product design and development and innovation;

•        Comprehensive and high standard product range; and

•        Broad client base.

Our Strategy

We intend to pursue the following strategies to further expand our business:

•        Increase worldwide brand awareness;

•        Enhance our IT system; and

•        Expand our production facilities.

Our Corporate History

Our Group’s operations commenced in 1973 when Mr. Tsang Chi Hung, our Group’s then chairman and managing director until August 2021, established Decca (Mgt) Limited (formerly known as Decca Limited), our first principal operating subsidiary in Hong Kong. The original operation of Decca (Mgt) Limited was the supply and installation of furniture and architectural woodwork as a subcontractor for a local interior works contracting company.

Since 1976, our Group has ceased to operate as a subcontractor and established its own furniture manufacturing and woodworking department.

During the 1980s, our Group expanded its manufacturing facilities enabling us to centralize operations and manufacture all wood components for architectural woodwork and furniture. In the late 1980s, due to spatial constraints and the lack of skilled labor in Hong Kong, our Group acquired a 40,000 sq. ft. land in Dongguan, China and established a major manufacturing facility.

In 1993, our Group decided to consolidate all our manufacturing in China, moving operations to facilities that comprise 100,000 sq. ft., in order to gain better control of quality, costs and delivery.

In the mid-1990s, we saw an increase in work outside of China and Hong Kong and our business began to expand to Europe and the US. In 1996 and 1997, we opened our first showroom in Hong Kong and Singapore, respectively. In 1998, we entered into a licensing arrangement with Hickory Business Furniture (“HBF”), a division of The Lane Company which is headquartered in Alta Vista, Virginia, the U.S., to manufacture on its behalf its office furniture range. The decision to enter the office furniture market was prompted principally by the desire to utilize our Group’s manufacturing facility more effectively and to mitigate the cyclical nature of sales of custom made hotel furniture.

In 2000, Decca Holdings Limited, as the then listing entity of our Group, was listed on the Main Board of The Stock Exchange of Hong Kong Limited following a financial restructuring to support expansion of the business and the growth of sales of our Group.

In the early 2000s, our Group established the brands “Decca Hospitality”, “Decca Contract” and “Bolier” to strengthen our market presence in the U.S. We also established our business in Europe with an office opened in Copenhagen and registered branch offices set up in London and Paris.

In 2007, our Group acquired a factory in Thailand as our second manufacturing facility.

In 2008, our Group qualified to manufacture FSC®-certified products and also achieved Greenguard® certification for low-emitting furniture products and materials.

In the early 2010s, our Group opened several new showrooms in Shanghai, Bangkok and New York to support our business growth.

In 2012, our Group was restructured and privatized, which created greater flexibility and management control for the development of our Group.

In 2015, we established the brand “Decca Home”.

In August 2021, Pioneer East Investment Development Limited, which is owned 70% by Mr. Wong Man Hin, and 30% by Ms. Tsang Yee Ling, both our Directors, acquired 100% of the issued share capital of Decca Investment Limited from Chosen Investments Limited, the former sole shareholder, which is beneficially owned by Mr. Tsang Chi Hung, Mr. Liu Hoo Kuen and Ms. Kwan Yau Choi, the former directors and beneficial owners of the Company.

Our Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus.

All of the entities held by our Group below are direct or indirect subsidiaries of our Company and that none are of contractual arrangements with our Group using variable interest entity agreements.

____________

Note:

1.       Dongguan Yi Xin Furniture and Decoration Co. Ltd.

2.       Dongguan Decca Furniture Co. Ltd.

3.       Dongguan Kong Chai Trading Co. Ltd.

4.       Guangzhou Yi Xin Decoration Co. Ltd.

Transfers of Cash to and From Our Subsidiaries

Our Company is permitted under the laws of BVI to provide funding to our subsidiaries through loans or capital contributions without restrictions on the amount of the funds. Our non-PRC subsidiaries are permitted under the laws of their respective jurisdictions to provide funding to our Company through dividend distribution without restrictions on the amount of the funds.

The PRC has currency and capital transfer regulations that require us to comply with certain requirements for the movement of capital. To utilize the expected proceeds from this offering, we may make additional capital contributions to our PRC subsidiaries, establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, or make loans to our PRC subsidiaries. Our Company’s subsidiaries within China can transfer funds to each other when necessary through the way of current lending. Our PRC subsidiaries have not transferred any earnings or cash to our Company to date. As a result of PRC laws and regulations (noted below) that require annual appropriations of 10% of after-tax income to be set aside in a general reserve fund prior to payment of dividends, our PRC subsidiaries are restricted in that respect, as well as in other respects noted below, in their ability to transfer a portion of their net assets to our Company as a dividend.

We control our PRC Operating Subsidiaries by a direct holding structure, that is, the overseas entity to be listed in the U.S., our Company directly controls our PRC Operating Subsidiaries through one of our Hong Kong Operating Subsidiaries, Decca (China) Limited. With respect to transferring cash from our Company to our PRC subsidiaries, increasing our Company’s registered capital in a PRC Operating Subsidiary requires the filing with the State Administration for Market Regulation or its local bureau, while a shareholder loan requires a filing with the State Administration of Foreign Exchange or its local bureau. Foreign direct investment and loans must be approved by and/or registered in accordance with the Foreign Exchange Administration Regulations (1996), as amended in 2008. The total amount of loans we can make to our PRC subsidiaries cannot exceed statutory limit which is the difference between the amount of total investment as approved by the Ministry of Commerce or its local counterpart and the amount of registered capital or 2.5 times of its net worth of our PRC subsidiaries.

With respect to the payment of dividends, we note the following:

1.      PRC regulations currently permit the payment of dividends only out of accumulated profits, as determined in accordance with PRC accounting standards and PRC regulations (an in-depth description of the PRC regulations is set forth below);

2.      Our PRC Operating Subsidiaries are required to set aside, at a minimum, 10% of their net income after taxes, based on PRC accounting standards, each year as statutory surplus reserves until the cumulative amount of such reserves reaches 50% of their registered capital;

3.      Such reserves may not be distributed as cash dividends;

4.      Our PRC Operating Subsidiaries may also allocate a portion of their after-tax profits to fund their staff welfare and bonus funds; except in the event of a liquidation, these funds may also not be distributed to shareholders; and

5.      The incurrence of debt, specifically the instruments governing such debt, may restrict a subsidiary’s ability to pay stockholder dividends or make other cash distributions.

If, for the reasons noted above, our PRC Operating Subsidiaries are unable to pay shareholder dividends and/or make other cash payments to our Company when needed, our Company’s ability to conduct operations, make investments, engage in acquisitions, or undertake other activities requiring working capital may be materially and adversely affected. However, our operations and business, including investment and/or acquisitions by our PRC Operating Subsidiaries, will not be affected as long as the capital is not transferred in or out of the PRC.

We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

Subject to the BVI Act and our post-offering memorandum and articles of association, our board of directors may authorize and declare a dividend to shareholders at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately following the dividend the value of our assets will exceed our liabilities and we will be able to pay our debts as they become due. There is no further BVI statutory restriction on the amount of funds which may be distributed by us by dividend.

For our Company and our subsidiaries located outside China, there is no restrictions on foreign exchange for such entities and they are able to transfer cash among these entities, across borders and to U.S. investors without any restriction. Also, there is no restrictions and limitations on the abilities of non-PRC subsidiaries to distribute earnings from their businesses, including from subsidiaries to the parent company or from the holding company to the U.S. investors as well as the abilities to settle amounts owed.

Regarding cash transfer to and from our PRC Operating Subsidiaries, we are able to have such transfer through banks in China under current account items, such as profit distributions and trade and service-related foreign exchange transactions, which can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange (the “SAFE”) by complying with certain procedural requirements with the banks. However, approval from or registration with appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. PRC laws and regulations allow an offshore holding company to provide funding to our PRC Operating Subsidiaries only through loans or capital contributions, subject to the filing or approval of government authorities and limits on the amount of capital contributions and loans. Subject to satisfaction of applicable government registration and approval requirements, we may extend inter-company loans to our PRC Operating Subsidiaries or make additional capital contributions to fund their capital expenditures or working capital. For increase of registered capital, our PRC Operating Subsidiaries need to file such change of registered capital with the State Administration for Market Regulation (the “SAMR”) or its local counterparts through the enterprise registration system and the national enterprise credit information publicity system, and the SAMR or its local counterparts will then push such information to the China’s Ministry of Commerce or its local counterparts. If the holding company provide funding to our PRC Operating Subsidiaries through loans, (a) in the event that the foreign debt management mechanism as provided in the Measures for Foreign Debts Registration and Administration and other relevant rules applies, the balance of such loans cannot exceed the difference between the total investment and the registered capital of the subsidiaries and we will need to register such loans with the SAFE or its local branches, or (b) in the event that the mechanism as provided in the Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or PBOC Notice No. 9, applies, the balance of such loans will be subject to the risk-weighted approach and the net asset limits and we will need to file the loans with the SAFE in its information system pursuant to applicable requirements and guidelines issued by the SAFE or its local branches. Under PRC law, our PRC Operating Subsidiaries are also required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital.

During the years ended March 31, 2022 and 2021, the transfers of cash among our Company and our subsidiaries were in the form of dividends. For the year ended March 31, 2021, we did not declare any dividend. For the year ended March 31, 2022, we declared dividend of HKD 400,340,030 (USD 51,086,587) in relation to our retained profit, which were funds transferred through payment of dividends from our subsidiaries. If we determine to pay dividends on any of our Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our subsidiaries by way of dividend payments.

See “Dividend Policy”, “Risk Factors — We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.”, Summary Consolidated Financial Data and Consolidated Statements of Change in Shareholders’ Equity in the Report of Independent Registered Public Accounting Firm for more information.

Risks Related to Our Business and Industry (beginning on page 16 of this prospectus)

Our business is subject to a number of risks, including risks that may prevent us from achieving our business objectives or may materially and adversely affect our business, financial condition, results of operations, cash flows and prospects that you should consider before making a decision to invest in our Ordinary Shares. These risks are discussed more fully in “Risk Factors” set out in page 16 to page 36. These risks include, but are not limited to, the following:

•        We rely on a principal product category of custom made wooden furniture.

•        We rely significantly on our major projects.

•        Our operation is subject to the state of the property market and, in particular, the hotel sector.

•        We are subject to renewal of qualification permits, licenses and land use rights from time to time.

•        Our business is subject to environmental risks.

•        We face competition in the industry and may lose our competitive edge to our competitors.

•        We may incur operating losses in the future, and may not achieve or maintain profitability in the future.

•        We depend on our management’s and other team members’ experience and knowledge of our industry.

•        The supply and cost of lumber and veneer may affect our business.

•        Our business and operating results may be harmed if we are unable to timely and effectively deliver merchandise to our clients and manage our supply chain.

•        Our financial performance is affected by the revenue recognition on service contracts.

•        Our business relies on successful tendering for contracts.

•        Our continued success is substantially dependent on our positive brand identity.

•        Our ability to attract clients to our showrooms depends heavily on successfully locating our showrooms in suitable locations.

•        Legal, political, and economic uncertainty surrounding the exit of the United Kingdom from the EU may be a source of instability to international markets, create significant currency fluctuations, create logistic and other customs-related complexities, adversely affect our operations in the United Kingdom and pose additional risks to our business, financial condition, and results of operations.

•        Our business has been and may continue to be affected by the significant and widespread risks posed by the COVID-19 pandemic or a similar outbreak of an infectious disease.

Risks Related to Our Corporate Structure (beginning on page 20 of this prospectus)

•        We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

•        Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Ordinary Share.

Risks Related to Doing Business in China (beginning on page 22 of this prospectus)

•        Due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Ordinary Shares. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also be quick with little advance notice and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain.

•        If the Chinese government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

•        PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

•        Although the audit report included in this prospectus is prepared by U.S. auditors who are currently inspected by the PCAOB, there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our Ordinary Shares may be prohibited under the HFCA Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus, would reduce the time before our Ordinary Shares may be prohibited from trading or delisted.

•        We may become subject to a variety of laws and other obligations regarding data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

•        If we fail to comply with work safety or environmental regulations, we could be exposed to penalties, fines, suspensions or action in other forms.

•        Increases in labor costs and enforcement of stricter labor laws and regulations in China and our additional payments of statutory employee benefits may adversely affect our business and profitability.

•        The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong subsidiaries.

•        A downturn in the Hong Kong, China or global economy, and economic and political policies of China could materially and adversely affect our business and financial condition.

•        The Hong Kong legal system embodies uncertainties which could limit the legal protections available to our Company.

•        Changes in international trade policies, trade disputes, barriers to trade, or the emergence of a trade war may dampen growth in China and other markets where the majority of our clients reside.

•        Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

Risks Related to our Ordinary Shares (beginning on page 29 of this prospectus)

•        There has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell our Shares at or above the price you pay for them, or at all.

•        We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

•        Recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

•        If we fail to meet applicable listing requirements, Nasdaq may delist our Ordinary Shares from trading, in which case the liquidity and market price of our Ordinary Shares could decline.

•        Volatility in our Ordinary Shares price may subject us to securities litigation.

•        Our pre-IPO shareholders will be able to sell their shares after completion of this offering subject to restrictions under the Rule 144.

•        Resales of our Ordinary Shares in the public market during this Offering by the Selling Shareholders or investors in this Offering may cause the market price of our Ordinary Shares to decline.

•        If you purchase our Ordinary Shares in this offering, you will incur immediate and substantial dilution in the book value of your shares.

•        We will be a “controlled company” within the meaning of Nasdaq rules and we will qualify for and may rely on exemptions from certain corporate governance requirements.

•        Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Ordinary Shares.

•        Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

•        We do not intend to pay dividends for the foreseeable future.

•        Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our share price or trading volume to decline.

•        Investors may have difficulty enforcing judgments against us, our Directors and management.

•        You may have more difficulty protecting your interests than you would as a shareholder of a U.S. corporation.

•        The laws of BVI may provide less protections for minority shareholders than those under U.S. law, so minority shareholders will not have the same options as to recourse in comparison to the United States if the shareholders are dissatisfied with the conduct of our affairs.

•        We qualify as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that permit less detailed and less frequent reporting than that of a U.S. domestic public company.

•        As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

•        There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Ordinary Shares.

•        We may not be able to pay any dividends on our Ordinary Shares in the future due to BVI law.

•        We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

•        We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

Regulatory Permission

We are currently not required to obtain approval from PRC authorities to list on U.S. exchanges, however, if our subsidiaries or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on a U.S. exchange, which would materially affect the interest of the investors. It is uncertain when and whether our Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and when such permission is obtained, whether it will be rescinded. Although our Company is currently not required to obtain permission from any of the PRC federal or local government to list on U.S. exchanges and has not received any denial to list on a U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry. If we are subsequently advised by any Chinese authorities that permission for this offering and/or listing on the Nasdaq Stock Market was required, we may not be able to obtain such permission in a timely manner, if at all. If this risk occurs, our ability to offer securities to investors could be significantly limited or completely hindered and the securities currently being offered may substantially decline in value or become worthless.

We are an offshore holding company with some of our operations conducted in China. In using the proceeds of this offering, we may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries, or we may establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, or we may acquire offshore entities with business operations in China in an offshore transaction. Most of these ways are subject to PRC regulations and approvals or registration. For example, loans by us to our wholly owned PRC subsidiary to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. If we decide to finance our wholly owned PRC subsidiary by means of capital contributions, these capital contributions are subject to registration with the State Administration for Market Regulation or its local branch, reporting of foreign investment information with the Ministry of Commerce, or registration with other governmental authorities in China. In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, or at all, with respect to future loans to our PRC subsidiaries or future capital contributions by us to our PRC subsidiaries. For more details, see “Risk Factors — Risks Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities, which were made available to the public on July 6, 2021. The Opinions on Strictly Cracking Down on Illegal Securities Activities emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Pursuant to the Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law. As of the date of this prospectus, no official guidance or related implementation rules have been issued. As a result, the Opinions on Strictly Cracking Down on Illegal Securities Activities remain unclear on how they will be interpreted, amended and implemented by the relevant PRC governmental authorities.

On December 24, 2021, the CSRC, together with other relevant government authorities in China issued the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments), and the Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (Draft for Comments) (“Draft Overseas Listing Regulations”). The Draft Overseas Listing Regulations requires that a PRC domestic enterprise seeking to issue and list its shares overseas (“Overseas Issuance and Listing”) shall complete the filing procedures of and submit the relevant information to CSRC. The Overseas Issuance and Listing includes direct and indirect issuance and listing. The recognition of overseas indirect issuance and listing of PRC domestic enterprises shall follow the principle of substance over form. If the issuer meets the following circumstances, it shall be deemed an overseas indirect issuance and listing: (1) the operating income, total profit, total assets or net assets of the domestic enterprise in the most recent fiscal year, accounts for more than 50% of the relevant data in the overseas issuer’s audited consolidated financial statements for the same period; and (2) most of the senior managers responsible for business operation and management are Chinese citizens or their habitual residence is located in China, and the main place of business operation is located in China or mainly carried out in China. We understand that the Draft Overseas Listing Regulations apply to overseas listings of companies mainly invested and controlled by mainland Chinese, which is not the case for us. Legally, Hong Kong, as a special administrative region of China, belongs to a different jurisdiction. Our company is actually invested and controlled by a Hong Kong permanent resident, not a person from mainland China and our principal executive office is located in Hong Kong. In accordance with PRC law, all of our PRC subsidiaries have been regarded and treated as foreign-invested enterprises since their establishment. Furthermore, most of our senior managers responsible for business operation and management are permanent residents of Hong Kong or their habitual residence is located in Hong Kong. According to our understanding of the principle of substance over form and the aforementioned senior managers standard, if the above clause is not substantially modified after the Draft Overseas Listing Regulations comes into effect, this proposed offering will not be identified as an overseas indirect issuance and listing of PRC domestic enterprises and therefore will not be required to submit an application to the CSRC for its approval. However, there is uncertainty as to whether our Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future. If we are subsequently advised by any Chinese authorities that permission for this offering and/or listing on the Nasdaq Stock Market was required, we may not be able to obtain such permission in a timely manner, if at all.

On December 28, 2021, the Cyberspace Administration of China (the “CAC”) jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021) which took effect on February 15, 2022 and replace the former Measures for Cybersecurity Review (2020). Measures for Cybersecurity Review (2021) stipulates that operators of critical information infrastructure purchasing network products and services, and online platform operator (together with the operators of critical information infrastructure, the “Operators”) carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country. Given that: (i) we do not possess personal information on more than one million users in our business operations; and (ii) data processed in our business does not have a bearing on national security and thus may not be classified as core or important data by the authorities, we would not be required to apply for a cybersecurity review under the Measures for Cybersecurity Review (2021).

However, if the CSRC, CAC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering and any follow-on offering, we may be unable to obtain such approvals and we may face sanctions by the CSRC, CAC or other PRC regulatory agencies for failure to seek their approval which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors and the securities currently being offered may substantially decline in value and be worthless. For more details, see “Risk Factors — Risks Related to Doing Business in China — If the Chinese government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.”

PCAOB Developments

Our Ordinary Shares may be prohibited from trading on a national exchange under the HFCA Act if the PCAOB is unable to inspect our auditors for three consecutive years beginning in 2021. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. The delisting of our Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment.

Our auditor, Friedman LLP, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor has been inspected by the PCAOB on a regular basis with the last inspection in June 2018.

On December 16, 2021, the PCAOB issued a report on its determinations that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in Mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. The PCAOB made its determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfills its responsibilities under the HFCA Act. The report further listed in its Appendix A and Appendix B, Registered Public Accounting Firms Subject to the Mainland China Determination and Registered Public Accounting Firms Subject to the Hong Kong Determination, respectively. Our auditor, Friedman LLP is headquartered in Manhattan, New York, and did not appear as part of the report and was not listed under its appendix A or appendix B.

On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the PRC, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in Mainland China and Hong Kong. The Statement of Protocol gives the PCAOB sole discretion to select the firms, audit engagements and potential violations it inspects and investigates and put in place procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed. In addition, the Statement of Protocol grants the PCAOB direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates. While significant, the Statement of Protocol is only a first step. Uncertainties still exist as to whether and how this Statement of Protocol will be implemented.

For more detailed information, see “Risk Factors — Risks Related to Doing Business in China — Although the audit report included in this prospectus is prepared by U.S. auditors who are currently inspected by the PCAOB, there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our Ordinary Shares may be prohibited under the HFCA Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus, would reduce the time before our Ordinary Shares may be prohibited from trading or delisted.”

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•        being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

•        not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

•        reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

•        exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our Ordinary Shares pursuant to this offering. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of The Nasdaq Stock Market LLC, or Nasdaq, we may comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

•        Exemption from filing quarterly reports on Form 10-Q or provide current reports on Form 8-K disclosing significant events within four (4) days of their occurrence.

•        Exemption from Section 16 rules regarding sales of Ordinary Shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

•        Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four (4) business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

•        Exemption from the requirement that our board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

•        Exemption from the requirements that director nominees are selected, or recommended for selection by our board of directors, either by (i) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to the BVI requirements in lieu of many of the Nasdaq corporate governance rules, we intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers.

Implication of Being a Controlled Company

We are and will continue, following this offering, to be a “controlled company” within the meaning of the Nasdaq Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We are, and will remain, a “controlled company” as defined under the Nasdaq Stock Market Rules. As at the date of this prospectus, 100% of the issued share capital of the Company is owned by Pioneer East Investment Development Limited, which in turn is owned 70% by Mr. Wong Man Hin, Max, our Director. Mr. Wong Man Hin, Max therefore beneficially owns 70% of our total voting power as at the date of this prospectus. Following completion of this offering, 87.0% of the issued share capital of the Company will be owned by Pioneer East Investment Development Limited and Mr. Wong Man Hin, Max will in turn beneficially own 60.9% of our total voting power. For so long as we are a controlled company, we are permitted to elect not to comply with certain stock exchange rules regarding corporate governance, including the following requirements:

–       that a majority of its board of directors consist of independent directors;

–       that its director nominees be selected or recommended for the board’s selection by a majority of the board’s independent directors in a vote in which only independent directors participate or by a nominating committee comprised solely of independent directors, in either case, with a formal written charter or board resolutions, as applicable, addressing the nominations process and such related matters as may be required under the federal securities laws; and

–       that its compensation committee be composed solely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption after we complete this offering. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors after we complete this offering. (See “Risk Factors — Risks Related to Our Ordinary Shares — We will be a “controlled company” within the meaning of Nasdaq rules and we will qualify for and may rely on exemptions from certain corporate governance requirements.”)

Impact of COVID-19

The ongoing outbreak of a novel strain of coronavirus (“COVID-19”) has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities globally for the past years. In March 2020, the World Health Organization declared COVID-19 as a pandemic. A recent outbreak of the Omicron variant of COVID-19 worldwide also forced new orders on temporary lockdown or social distancing in some countries or regions, in particular the tightened social distancing and quarantine orders in Hong Kong and the lockdown orders in several cities in China in which our customers and suppliers operate. Given the rapidly expanding nature of the COVID-19 pandemic, and because a substantial proportion of our business operations and our workforce are concentrated in Hong Kong and China, we believe there is a risk that our business, results of operations, and financial condition will be adversely affected. Potential impact to our results of operations will also depend on future developments and new information that may emerge regarding the duration and severity of COVID-19 and the actions taken by government authorities and other entities to contain COVID-19 or mitigate its impact, almost all of which are beyond our control.

The impact of COVID-19 on our business, financial conditions, and operating results includes, but is not limited to the following:

–       As at the date of this prospectus, our companies resumed work. However, due to the quarantine policy in different region, some workers of our operating subsidiaries were unable to return to the working sites on time.

–       We delayed deliveries of the products in some countries or regions including the U.S., Europe, China and Hong Kong.

Because of the uncertainty surrounding the COVID-19 outbreak, business disruption and its financial impact related to the outbreak of and response to COVID-19 cannot be reasonably estimated at this time. We believe that our current cash and cash equivalents and our anticipated cash flows from operations will be sufficient to meet our anticipated working capital requirements and capital expenditures for the next 12 months. We may, however, need additional capital in the future to fund our continuing operations. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. In addition, the COVID-19 outbreak was declared to be a pandemic by the World Health Organization on March 10, 2020. Actions taken around the world to help mitigate the spread of COVID-19 include restrictions on travel, and quarantines in certain areas, and forced closures for certain types of public places and businesses. During the years ended March 31, 2022 and 2021, COVID-19 has had a limited impact on the Company’s operations. However, it could impact economies and financial markets, resulting in an economic downturn that could impact our ability to raise capital or slow down potential business opportunities. There are still uncertainties of COVID-19’s future impact, and the extent of the impact will depend on a number of factors, including the duration and severity of the pandemic; and the macroeconomic impact of government measures to contain the spread of COVID-19 and related government stimulus measures. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Corporate Information

Our principal executive office is located at 2/F, Decca Industrial Centre, 21 Cheung Lee Street, Chai Wan, Hong Kong. Our telephone number is (+852) 2896 2699. Our registered office in the BVI is located at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor New York, NY 10168. Our website is located at www.decca.com.hk. Information contained on, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus.

The Offering(1)

Securities being offered:	6,000,000 Ordinary Shares on a firm commitment basis.
Initial public offering price:	We estimate the initial public offering price will be between $4.00 and $7.00 per ordinary share.
Number of Ordinary Shares outstanding before this offering:	40,000,000 Ordinary Shares.
Number of Ordinary Shares outstanding after this offering:	46,000,000 Ordinary Shares.
Use of proceeds:

Based upon an initial public offering price of $[            ] per Share, we estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts and the estimated offering expenses payable by us, of approximately $[            ] if the underwriters do not exercise their over-allotment option, and $[            ] if the underwriters exercise their over-allotment option in full,            , after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

We plan to use the net proceeds of this offering as follows:

•   Approximately 20% for developing more sales channels for individual customers globally;

•   Approximately 20% for expanding more showrooms and distributors to increase the market share in North America and Europe;

•   Approximately 20% for developing more brands and designs on products;

•   Approximately 20% for spending on potential mergers and acquisitions, which would expand our manufacturing facilities; and

•   The balance to fund working capital and for other general corporate purposes.

For more information on the use of proceeds, see “Use of Proceeds” on page 42.

Lock-up:

All of our Directors, officers and principal shareholders (defined as owners of 5% or more of our Ordinary Shares) have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of 180 days from the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Proposed Nasdaq symbol:	We intend to apply to have our Ordinary Shares listed on the Nasdaq Capital Market under the symbol “DCCA”.
Risk factors:

Investing in our Ordinary Shares is highly speculative and involves a high degree of risk. As an investor you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 16.

Unless otherwise indicated, all information contained in this prospectus assumes no exercise of the underwriters’ over-allotment option or the representative’s warrants and is based on 40,000,000 Ordinary Shares outstanding as of the date of this prospectus.

RISK FACTORS

An investment in our Ordinary Shares involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information appearing elsewhere in this prospectus, before deciding to invest in our Ordinary Shares. The occurrence of any of the following risks could have a material adverse effect on our business, financial condition, results of operations and future growth prospects. In these circumstances, the market price of our Ordinary Shares could decline, and you may lose all or part of your investment.

Risks Related to Our Business and Industry

We rely on a principal product category of custom made wooden furniture.

For the years ended March 31, 2022 and 2021, income derived from custom made wooden furniture and architectural fixtures and fittings accounted for about 63% and 59% respectively of our Group’s total revenue. If the market demand for these wooden products declines, our Group’s operations could be adversely affected.

We rely significantly on our major projects.

For the years ended March 31, 2022 and 2021, our Group’s five largest projects accounted for about 18% and 21% respectively of our total revenue, and our Group’s largest project accounted for about 6% and 7% respectively of our total turnover. Our Group’s five largest projects for the years ended March 31, 2022 and 2021 are all building works contracts in Hong Kong and China for some private housings and reputable companies in fashion and clothing, with contract terms of one to two years and individual contract sum of at least HKD 12 million. There is no guarantee that these project companies will continue to conduct business with our Group in the future. In the event that these customers cease their business relationships with our Group and we are unable to find new customers, our business and profitability may be adversely affected.

Our operation is subject to the state of the property market and, in particular, the hotel sector.

For the years ended March 31, 2022 and 2021, sales to property owners or occupiers of commercial properties and, in particular, to owners or operators of luxury hotels and serviced apartments accounted for about 10% and 12%, respectively of our Group’s turnover, representing a significant part of our business. Any significant decline in the worldwide property market and, in particular, in the hotel sector could have a negative impact on the business of our Group.

We are subject to renewal of qualification permits, licenses and land use rights from time to time.

In order to carry out wooden furniture and architectural fixtures and fittings manufacturing and interior building works in China, our Group has obtained certain qualification permits and licenses from the authorities in China for our PRC Operating Subsidiaries. These qualification permits and licenses are subject to annual or regular renewal by the relevant authorities. In the event that any such qualification permits and licenses are not renewed by the relevant authorities, our operation may be adversely affected.

Our Group holds and occupies an industrial complex comprising 12 industrial and warehouse buildings and a dormitory building located at Nan Chu Industrial Park, Dalingshan Town, Dongguan, Guangdong Province, China and the land has been held and occupied by our Group since 1988 under an arrangement with Hong Kong Nan Chu Industrial Park Development Limited where we acquired the land use rights for the site for a term of 30 years. Due to the local government policy, the occupation and land use rights of the land was re-arranged from 2014 and our Group, through one of our PRC Operating Subsidiaries, Dongguan Decca Furniture Co. Ltd., entered into an agreement with the local government in Dalingshan Town, Dongguan to acquire the land use rights for the site for a term of 40 years. The remaining term of this arrangement is about 33 years. Upon the expiry of this term, there is no guarantee that we will be able to renew its land use rights with the local government in Dalingshan Town, Dongguan. Our Group’s operations could be adversely affected if we cannot renew its land use rights. In addition, the dormitory building at our Group’s manufacturing facility has been built outside the area where we have acquired land use rights under the arrangement described above. There are possible risks that either the relevant authority may reclaim the land without paying any compensation to us or the actual owner of the land on which the dormitory building is erected or the actual owner of the land use rights thereof may claim compensation from our Group for unauthorized use of the land during the relevant period.

Our business is subject to environmental risks.

Our Group’s business is subject to Chinese environmental protection laws and regulations which, among other things:

–       impose fees for the discharge of waste substances;

–       require the payment of fines for environmental pollution; and

–       provide that the government may, at its discretion, close or suspend any facility which fails to comply with orders requiring closure of operations causing environmental damage or steps to be taken to remedy or cure such damage.

Although our Directors believe that all of our Group’s facilities and operations are in compliance with the requirements of the relevant environmental protection laws and regulations, amendment of the existing laws or regulations may impose additional or more stringent requirements and our Group’s compliance with such laws or regulations may require our Group to incur significant capital expenditure or other obligations or liabilities, which could have a material adverse effect on our Group’s business, results of operations and financial condition.

We face competition in the industry and may lose our competitive edge to our competitors.

Based on our Group’s decades of experience in the manufacture of custom made wooden furniture, architectural fixtures and fittings and the interior works contract business, we believe that our Group is one of the best regarded and largest groups in Hong Kong engaged in the manufacture of custom made wooden furniture and architectural fixtures and fittings and interior works contracting. Our Group’s ability to secure contracts depends on our market reputation, pricing, experience and relationship with customers around the world. Presently, a large number of relatively smaller companies and a small number of larger companies compete with our Group in Hong Kong and China and we believe that competition in this business is strong. If competition escalates in the future, the profitability of our business may be adversely affected.

We may incur operating losses in the future, and may not achieve or maintain profitability in the future.

We may incur operating losses in the future. We expect our operating expenses to increase in the future as we continue to expand our operating and retail infrastructure, including adding new showrooms, increasing sales and marketing efforts, expanding into new geographies, developing new products, and in connection with legal, accounting, and other expenses related to operating as a new public company. These efforts and additional expenses may be more costly than we expect, and we cannot guarantee that we will be able to increase our net revenue to offset our operating expenses. Our net revenue growth may slow or our net revenue may decline for a number of other reasons, including reduced demand for our products, increased competition, a decrease in the growth or reduction in size of our overall market, the impacts to our business from the COVID-19 pandemic, or if we cannot capitalize on growth opportunities. If our revenue does not grow at a greater rate than our operating expenses, we will not be able to maintain profitability.

We depend on our management’s and other team members’ experience and knowledge of our industry.

We are currently managed by a group of experienced senior executives, including our Directors and other key team members with substantial knowledge and understanding of the industry sector in which we operate. Our success and future growth depend largely upon the continued services of our management team. If, for any reason, our executives do not continue to be active in management, or we lose such persons, or other key team members, or we fail to identify and/or recruit for current or future positions of need, our business, financial condition or results of operations could be adversely affected.

The supply and cost of lumber and veneer may affect our business.

The principal raw materials used by our Group are lumber and veneer. Due to the seasonal nature of timber logging, there may be a temporary shortage of certain species of wood. These shortages tend to be of about three months’ duration and usually occur around the end of year. Our Directors recognize the importance to our business of storing a sufficient supply of lumber and veneer. However, difficulties in obtaining an adequate supply of lumber and veneer could have adverse consequences for our Group. Over the years ended March 31, 2022 and 2021, our Directors believe that the prices paid by us for lumber and veneer are reasonably stable, taken as a whole. We have not experienced any substantial increases in lumber or veneer prices during the track record period, taken as a whole, from year to year and our Directors are not aware of any factors which would cause such a substantial increase in prices. However, any substantial increase in the prices of lumber or veneer could affect adversely the business of our Group.

Our business and operating results may be harmed if we are unable to timely and effectively deliver merchandise to our clients and manage our supply chain.

If we are unable to effectively manage our inventory levels and the responsiveness of our supply chain, including predicting the appropriate levels and type of inventory to stock within our distribution facility, our business and operating results may be harmed. Demand for our products is influenced by certain factors, like the popularity of certain showroom aesthetics, cultural and demographic trends, marketing and advertising expenditures, and general economic conditions, all of which can change rapidly and result in a quick shift in consumer demand. As a result, consumer preferences cannot be predicted with certainty and may change between selling seasons. We must be able to stay current with preferences and trends in our brands and address the consumer tastes for each of our target consumer demographics. We may not always be able to respond quickly and effectively to changes in consumer taste and demand due to the amount of time and financial resources that may be required to bring new products to market or to constraints in our supply chain if our vendors do not have the capacity to handle elevated levels of demand for part or all of our orders or could experience delays in production for our products. If we misjudge either the market for our merchandise or our clients’ purchasing habits or we experience continued or lengthy delays in fulfilling client demand, our clients could shop with our competitors instead of us, which could harm our business. The inability to respond quickly to market changes could have an impact on our expected growth potential and the growth potential of the market.

Our financial performance is affected by the revenue recognition on service contracts.

The recognition of revenue arising from interior building works or service contracts of our Group is based on the percentage of completion method. Under this method, revenue arising from such contracts is recognized in the relevant reporting periods by reference to the percentage of costs incurred to date compared to the estimated total costs for the services. Where it is probable that total contract costs will exceed total contract revenue for a contract, the excess of costs over revenue is recognized as an expense immediately. Hence, any delay in the completion of such service contracts may result in cost overruns which will reduce our financial performance and profitability.

Our business relies on successful tendering for contracts.

Contracts for interior building works and the manufacture of custom made furniture are usually awarded by tender. The reputation of our Group and our competitive pricing are the most important factors in securing contracts. For the years ended March 31, 2022 and 2021, the success rate of our Group in securing a contract with transaction amount over HK$1,000,000 through tendering was about 30% and 40% in terms of the number of tenders submitted by us. However, there is no guarantee that this success rate can be sustained at this level and any substantial reduction in the success rate could have adverse consequences for our Group.

Our continued success is substantially dependent on our positive brand identity.

The success of our operations is dependent, in part, on our ability to preserve, grow and utilize the value of our reputation as a top-quality brand in custom made wooden furniture. Reputational value is based in large part on perceptions of subjective qualities, and even isolated incidents may erode our clients’ trust and confidence in our brand and products. Damage to our reputation could arise from product failures, data privacy or security incidents, litigation or various forms of adverse publicity, especially in social media outlets, and may generate negative client sentiment, and could have an adverse impact on our business and results of operations.

We believe that maintaining and enhancing our brand is integral to the future of our business and to the implementation of our strategies for expanding our business. This will require us to continue to make investments in areas such as marketing and advertising, as well as the day-to-day investments required for the operations of our showrooms, website operations and employee training. Our brand image may be diminished if new products, services or other businesses fail to maintain or enhance our distinctive brand image. Any failure to maintain a strong brand image could have a material adverse effect on our sales, results of operations, financial performance and prospects.

Our ability to attract clients to our showrooms depends heavily on successfully locating our showrooms in suitable locations.

We believe our showrooms and our client’s showroom experience are key for generating and increasing revenue. Revenues at our showrooms are derived, in part, from the volume of foot traffic in these locations. Showroom locations may become unsuitable due to, and our revenue volume and client traffic generally may be harmed by, among other things:

•        economic downturns in a particular area;

•        competition from nearby retailers selling similar products;

•        changing client demographics in a particular market;

•        changing preferences of clients in a particular market;

•        the closing or decline in popularity of other businesses located near our showroom;

•        reduced client foot traffic outside a showroom location; and

•        showroom impairments due to pandemic, terrorism, protest or periods or civil unrest or other natural disasters.

Even if a showroom location becomes unsuitable, we will generally be unable to cancel the long-term lease associated with such showroom. Accordingly, there can be no assurance that we will be able to achieve our growth targets by successfully implementing our growth strategy and achieving our targeted increase in revenue at such new showrooms. Such risks, in addition to potential difficulties in obtaining any required licenses and permits, unavailability of desired showroom locations, delays in the acquisition or opening of new showrooms, delays or costs resulting from a decrease in commercial development due to capital restraints, difficulties in staffing and operating new showroom locations or a lack of client acceptance of showrooms in new market areas, could lead to significant costs and delays and may negatively impact our showroom growth, the profitability associated with our showrooms and our future financial performance.

Legal, political, and economic uncertainty surrounding the exit of the United Kingdom from the EU may be a source of instability to international markets, create significant currency fluctuations, create logistic and other customs-related complexities, adversely affect our operations in the United Kingdom and pose additional risks to our business, financial condition, and results of operations.

In connection with the United Kingdom’s withdrawal from the EU (“Brexit”), the United Kingdom ceased to be an EU Member State and ratified a trade and cooperation agreement governing its future relationship with the EU. The agreement, which is being applied provisionally from January 1, 2021 until it is ratified by the European Parliament and the Council of the European Union, addresses trade, economic arrangements, law enforcement, judicial cooperation and a governance framework including procedures for dispute resolution, among other things. Because this agreement merely sets forth a framework in many respects and will require complex additional bilateral negotiations between the United Kingdom and the EU as both parties continue to work on the rules for implementation, significant political and economic uncertainty remains about how the precise terms of the relationship between the parties will differ from the terms before withdrawal. The ongoing uncertainty related to Brexit has negatively impacted the United Kingdom’s economy, and will likely continue to have a negative impact until the United Kingdom and EU reach definitive resolutions on any outstanding trade and legal matters. These developments, or the perception that any related developments could occur, have had and may continue to have a material adverse effect on global economic conditions and financial markets, and could significantly reduce global market liquidity and restrict the ability of key market participants to operate in certain financial markets.

Although it is difficult to predict the impact of Brexit on our business conducted in the United Kingdom and the EU, Brexit may lead to additional complexities and difficulties relating to shipment of products to customers, customs formalities and previously inapplicable procedures, resulting in shipping delays and reducing customers satisfaction. Additionally, we may face new regulations in numerous fields, including data privacy, customers rights, trade, aviation, tax, security, and employees, among others, in the United Kingdom which may require us to amend or adjust our products and services. Compliance with such regulations could be costly, negatively impacting our business, results of operations, and financial condition. Furthermore, rapid change to or uncertainty regarding currency fluctuations, applicable customs clearance costs, tariffs and tax rates in the United Kingdom and the EU as a result of Brexit may make it difficult to calculate accurate landed costs and which may cause customers dissatisfaction for our products and services.

Our business has been and may continue to be affected by the significant and widespread risks posed by the COVID-19 pandemic or a similar outbreak of an infectious disease.

The global outbreak of COVID-19 and resulting health crisis has caused, and continues to cause, significant and widespread disruptions to the U.S. and global economies, financial and consumer markets, and our business. The COVID-19 outbreak in the first quarter of fiscal year 2020 caused disruptions to our business operations around the world including Asia, Europe and the U.S.

During the course of the COVID-19 pandemic, our subsidiaries and showrooms in different countries followed strictly the measures implemented by the local governments from where they are located at. Public health officials and other governmental authorities have imposed and may impose new mitigation measures, regulations and requirements to address the spread of COVID-19. Public health officials and other governmental authorities also have imposed directives and may impose additional directives that could require changes in our business practices. The scope and duration of these mitigation measures and directives continue to evolve throughout the course of the COVID-19 pandemic. Depending on the future course of COVID-19 and further outbreaks, we may experience further restrictions and temporary closures of our showrooms and retail locations.

Although we have continued to serve our clients and operate our business throughout the COVID-19 pandemic, there can be no assurance that future events will not have an effect on our business, results of operations or financial condition because the extent and duration of the health crisis remains uncertain. Future adverse developments in connection with the COVID-19 crisis, including further outbreaks and new strains or variants of COVID-19, evolving international, federal, state and local restrictions and safety regulations in response to COVID-19, changes in consumer behavior and health concerns, the pace of economic activity in the wake of COVID-19, or other similar issues could adversely affect our business, results of operations or financial condition in the future, or our financial results and business performance in future periods.

Due to COVID-19, we have experienced, and expect to continue to experience, constraints in our merchandise supply chain, which have resulted in delays in the manufacture, supply, distribution, transportation and delivery of our products and our inventory levels. We anticipate that the business conditions related to COVID-19 will continue to adversely affect the capacity of our vendors and supply chain to meet our merchandise demand levels during the year ending March 31, 2022. We expect that our supply chain may catch up to demand in the foreseeable future, but business circumstances and operational conditions in numerous international locations where our vendors operate cannot be predicted with certainty.

Risks Related to Our Corporate Structure

We rely on dividends and other distributions on equity paid by our subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

Our Company is a holding company, and we rely on dividends and other distributions on equity paid by our subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. If any of our subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Any limitation on the ability of our operating subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Ordinary Share.

To implement Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting. Prior to filing the registration statement of which this prospectus is a part, we were a private company with limited accounting personnel and other resources for addressing our internal control over financial reporting. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements for the years ended March 31, 2021 and 2020, we and our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting as well as other control deficiencies for the above mentioned periods. As defined in the standards established by the Public Company Accounting Oversight Board (“PCAOB”) of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness identified related to (1) our lack of sufficient full-time personnel with appropriate levels of accounting knowledge and experience to monitor the daily recording of transactions, address complex U.S. GAAP accounting issues and to prepare and review financial statements and related disclosures under U.S. GAAP; (2) our lack of a functional internal audit department or personnel that monitors the consistencies of the preventive internal control procedures as well as adequate policies and procedures in internal audit function to ensure that our policies and procedures have been carried out as planned; (3) our lack of proper procedures developed and implemented for system security and access as well as segregation of duties in relation to the system; (4) our lack of proper procedures developed for system development, program change management policies and critical change management control processes and procedures; and (5) our lack of proper procedures developed and implemented for IT policy and procedure as well as operating system security management control; (6) our lack of proper procedures developed and implemented for risk and vulnerability assessment; (7) our lack of proper procedures developed and implemented for data backup and recovery management.

We intent to implement measures designed to improve our internal control over financial reporting to address the underlying causes of these material weaknesses, including (i) hiring more qualified staff to fill up the key roles in the operations; (ii) setting up a financial and system control framework with formal documentation of polices and controls in place; and (iii) appointing independent Directors, establishing an audit committee and strengthening corporate governance. We intent to implement the above measures prior to the listing and we expect the remediation to be completed upon listing.

We will be subject to the requirement that we maintain internal controls and that management perform periodic evaluation of the effectiveness of the internal controls. Effective internal control over financial reporting is important to prevent fraud. As a result, our business, financial condition, results of operations and prospects, as well as the market for and trading price of our Ordinary Shares, may be materially and adversely affected if we do not have effective internal controls. We may not discover any problems in a timely manner and current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Ordinary Shares. The absence of internal controls over financial reporting may inhibit investors from purchasing our Ordinary Shares and may make it more difficult for us to raise funds in a debt or equity financing. Additional material weaknesses or significant deficiencies may be identified in the future. If we identify such issues or if we are unable to produce accurate and timely financial statements, our stock price may decline and we may be unable to maintain compliance with the Nasdaq Listing Rules.

Risks Related to Doing Business in China

Due to the long arm provisions under the current PRC laws and regulations, the Chinese government may exercise significant oversight and discretion over the conduct of our business and may intervene in or influence our operations at any time, which could result in a material change in our operations and/or the value of our Ordinary Shares. Changes in the policies, regulations, rules, and the enforcement of laws of the Chinese government may also be quick with little advance notice and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system cannot be certain.

Our Company is a holding company and we conduct our operation through our operating subsidiary in Europe, the U.S. and Asia, primarily in Hong Kong and China. As at the date of this prospectus, we are not materially affected by recent statements by the Chinese Government indicating an extent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers. However, due to long arm provisions under the current PRC laws and regulations, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. The PRC government may choose to exercise significant oversight and discretion, and the policies, regulations, rules, and the enforcement of laws of the Chinese government to which we are subject may change rapidly and with little advance notice to us or our shareholders. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in the PRC and our assertions and beliefs of the risk imposed by the PRC legal and regulatory system are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and inconsistently with our current policies and practices. New laws, regulations, and other government directives in the PRC may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

•        delay or impede our development;

•        result in negative publicity or increase our operating costs;

•        require significant management time and attention; and

•        subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

We are aware that recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange.

Chinese government may intervene or influence our operations at any time or may exert more control over offerings conducted overseas and foreign investment in China-based issuers, which may result in a material change in our operations and/or the value of our Ordinary Shares. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case that restrict or otherwise unfavorably impact the ability or way we conduct our business and could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented, our business, financial condition and results of operations could be adversely affected as well as materially decrease the value of our Ordinary Shares, potentially rendering it worthless.

If the Chinese government chooses to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China based issuers, such action may significantly limit or completely hinder our ability to offer or continue to offer Ordinary Shares to investors and cause the value of our Ordinary Shares to significantly decline or be worthless.

Recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China-based issuers. On July 6, 2021, the General Office of the Communist Party of China Central Committee and the General Office of the State Council jointly issued a document to crack down on illegal activities in the securities market and promote the high-quality development of the capital market, which, among other things, requires the relevant governmental authorities to strengthen cross-border oversight of law-enforcement and judicial cooperation, to enhance supervision over China-based companies listed overseas, and to establish and improve the system of extraterritorial application of the PRC securities laws. On December 24, 2021, the CSRC published the Provisions of the State Council on the Administration of Overseas Securities Offering and Listing by Domestic Companies (the “Administration Provisions”), and the Administrative Measures for the Filing of Overseas Securities Offering and Listing by Domestic Companies (the “Measures”) for public comment.

Furthermore, on December 28, 2021, the CAC, the National Development and Reform Commission (“NDRC”), and several other administrations jointly issued the revised Measures for Cybersecurity Review, or the “Revised Review Measures”, which became effective and replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Moreover, the CAC released the draft of the Regulations on Network Data Security Management in November 2021 for public consultation, which among other things, stipulates that a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year. On July 7, 2022, the CAC released the Measures for the Security Assessment of Cross-Border Data, which will become effective on September 1, 2022. According to the Measures for the Security Assessment of Cross-Border Data, where a data processor provides data abroad under any of the following circumstances, it shall apply for exit security assessment of data to the national cyberspace administration through the local provincial cyberspace administration: (1) the data processor provides important data abroad; (2) the operators of key information infrastructure and data processors that process the personal information of more than 1 million people provide personal information abroad; (3) data processors who have provided 100,000 personal information or 10,000 sensitive personal information abroad since January 1 of last year provide personal information abroad; and (4) other situations required for security assessment as stipulated by the state cyberspace administration. Given the recency of the issuance of the Measures for the Security Assessment of Cross-Border Data and their pending effectiveness, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation.

We manufacture and sell a range of furniture primarily in Hong Kong and China. Our subsidiaries in Hong Kong and China may collect and store certain data (including certain personal information) from our clients for “Know Your Customers” purpose, who may be PRC individuals. As of the date of this prospectus, we have collected and stored personal information of fewer than 100 PRC individual clients. As a result, the likelihood of us being subject to the review of the CAC is remote. As of the date of this prospectus, we have been advised by DeHeng Law Offices (Shenzhen), our counsel as to PRC law, that our registered public offering in the U.S. is not subject to the review or prior approval of the CAC or the CSRC, and we reasonably believe that we are fully compliant with the regulations or policies that have been issued by the CAC to date. Uncertainties still exist, however, due to the possibility that laws, regulations, or policies in China could change rapidly in the future. Any future action by the PRC government expanding the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company with some of our operations conducted in China. We may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries, or we may establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, or we may acquire offshore entities with business operations in China in an offshore transaction.

Most of these ways discussed above are subject to PRC regulations and approvals or registration. If we decide to finance our wholly owned PRC subsidiary by means of capital contributions, these capital contributions are subject to registration with the State Administration for Market Regulation or its local branch, reporting of foreign investment information with the Ministry of Commerce, or registration with other governmental authorities in China. If we provide funding to our wholly foreign-owned subsidiaries through shareholder loans, (a) in the event that the foreign debt management mechanism as provided in the Measures for Foreign Debts Registration and Administration and other relevant rules applies, the balance of such loans cannot exceed the difference between the total investment and the registered capital of the subsidiaries and we will need to register such loans with the SAFE or its local branches, or (b) in the event that the mechanism as provided in the Notice of the People’s Bank of China on Matters concerning the Macro-Prudential Management of Full-Covered Cross-Border Financing, or PBOC Notice No. 9, applies, the balance of such loans will be subject to the risk-weighted approach and the net asset limits and we will need to file the loans with the SAFE in its information system pursuant to applicable requirements and guidelines issued by the SAFE or its local branches. Pursuant to PBOC Notice No.9, upon expiry of the one-year transition period commencing on January 11, 2017, the PBOC and the SAFE would determine the cross-border financing administration mechanism for the FIEs after evaluating the overall results of implementing PBOC Notice No.9. As of the date of this prospectus, neither the PBOC nor the SAFE has promulgated and made public any further rules, regulations, notices, or circulars in this regard. However, it is uncertain what mechanism will be adopted by the PBOC and the SAFE in the future and what statutory limits will be imposed on loans provided by an offshore entity like our Company to its PRC subsidiaries.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, or at all, with respect to future loans to our PRC subsidiaries or future capital contributions by us to our PRC subsidiaries. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Although the audit report included in this prospectus is prepared by U.S. auditors who are currently inspected by the PCAOB, there is no guarantee that future audit reports will be prepared by auditors inspected by the PCAOB and, as such, in the future investors may be deprived of the benefits of such inspection. Furthermore, trading in our Ordinary Shares may be prohibited under the HFCA Act if the SEC subsequently determines our audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely, and as a result, U.S. national securities exchanges, such as the Nasdaq, may determine to delist our securities. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus, would reduce the time before our Ordinary Shares may be prohibited from trading or delisted.

As an auditor of companies that are registered with the SEC and publicly traded in the United States and a firm registered with the PCAOB, our auditor is required under the laws of the United States to undergo regular inspections by the PCAOB to assess their compliance with the laws of the United States and professional standards. The PCAOB is currently unable to conduct inspections without the approval of the Chinese government authorities. Inspections of other auditors conducted by the PCAOB outside mainland China have at times identified deficiencies in those auditors’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The lack of PCAOB inspections of audit work undertaken in mainland China prevents the PCAOB from regularly evaluating auditors’ audits and their quality control procedures. As a result, if there is any component of our auditor’s work papers become located in mainland China in the future, such work papers will not be subject to inspection by the PCAOB. As a result, investors would be deprived of such PCAOB inspections, which could result in limitations or restrictions to our access of the U.S. capital markets.

On May 20, 2020, the U.S. Senate passed the HFCA Act, which includes requirements for the SEC to identify issuers whose audit work is performed by auditors that the PCAOB is unable to inspect or investigate completely because of a restriction imposed by a non-U.S. authority in the auditor’s local jurisdiction. The U.S. House of Representatives passed the HFCA Act on December 2, 2020, and the HFCA Act was signed into law on December 18, 2020. Additionally, in July 2020, the U.S. President’s Working Group on Financial Markets issued recommendations for actions that can be taken by the executive branch, the SEC, the PCAOB or other federal agencies and department with respect to Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the United States. In response, on November 23, 2020, the SEC issued guidance highlighting certain risks (and their implications to U.S. investors) associated with investments in China-based issuers and summarizing enhanced disclosures the SEC recommends China-based issuers make regarding such risks.

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements in the HFCA Act. On December 2, 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year under a process to be subsequently established by the SEC. The final amendments require any identified registrant to submit documentation to the SEC establishing that the registrant is not owned or controlled by a government entity in the public accounting firm’s foreign jurisdiction, and also require, among other things, disclosure in the registrant’s annual report regarding the audit arrangements of, and government influence on, such registrants. Under the HFCA Act, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in our Ordinary Shares being delisted.

On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if enacted, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, and thus, would reduce the time before our Ordinary Shares may be prohibited from trading or delisted.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCA Act, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether the Board is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On November 5, 2021, the SEC approved the PCAOB’s Rule 6100, Board Determinations Under the Holding Foreign Companies Accountable Act. Rule 6100 provides a framework for the PCAOB to use when determining, as contemplated under the HFCA Act, whether it is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 16, 2021, the PCAOB issued a report on its determinations that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in Mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. The PCAOB made its determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfills its responsibilities under the HFCA Act. The report further listed in its Appendix A and Appendix B, Registered Public Accounting Firms Subject to the Mainland China Determination and Registered Public Accounting Firms Subject to the Hong Kong Determination, respectively. Our auditor, Friedman LLP is headquartered in Manhattan, New York, and did not appear as part of the report under the lists in its appendix A or appendix B.

On August 26, 2022, the PCAOB signed a Statement of Protocol with the CSRC and the Ministry of Finance of the PRC, taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in Mainland China and Hong Kong. The Statement of Protocol gives the PCAOB sole discretion to select the firms, audit engagements and potential violations it inspects and investigates and put in place procedures for PCAOB inspectors and investigators to view complete audit work papers with all information included and for the PCAOB to retain information as needed. In addition, the Statement of Protocol grants the PCAOB direct access to interview and take testimony from all personnel associated with the audits the PCAOB inspects or investigates. While significant, the Statement of Protocol is only a first step. Uncertainties still exist as to whether and how this Statement of Protocol will be implemented.

The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. Future developments in respect of increasing U.S. regulatory access to audit information are uncertain, as the legislative developments are subject to the legislative process and the regulatory developments are subject to the rule-making process and other administrative procedures.

While we understand that there has been dialogue among the CSRC, the SEC and the PCAOB regarding the inspection of PCAOB-registered accounting firms in mainland China, there can be no assurance that we will be able to comply with requirements imposed by U.S. regulators if there is significant change to current political arrangements between mainland China and Hong Kong, or if any component of our auditor’s work papers become located in mainland China in the future. Delisting of our Ordinary Shares would force holders of our Ordinary Shares to sell their Ordinary Shares. The market price of our Ordinary Shares could be adversely affected as a result of anticipated negative impacts of these executive or legislative actions upon, regardless of whether these executive or legislative actions are implemented and regardless of our actual operating performance.

We may become subject to a variety of laws and other obligations regarding data protection, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business, financial condition and results of operations.

We conduct our operation through our operating subsidiaries in Europe, the U.S. and Asia, primarily in Hong Kong and China. As such we may become subject to PRC laws relating to the collection, use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data. These laws apply not only to third-party transactions, but also other parties with which we have commercial relations. These laws continue to develop, and the PRC government may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities.

The PRC Data Security Law, which was promulgated by the Standing Committee of the National People’s Congress on June 10, 2021 and took effect on September 1, 2021, requires data collection to be conducted in a legitimate and proper manner, and stipulates that, for the purpose of data protection, data processing activities must be conducted based on data classification and hierarchical protection system for data security. According to the Data Security Law, if our data processing activities were found to be not in compliance with this law, we could be ordered to make corrections, and under certain serious circumstances, such as severe data divulgence, we could be subject to penalties, including the revocation of our business licenses or other permits. Furthermore, the recently issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law require (i) speeding up the revision of the provisions on strengthening the confidentiality and archives management relating to overseas issuance and listing of securities and (ii) improving the laws and regulations relating to data security, cross-border data flow, and management of confidential information. As there remain uncertainties regarding the further interpretation and implementation of those laws and regulations, we cannot assure you that we will be compliant such new regulations in all respects, and we may be ordered to rectify and terminate any actions that are deemed illegal by the regulatory authorities and become subject to fines and other sanctions. As a result, we may be required to suspend our relevant businesses or face other penalties, which may materially and adversely affect our business, financial condition, and results of operations.

If we fail to comply with work safety or environmental regulations, we could be exposed to penalties, fines, suspensions or action in other forms.

Our operations are subject to the work safety, fire safety and environmental protection laws and regulations promulgated by the PRC government. These laws and regulations require us to maintain safe working conditions and adopt effective measures to control and properly dispose of solid waste and other environmental pollutants. We could be exposed to penalties, fines, suspensions or actions in other forms if we fail to comply with these laws and regulations. The laws and regulations in China may be amended from time to time and changes in those laws and regulations may cause us to incur additional costs in order to comply with the more stringent rules. In the event that changes to existing laws and regulations require us to incur additional compliance costs or require costly changes to our production process, our costs could increase and we may suffer a decline in sales for certain products, as a result of which our business, results of operations and financial condition could be materially and adversely affected.

Increases in labor costs and enforcement of stricter labor laws and regulations in China and our additional payments of statutory employee benefits may adversely affect our business and profitability.

The average wage in China has increased in recent years and is expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our customers, our profitability and results of operations may be materially and adversely affected. In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing funds, medical insurance, work related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law and its implementation rules, employers are subject to stricter requirements in terms of signing labor contracts, paying remuneration, determining the term of employee’s probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the PRC Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

Pursuant to PRC laws and regulations, companies registered and operating in China are required to apply for social insurance registration and housing fund deposit registration within 30 days of their establishment and to pay for their employees different social insurance including pension insurance, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to the extent required by law. According to the Social Insurance Law, if an employing entity does not pay the full amount of social insurance premiums as scheduled or required, the social insurance premium collection institution shall order it to make the payment or make up the difference within the stipulated period and impose a daily fine equivalent to 0.05% of the overdue payment from the day on which the payment is overdue. If the payment is not made within the prescribed time, the social insurance authority shall impose a fine ranging from one to three times of the overdue payment amount. According to the Regulations on Management of Housing Provident Funds, where an entity fails to deposit the housing provident fund in full within the time limit, it shall be ordered by the housing provident fund management center to deposit the fund within a time limit; if it still fails to deposit the fund within the time limit, the housing provident fund management center may apply to the People’s Court for enforcement. We have paid social insurance for all employees and housing provident fund for most of our employees in China. While our payment base of social insurance and housing provident fund meets the respective local government’s requirements in respect of the locations of our PRC subsidiaries, it is lower than the national legal standard. Recently, as the PRC government enhanced its enforcement measures relating to social insurance collection, we may be required to make up the contributions for our employees, and may be further subjected to late fees payment and administrative fines, which may adversely affect our financial condition and results of operations. As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our current employment practices do not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. In addition, we may incur additional expenses in order to comply with such laws and regulations, which may adversely affect our business and profitability.

The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Hong Kong subsidiaries.

On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offences — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, the former U.S. President Donald Trump signed the Hong Kong Autonomy Act, or HKAA, into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020 the U.S. government imposed HKAA-authorized sanctions on eleven individuals, including HKSAR chief executive Carrie Lam. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect the foreign financial institutions as well as any third parties or customers dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If our subsidiaries in Hong Kong are determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our business operations, financial position and results of operations could be materially and adversely affected.

A downturn in the Hong Kong, China or global economy, and economic and political policies of China could materially and adversely affect our business and financial condition.

We conduct our operation through our operating subsidiaries in Europe, the U.S. and Asia, primarily in Hong Kong and China. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in Hong Kong and China generally and by continued economic growth in Hong Kong and China as a whole. The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us.

Economic conditions in Hong Kong and China are sensitive to global economic conditions. Any prolonged slowdown in the global or Chinese economy may affect potential clients’ confidence in financial market as a whole and have a negative impact on our business, results of operations and financial condition. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

The Hong Kong legal system embodies uncertainties which could limit the legal protections available to our Company.

Hong Kong is a Special Administrative Region of the PRC and enjoys a high degree of autonomy under the “one country, two systems” principle. The Hong Kong Special Administrative Region’s constitutional document, the Basic Law, ensures that the current political situation will remain in effect for 50 years. Hong Kong has enjoyed the freedom to function in a high degree of autonomy for its affairs, including currencies, immigration and custom, independent judiciary system and parliamentary system. However, we are not in any position to guarantee the implementation of the “one country, two systems” principle and the level of autonomy as currently in place at the moment. Any changes in the state of political environment in Hong Kong may materially and adversely affect our business and operation. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the United States or other countries. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our clients.

Changes in international trade policies, trade disputes, barriers to trade, or the emergence of a trade war may dampen growth in China and other markets where the majority of our clients reside.

Political events, international trade disputes, and other business interruptions could harm or disrupt international commerce and the global economy, and could have a material adverse effect on us and our customers, service providers, and other partners. International trade disputes could result in tariffs and other protectionist measures which may materially and adversely affect our business.

Tariffs could increase the cost of the goods and products which could affect customers’ investment decisions. In addition, political uncertainty surrounding international trade disputes and the potential of the escalation to trade war and global recession could have a negative effect on customer confidence, which could materially and adversely affect our business. We may have also access to fewer business opportunities, and our operations may be negatively impacted as a result. In addition, the current and future actions or escalations by either the United States or China that affect trade relations may cause global economic turmoil and potentially have a negative impact on our markets, our business, or our results of operations, as well as the financial condition of our clients. and we cannot provide any assurances as to whether such actions will occur or the form that they may take.

Under the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China, Hong Kong is exclusively in charge of its internal affairs and external relations, while the government of the PRC is responsible for its foreign affairs and defense. As a separate customs territory, Hong Kong maintains and develops relations with foreign states and regions. However, based on recent political development, the U.S. State Department has indicated that the United States no longer considers Hong Kong to have significant autonomy from China. The Hong Kong’s preferential trade status was removed by the United States government and the United States may impose the same tariffs and other trade restrictions on exports from Hong Kong that it places on goods from mainland China. These and other recent actions may represent an escalation in political and trade tensions involving the U.S., China and Hong Kong, which could potentially harm our business.

Fluctuations in exchange rates could have a material and adverse effect on our results of operations and the value of your investment.

Our revenues and expenses will be denominated in Hong Kong dollars, Renminbi and U.S. dollar. Although the exchange rate between the Hong Kong dollar to the U.S. dollar has been pegged since 1983, we cannot assure you that the Hong Kong dollar will remain pegged to the U.S. dollar. Any significant fluctuations in the exchange rates between Hong Kong dollars to U.S. dollars may have a material adverse effect on our revenue and financial condition. For example, to the extent that we are required to convert U.S. dollars we receive from this offering into Hong Kong dollars for our operations, fluctuations in the exchange rates between Hong Kong dollars against the U.S. dollar would have an adverse effect on the amounts we receive from the conversion. We have not used any forward contracts, futures, swaps or currency borrowings to hedge our exposure to foreign currency risk.

Risks Related to our Ordinary Shares

There has been no public market for our Ordinary Shares prior to this offering, and you may not be able to resell our Shares at or above the price you pay for them, or at all.

Prior to this offering, there has not been a public market for our Ordinary Shares. We plan to apply for the listing of our Ordinary Shares on the Nasdaq Capital Market. An active public market for our Ordinary Shares, however, may not develop or be sustained after the offering, in which case the market price and liquidity of our Ordinary Shares will be materially and adversely affected.

In recent years, the stock markets generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may significantly affect the market price of our Ordinary Shares, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our Ordinary Shares shortly following this offering. If the market price of our Ordinary Shares after this offering does not ever exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

In addition, in the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Securities litigation brought against us following volatility in our share price, regardless of the merit or ultimate results of such litigation, could result in substantial costs, which would hurt our financial condition and operating results and divert management’s attention and resources from our business.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon consummation of this offering, we will incur significant legal, accounting and other expenses as a public company that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, impose various requirements on the corporate governance practices of public companies. We are an “emerging growth company,” as defined in the JOBS Act and will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a)following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Ordinary Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

Compliance with these rules and regulations increases our legal and financial compliance costs and makes some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” or until five years following the completion of our initial public offering, whichever is earlier, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 and the other rules and regulations of the SEC. For example, as a public company, we have been required to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We have incurred additional costs in obtaining director and officer liability insurance. In addition, we incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

Recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

U.S. public companies that have substantially all of their operations in China (including in Hong Kong) have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China, reiterating past SEC and PCAOB statements on matters including the difficulty associated with inspecting accounting firms and audit work papers in China and higher risks of fraud in emerging markets and the difficulty of bringing and enforcing SEC, Department of Justice and other U.S. regulatory actions, including in instances of fraud, in emerging markets generally.

On May 20, 2020, the U.S. Senate passed the HFCA Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act.

On May 21, 2021, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in a “Restrictive Market”, (ii) prohibit Restrictive Market companies from directly listing on Nasdaq Capital Market, and only permit them to list on Nasdaq Global Select or Nasdaq Global Market in connection with a direct listing and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

As a result of these scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on us, our offering, business and our share price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from developing our growth. If such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our share.

If we fail to meet applicable listing requirements, Nasdaq may delist our Ordinary Shares from trading, in which case the liquidity and market price of our Ordinary Shares could decline.

Assuming our Ordinary Shares are listed on Nasdaq, we cannot assure you that we will be able to meet the continued listing standards of Nasdaq in the future. If we fail to comply with the applicable listing standards and Nasdaq delists our Ordinary Shares, we and our shareholders could face significant material adverse consequences, including:

•        a limited availability of market quotations for our Ordinary Shares;

•        reduced liquidity for our Ordinary Shares;

•        a determination that our Ordinary Shares are “penny stock”, which would require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Shares;

•        a limited amount of news about us and analyst coverage of us; and

•        a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because we expect that our Ordinary Shares will be listed on Nasdaq, such securities will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulations in each state in which we offer our securities.

Volatility in our Ordinary Shares price may subject us to securities litigation.

The market for our Ordinary Shares may have, when compared to seasoned issuers, significant price volatility and we expect that our Ordinary Share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Our pre-IPO shareholders will be able to sell their shares after completion of this offering subject to restrictions under the Rule 144.

Our pre-IPO shareholders, may be able to sell their Ordinary Shares under Rule 144 after completion of this offering. Because these shareholders have paid a lower price per Ordinary Share than participants in this offering, when they are able to sell their pre-IPO shares under Rule 144, they may be more willing to accept a lower sales price than the IPO price. This fact could impact the trading price of the stock following completion of the offering, to the detriment of participants in this offering. Under rule 144, before our pre-IPO shareholders can sell their shares, in addition to meeting other requirements, they must meet the required holding period. We do not expect any of the ordinary shares to be sold pursuant to Rule 144 during the pendency of this offering.

Resales of our Ordinary Shares in the public market during this Offering by the Selling Shareholders or investors in this Offering may cause the market price of our Ordinary Shares to decline.

Sales of Resale Shares, as well as the issuance of Ordinary Shares in this Offering could result in resales of our Ordinary Shares by our current shareholders concerned about the potential dilution of their holdings. In turn, these resales could have the effect of depressing the market price for our Ordinary Shares.

If you purchase our Ordinary Shares in this offering, you will incur immediate and substantial dilution in the book value of your shares.

Investors purchasing our Ordinary Shares in this offering will pay a price per share that substantially exceeds the pro forma as adjusted net tangible book value per Ordinary Share. As a result, investors purchasing Ordinary Shares in this offering will incur immediate dilution. For more information on the dilution you may experience as a result of investing in this offering, see “Dilution”.

We will be a “controlled company” within the meaning of Nasdaq rules and we will qualify for and may rely on exemptions from certain corporate governance requirements.

We will be a “controlled company” within the meaning of Nasdaq Stock Market Rules. As at the date of this prospectus, 100% of the issued share capital of the Company is owned by Pioneer East Investment Development Limited, which in turn is owned 70% by Mr. Wong Man Hin, Max, our Director. Mr. Wong Man Hin, Max therefore beneficially owns 70% of our total voting power as at the date of this prospectus. Following completion of this offering,

87.0% of the issued share capital of the Company will be owned by Pioneer East Investment Development Limited and Mr. Wong Man Hin, Max will in turn beneficially own 60.9% of our total voting power. Under the Nasdaq rules, a company of which more than 50% of the voting power with respect to the election of directors is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with certain stock exchange rules regarding corporate governance, including the following requirements:

–       that a majority of its board of directors consist of independent directors;

–       that its director nominees be selected or recommended for the board’s selection by a majority of the board’s independent directors in a vote in which only independent directors participate or by a nominating committee comprised solely of independent directors, in either case, with a formal written charter or board resolutions, as applicable, addressing the nominations process and such related matters as may be required under the federal securities laws; and

–       that its compensation committee be composed solely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

If we elect to be treated as a controlled company and use these exemptions, you may not have the same protections afforded to stockholders of companies that are subject to all of Nasdaq rules regarding corporate governance, which could make our Ordinary Shares less attractive to investors or otherwise harm our stock price.

Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Ordinary Shares.

We anticipate that we will use the net proceeds from this offering for our architectural woodworking business and other corporate purposes. Our management will have significant discretion as to the use of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the market price of our Ordinary Shares.

Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.

Upon the closing of this offering, we will become subject to the periodic reporting requirements of the Exchange Act. We will design our disclosure controls and procedures to provide reasonable assurance that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. We believe that any disclosure controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Ordinary Shares if the market price of our Ordinary Shares increases. Under BVI law, we may only pay dividends if we are solvent before and after the dividend payment in the sense that we will be able to satisfy our liabilities as they become due in the ordinary course of business; and the value of assets of our Company will not be less than the sum of our total liabilities.

Securities analysts may not publish favorable research or reports about our business or may publish no information at all, which could cause our share price or trading volume to decline.

If a trading market for our Ordinary Shares develops, the trading market will be influenced to some extent by the research and reports that industry or financial analysts publish about us and our business. We do not control these analysts. As a newly public company, we may be slow to attract research coverage and the analysts who publish information about our Ordinary Shares will have had relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us provide inaccurate or unfavorable research or issue an adverse opinion regarding our share price, our share price could decline. If one or more of these analysts cease coverage of us or fail to publish reports covering us regularly, we could lose visibility in the market, which in turn could cause our share price or trading volume to decline and result in the loss of all or a part of your investment in us.

Investors may have difficulty enforcing judgments against us, our Directors and management.

We are incorporated under the laws of the BVI and all of our Directors and officers reside outside the United States. Moreover, many of these persons do not have significant assets in the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon these persons, or to recover against us or them on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws.

The British Virgin Islands courts are also unlikely to recognize or enforce against us judgments of courts in the United States based on certain liability provisions of U.S. securities law; and to impose liabilities against us, in original actions brought in the British Virgin Islands, based on certain liability provisions of U.S. securities laws that are penal in nature. There is no statutory recognition in the British Virgin Islands of judgments obtained in the United States, although the courts of the British Virgin Islands will generally recognize and enforce the non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits. This means that even if shareholders were to sue us successfully, they may not be able to recover anything to make up for the losses suffered.

You may have more difficulty protecting your interests than you would as a shareholder of a U.S. corporation.

Our corporate affairs are governed by our post-offering memorandum and articles of association, as amended and restated from time to time, the BVI Business Companies Act, 2004 (as amended), referred to below as the “BVI Act”, and the common law of the British Virgin Islands.

The rights of shareholders and the fiduciary responsibilities of our directors and officers under BVI law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the U.S., and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law.

These rights and responsibilities are to a large extent governed by the BVI Business Companies Act, 2004 as amended from time to time (the “BVI Act”) and the common law of the BVI. The common law of the BVI is derived in part from judicial precedent in the BVI as well as from English common law, which has persuasive, but not binding, authority on a court in the BVI. In addition, BVI law does not make a distinction between public and private companies and some of the protections and safeguards (such as statutory pre-emption rights, save to the extent expressly provided for in the memorandum and articles of association) that investors may expect to find in relation to a public company are not provided for under BVI law.

There may be less publicly available information about us than is regularly published by or about U.S. issuers. Also, the BVI regulations governing the securities of BVI companies may not be as extensive as those in effect in the U.S., and the BVI law and regulations regarding corporate governance matters may not be as protective of minority shareholders as state corporation laws in the U.S. Therefore, you may have more difficulty protecting your interests in connection with actions taken by our directors and officers or our principal shareholders than you would as a shareholder of a corporation incorporated in the U.S.

The laws of BVI may provide less protections for minority shareholders than those under U.S. law, so minority shareholders will not have the same options as to recourse in comparison to the United States if the shareholders are dissatisfied with the conduct of our affairs.

Under the laws of the BVI, the rights of minority shareholders are protected by provisions of the BVI Act dealing with shareholder remedies and other remedies available under common law (in tort or contractual remedies). The principal protections under BVI statutory law are derivative actions, actions brought by one or more shareholders for relief from unfair prejudice, oppression and unfair discrimination and/or to enforce the BVI Act or the memorandum and articles of association. Shareholders are entitled to have the affairs of the company conducted in accordance with the BVI Act and the memorandum and articles of association, and are entitled to payment of the fair value of their respective shares upon dissenting from certain enumerated corporate transactions.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law, since the common law of the BVI is limited. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the board of directors. However, every shareholder is entitled to seek to have the affairs of the company conducted properly according to law and the constitutional documents of the company. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s memorandum and articles of association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following: (i) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (ii) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders; (iii) acts that infringe or are about to infringe on the personal rights of the shareholders, such as the right to vote; or (iv) acts that constitute fraud on the minority where the wrongdoers control the company.

These rights may be more limited than the rights afforded to minority shareholders under the laws of states in the United States.

Other than as set forth in the BVI Act, shareholders of BVI companies like us have no general rights under BVI law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders, other than as set forth in the BVI Act. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

We qualify as a foreign private issuer and, as a result, we will not be subject to U.S. proxy rules and will be subject to Exchange Act reporting obligations that permit less detailed and less frequent reporting than that of a U.S. domestic public company.

Upon the closing of this offering, we will report under the Exchange Act as a non-U.S. company with foreign private issuer status. Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules thereunder. Therefore, our shareholders may not know on a timely basis when our officers, directors and principal shareholders purchase or sell our shares. In addition, foreign private issuers are not required to file their annual report on Form 20-F until one hundred twenty (120) days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within seventy-five (75) days after the end of each fiscal year. Foreign private issuers also are exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, you may not have the same protections afforded to shareholders of companies that are not foreign private issuers.

If we lose our status as a foreign private issuer, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. domestic issuers, which are more detailed and extensive than the requirements for foreign private issuers. We may also be required to make changes in our corporate governance practices in accordance with various SEC and Nasdaq rules. The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. domestic issuer may be significantly higher than the cost we would incur as a foreign private issuer. As a result, we expect that a loss of foreign private issuer status would increase our legal and financial compliance costs and would make some activities highly time consuming and costly. We also expect that if we were required to comply with the rules and regulations applicable to U.S. domestic issuers, it would make it more difficult and expensive for us to obtain and maintain directors’ and officers’ liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors.

As a foreign private issuer, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from Nasdaq corporate governance listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards.

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq rules that allow us to follow our home country law for certain governance matters. Certain corporate governance practices in our home country, the BVI, may differ significantly from Nasdaq corporate governance listing standards. Currently, we do not plan to rely on some home country practices with respect to our corporate governance after we complete this offering. However, if we choose to follow home country practices in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Ordinary Shares.

A non-U.S. corporation will be a PFIC for any taxable year if either (i) at least 75% of its gross income for such year consists of certain types of “passive” income; or (ii) at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income, or the asset test. Based on our current and expected income and assets (taking into account the expected cash proceeds and our anticipated market capitalization following this offering), we do not presently expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. In addition, there can be no assurance that the Internal Revenue Service, or IRS, will agree with our conclusion or that the IRS would not successfully challenge our position. Fluctuations in the market price of our Ordinary Shares may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our Ordinary Shares. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we were to be or become a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Taxation — Passive Foreign Investment Company Consequences”.

We may not be able to pay any dividends on our Ordinary Shares in the future due to BVI law.

Under BVI law, we may only pay dividends to our shareholders if the value of our assets exceeds our liabilities and we are able to pay our debts as they become due. We cannot give any assurance that we will declare dividends of any amounts, at any rate or at all in the future. Future dividends, if any, will be at the discretion of our Board of Directors, and will depend upon our results of operations, cash flows, financial condition, payment to us of cash dividends by our subsidiaries, capital needs, future prospects and other factors that our Directors may deem appropriate.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

We are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our Ordinary Shares are directly or indirectly held by residents of the United States and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

We are an emerging growth company, as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies, including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for so long as we remain an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We do not plan to opt out of such exemptions afforded to an emerging growth company. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective data.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases, you can identify forward-looking statements by the words “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “goal,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. The forward-looking statements and opinions contained in this prospectus are based upon information available to us as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. Forward-looking statements include statements about:

•        timing of the development of future business;

•        capabilities of our business operations;

•        expected future economic performance;

•        competition in our market;

•        continued market acceptance of our services and products;

•        protection of our intellectual property rights;

•        changes in the laws that affect our operations;

•        inflation and fluctuations in foreign currency exchange rates;

•        our ability to obtain and maintain all necessary government certifications, approvals, and/or licenses to conduct our business;

•        continued development of a public trading market for our securities;

•        the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on our operations;

•        managing our growth effectively;

•        projections of revenue, earnings, capital structure and other financial items;

•        fluctuations in operating results;

•        health crisis, including due to pandemics such as the COVID-19 pandemic and government measures taken in response thereto; and

•        other factors set forth under “Risk Factors.”

You should refer to the section titled “Risk Factors” for a discussion of important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

INDUSTRY AND MARKET DATA

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties, as well estimates by our management based on such data. The market data and estimates used in this prospectus involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such data and estimates. While we believe that the information from these industry publications, surveys and studies is reliable, the industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of important factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. This section contains information from an industry report commissioned by us and prepared by Frost & Sullivan, an independent research firm, to provide information regarding our industry and our market position globally.

Our Industry Outlook

We operate within the large, growing global luxury furniture market, which was worth approximately $14.4 billion in 2020. We believe that the luxury segment of the global furniture market has a potential CAGR of 4.5% between 2020 and 2025, which will be driven by the increasing demand by a growing number of high-net-worth individuals, as well as other fast-developing downstream segments that recover from the COVID-19 epidemic, including luxury hotels, luxury retail stores, luxury cruises, etc.

Global Luxury Furniture Market Scale

    Unit: USD Billion

Frost & Sullivan

The global luxury furniture market share varies greatly by regions, mainly due to the differences in economic development, national culture, consumers’ preference, as well as other related factors. Europe is the largest luxury furniture market in 2020, accounting for approximately 32.8% of total market, followed by North America and APAC, which contribute to a share of 25.7% and 22.6% respectively. Among countries in APAC, China dominates around 26.7% of share, and the CAGR between 2020 and 2025 is estimated to be 10.2%, according to industry data, indicating a promising market opportunity upon other regions.

Global Luxury Furniture Market Share by Region

Europe
North America
APAC
MEA
Latin America
32.8%
25.7%
22.6%
13.4%
5.5%

Frost & Sullivan

Fragmented Market, Dominated by A Few Unlisted Participants

The furniture market in China is highly fragmented with approximately 6,530 furniture manufacturing enterprises above designated size in 2020 according to National Bureau of Statistics. The luxury furniture market in China is the segmented furniture market dominated by a few unlisted participants, and we are one of the dominating operators occupying nearly 10% of the market share in 2020. As a result of the COVID-19 pandemic, the market share of China’s luxury furniture market decreased by 20.2% year-on-year to RMB5.74 billion (approximately $0.83 billion) in 2020. As the economy recovers, we believe that the luxury furniture market in China is expected to increase with a CAGR of 10.2% between 2020 and 2025, reaching nearly RMB9.33 billion (approximately $1.45 billion) in 2025 based on third party estimates, publicly available industry data and our internal estimates.

China’s Luxury Furniture Market Scale

Unit: RMB Billion

Frost & Sullivan

Competitive landscape in the luxury furniture market in China is relatively concentrated, while dominating enterprises have a competitive advantage in the process of project bidding. Customers like luxury hotels, high-end apartments and luxury retail stores pay more attention to the bidders` establishment time, large-scale production capacity and customized design ability. Over our approximately 50 years history, we have our own manufacturing factories, and all products are 100% self-produced, as we have invested a lot of capital in talents, technology and advanced systems to ensure that the staffs are well-trained and the factories are operated with high efficiency. Our expert engineering team, as well as skilled craftsmen and sophisticated mechanical technology, provide mature ability to transform any design concept into perfect luxury furniture.

We consider our operations to be efficient and competitive as a result of the following:

a.      The production management team and the artisans who are in charge of the production process have plenty of experience and outstanding skill, which is highly acknowledged by our customers, leading to a superior market share of our Group’s products and services.

b.      We have a fleet of internal designers who assists our customers to transform their primary idea into producible design scheme. Our internal designer fleet outperforms other luxury furniture manufacturers not only in scale but also in capability that we have never failed to achieve our customers primary ideas.

c.      Our factories are equipped with facilities that other luxury furniture manufacturers do not normally possess. For example, we have built our internal clean room workshop and developed our own painting process, which are not common practices in the industry, in order to improve our product quality and better fulfill our customers’ demand.

Continued Growth of Premium Client Groups

Our client base mainly consists of luxury hotels, high-end apartments or luxury villas, luxury retail stores and other premium clients. All the time, luxury hotels have created the largest demand for the luxury furniture market in China, and the amount of the luxury hotel chain rooms in China has increased from 0.20 million in 2016 to 0.30 million in 2020, with a CAGR of 10.7%, primarily driven by the growing residents’ disposable income and the increase in the demand for tourism and business travel.

Luxury Hotel Chain Rooms in China

Unit: Million

Frost & Sullivan

Over time, the amount of directly-operated retail stores of the world`s three largest luxury goods companies (LVMH, Kering and Richemont) increased from 6,370 in 2016 to 7,626 in 2020, representing a CAGR of 4.6%. China`s luxury furniture manufactures have become critical suppliers of luxury retail stores with their superior quality, mature manufacturing capabilities and cost advantages. New directly-operated retail stores, both domestically and overseas, will provide considerable opportunities for us to benefit from the growth in downstream market demand and grow revenue continuously.

Retail stores(1) no. of global top luxury goods companies

____________

(1)      Only directly-operated stores are included.

Frost & Sullivan

Strict and Significant Barriers to Market Entry

Though luxury furniture manufacture is a traditional industry, there are strict and significant market entry barriers including branding, product engineering and product crafting, which hinders new entrants to participate in this market. Many influential clients, such as luxury hotel chains, real estate developers and luxury goods companies, only endorse well-known brands when selecting suppliers. Therefore, rich project experience, pleasant cooperation and excellent reputation are the competitive advantages of luxury furniture manufacturers in bidding and the strictest barrier to entry into the luxury furniture industry. In addition, luxury furniture manufacturers should have the ability to transform the graphic design drawings provided by clients into feasible engineering drawings, and experienced designers are required to modify and redesign in this conversion process. In spite of mechanical processes, the manufacture of luxury furniture requires hand work by craftsman to achieve the delicate design demand by clients. However, the cultivation of experienced and skilled craftsmen is a long-term process and a scarce resource for new entrants. As a result of these barriers to entry, the competitive landscape of the luxury furniture market in China is relatively stable. As such, we firmly view as these barriers to market entry contribute to the development of our business and provide us with a tough shield to increase market share.

Development from Secular Trends

We consider that we are about to rapidly develop from positive secular trends in the luxury furniture given our confident strength on offering the finest custom furniture. These constant trends consist of an increase in the demand of distinctive custom furniture from high-income groups, the boost in need of whole-house decoration solutions from high-end apartments or luxury villas and incremental concentration in the luxury furniture market in China. We believe our business will continue to expand along these favorable trends.

USE OF PROCEEDS

Based upon an initial public offering price of $[*] per Ordinary Share, we estimate that we will receive net proceeds from this offering, after deducting the estimated underwriting discounts, non-accountable expense allowance and the estimated offering expenses payable by us, of approximately $[*] if the underwriters do not exercise their over-allotment option, and $[*] if the underwriters exercise their over-allotment option in full.

Each $1.00 increase (decrease) in the assumed initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by $            , assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. An increase (decrease) of 1.0 million in the number of Ordinary Shares we are offering would increase (decrease) the net proceeds to us from this offering by $            , assuming the assumed initial public offering price remains the same, and after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders. We plan to use the net proceeds of this offering as follows:

•        Approximately 20% for developing more sales channels for individual customers globally;

•        Approximately 20% for expanding more showrooms and distributors to increase the market share in North America and Europe;

•        Approximately 20% for developing more brands and designs on products;

•        Approximately 20% for spending on potential mergers and acquisitions, which would expand our manufacturing facilities; and

•        The balance to fund working capital and other general corporate purposes

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this registration statement. We reserve the right to change the use of proceeds that we presently anticipate and describe herein.

In using the proceeds of this offering, we may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries, or we may establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, or we may acquire offshore entities with business operations in China in an offshore transaction. Most of these ways are subject to PRC regulations and approvals or registration. For example, loans by us to our wholly owned PRC subsidiary to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. If we decide to finance our wholly owned PRC subsidiary by means of capital contributions, these capital contributions are subject to registration with the State Administration for Market Regulation or its local branch, reporting of foreign investment information with the Ministry of Commerce, or registration with other governmental authorities in China. In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, or at all, with respect to future loans to our PRC subsidiaries or future capital contributions by us to our PRC subsidiaries. For more details, see “Risk Factors — Risks Relating to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

To the extent that the net proceeds we receive from this offering are not immediately used for the above purposes, we intend to invest our net proceeds in short-term, interest-bearing bank deposits or debt instruments.

DIVIDEND POLICY

We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

For the year ended March 31, 2021, we did not declare any dividend. For the year ended March 31, 2022, we declared dividends of HKD 400,340,030 (USD 51,086,587 in relation to our retained profit. As of March 31, 2022, dividend payables balance amounted to HKD196,083,071 (USD 25,021,766). Our Company expects to pay out the remaining balance of the dividend payables to the shareholders by March 31, 2023 with the cash flow generated from our operating activities.

The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors, subject to compliance with applicable BVI laws regarding solvency. Our board of directors will take into account general economic and business conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and other implications on the payment of dividends by us to our shareholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant.

Under BVI law and our post-offering memorandum and articles of association, our board of directors may authorize payment of a dividend to shareholders at such time and of such an amount as they determine if they are satisfied on reasonable grounds that immediately following the dividend the value of our assets will exceed our liabilities and we will be able to pay our debts as they become due. There is no further BVI statutory restriction on the amount of funds which may be distributed by us by dividend.

As we are a holding company, we rely on dividends paid to us by our subsidiaries for our cash requirements, including funds to pay any dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses. Our ability to pay dividends to our shareholders will depend on, among other things, the availability of dividends from our operating subsidiaries.

Cash dividends, if any, on our Ordinary Shares will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2022 on:

•        an actual basis, giving effect to share subdivision at a ratio of 10,000-for-1 and the increase of the authorized shares to 500,000,000 Ordinary Shares, which was approved on March 15, 2022 and surrender of 60,010,000 ordinary shares effected on March 18, 2022; and

•        a pro forma as adjusted basis to give effect to the sale of 6,000,000 Ordinary Shares in this offering at the assumed initial public offering price of $5.50 per ordinary share (the midpoint of the price range set forth on the cover page of this prospectus) after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us, assuming the underwriters do not exercise the over-allotment option.

You should read this information together with our audited consolidated financial statements appearing elsewhere in this prospectus and the information set forth under the sections titled “Selected Consolidated Financial Data,” “Exchange Rate Information,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of March 31, 2022
	Actual	Pro Forma As Adjusted(1)
Ordinary shares, $0.0001 par value per share: 500,000,000 shares authorized; 40,000,000 shares issued and outstanding; 46,000,000 shares issued and outstanding pro forma	$3,982	$
Additional paid-in capital	14,807,596
Statutory reserves	2,788,136
Retained earnings	23,068,536
Accumulated other comprehensive income	8,616,823
Total equity	49,285,073
Total capitalization	$49,285,073	$

____________

(1)      Reflects the sale of Ordinary Shares in this offering at an assumed initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus), and after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts (8%), non-accountable expense allowance (1%) and estimated offering expenses payable by us ($            ). We estimate that such net proceeds will be approximately $            . For an itemization of an estimation of the total offering expenses payable by us, see “Expenses Related to this Offering”.

Each $1.00 increase (decrease) in the assumed initial public offering price of $             per ordinary share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) the pro forma as adjusted amount of total capitalization by $            , assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. An increase (decrease) of 1.0 million in the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of total capitalization by $            , assuming no change in the assumed initial public offering price per ordinary share as set forth on the cover page of this prospectus.

DILUTION

If you invest in our Ordinary Shares in this offering, your interest will be immediately diluted to the extent of the difference between the initial public offering price per ordinary share in this offering and the net tangible book value per ordinary share after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share. As of March 31, 2022, we had a historical net tangible book value of $47,690,955, or $1.19 per ordinary share. Our net tangible book value per share represents total tangible assets less total liabilities, all divided by the number of Ordinary Shares outstanding as of March 31, 2022.

After giving effect to the sale of Ordinary Shares in this offering at the assumed initial public offering price of $            per Ordinary Share (the midpoint of the price range set forth on the cover page of this prospectus), we will have [*] Ordinary Shares outstanding, and after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at March 31, 2022 would have been $            , or $             per ordinary share. This represents an immediate increase in pro forma as adjusted net tangible book value of $             per ordinary share to existing investors and immediate dilution of $             per ordinary share to new investors. The following table illustrates this dilution to new investors purchasing Ordinary Shares in this offering:

	Post-Offering (1)		Full Exercise of Over-allotment Option(2)
Assumed initial public offering price per ordinary share	$		$
Net tangible book value per ordinary share as of March 31, 2022		$1.19	$
Increase in pro forma as adjusted net tangible book value per ordinary share attributable to new investors purchasing Ordinary Shares in this offering	$		$
Pro forma as adjusted net tangible book value per ordinary share after this offering	$		$
Dilution per ordinary share to new investors in this offering	$		$

____________

(1)      Assumes gross proceeds from the offering of 6,000,000 Ordinary Shares, and assumes that the underwriters’ over-allotment option has not been exercised.

(2)      Assumes gross proceeds from the offering of             Ordinary Shares, and assumes that the underwriters’ over-allotment option has been exercised in full.

Each $1.00 increase (decrease) in the assumed initial public offering price of $5.50 per ordinary share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) our pro forma as adjusted net tangible book value as of March 31, 2022 after this offering by approximately $             per ordinary share, and would increase (decrease) dilution to new investors by $             per ordinary share, assuming that the number of Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. An increase (decrease) of 1.0 million Ordinary Shares in the number of Ordinary Shares we are offering would increase (decrease) our pro forma as adjusted net tangible book value as of March 31, 2022 after this offering by approximately $             per ordinary share, and would increase (decrease) dilution to new investors by approximately $             per ordinary share, assuming the assumed initial public offering price per ordinary share, as set forth on the cover page of this prospectus remains the same, and after deducting the estimate underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per ordinary share after this offering would be $            , the increase in net tangible book value per ordinary share to existing shareholders would be $            , and the immediate dilution in net tangible book value per ordinary share to new investors in this offering would be $            .

To the extent that we issue additional Ordinary Shares in the future, there will be further dilution to new investors participating in this offering.

EXCHANGE RATE INFORMATION

The functional currency of our entities located in the U.S. is U.S. dollar, the functional currency of our entities located in Hong Kong is HKD, the functional currency of our entities located in the PRC is the RMB, the functional currency of our entities located in Singapore is SGD, the functional currency of our entities located in Thailand is THB, the functional currency of our entities located in Europe is EUR, and the functional currency of our entities located in Macau is MOP. Our consolidated financial statements are presented in HKD. We use HKD as reporting currency in our consolidated financial statements and in this prospectus. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, expenses, gains and losses are translated using the average rate for the period. Gains or losses resulting from foreign currency transactions are included in the accompanying consolidated statement of income and other comprehensive income.

Translations of balances in the consolidated balance sheets, consolidated statements of income and consolidated statements of cash flows from HKD into USD as of and for the year ended March 31, 2022 are solely for the convenience of the reader and were calculated at the rate of HKD 1.00 to USD 0.1276, representing closing rate set by the United States federal reserve on March 31, 2022 which is the Company’s most recent practicable date. No representation is made that the HKD amounts represent or could have been, or could be, converted, realized or settled into USD at that rate, or at any other rate.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

Our Group’s operations commenced in 1973 when Mr. Tsang Chi Hung, our Group’s then chairman and managing director until August 2021, established Decca (Mgt) Limited (formerly known as Decca Limited), our first principal operating subsidiary in Hong Kong. The original operation of Decca (Mgt) Limited was the supply and installation of furniture and architectural woodwork as a subcontractor for a local interior works contracting company.

Since 1976, our Group has ceased to operate as a subcontractor and establishes its own furniture manufacturing and woodworking department.

During the 1980s, our Group expanded its manufacturing facilities enabling us to centralize operations and manufacture all wood components for architectural woodwork and furniture. In the late 1980s, due to spatial constraints and the lack of skilled labor in Hong Kong, our Group acquired a 40,000 sq. ft. land in Dongguan, China and established a major manufacturing facility in China.

In 1993, our Group decided to consolidate all our manufacturing in China, moving operations to facilities that comprise 100,000 sq. ft., in order to gain better control of quality, costs and delivery.

In the mid-1990s, we saw an increase in work outside of China and Hong Kong and our business began to expand to Europe and the US. In 1996 and 1997, we opened our first showroom in Hong Kong and Singapore, respectively. In 1998, we entered into a licensing arrangement with Hickory Business Furniture (“HBF”), a division of The Lane Company which is headquartered in Alta Vista, Virginia, U.S., to manufacture on its behalf its office furniture range. The decision to enter the office furniture market was prompted principally by the desire to utilize our Group’s manufacturing facility more effectively and to mitigate the cyclical nature of sales of custom made hotel furniture.

In 2000, Decca Holdings Limited, as the then listing entity of our Group, was listed on the Main Board of The Stock Exchange of Hong Kong Limited following a financial restructuring to support expansion of the business and the growth of sales of our Group.

In the early 2000s, our Group established the brands “Decca Hospitality”, “Decca Contract” and “Bolier” to strengthen our market presence in the U.S. We also established our business in Europe with an office opened in Copenhagen and registered branch offices set up in London and Paris.

In 2007, our Group acquired a factory in Thailand as our second manufacturing facility.

In 2008, our Group qualified to manufacture FSC®-certified products and also achieves Greenguard® certification for low-emitting furniture products and materials.

In the early 2010s, our Group opened several new showrooms in Shanghai, Bangkok and New York to support our business growth.

In 2012, our Group was restructured and privatized, which created greater flexibility and management control for the development of our Group.

In 2015, we established the brand “Decca Home”.

In August 2021, Pioneer East Investment Development Limited, which is owned 70% by Mr. Wong Man Hin, Max and 30% by Ms. Tsang Yee Ling, Masha, both our Directors, acquired 100% of the issued share capital of Decca Investment Limited from Chosen Investments Limited, the former sole shareholder, which is beneficially owned by Mr. Tsang Chi Hung, Mr. Liu Hoo Kuen and Ms. Kwan Yau Choi, the former directors and beneficial owners of the Company.

Our Corporate Structure

The following diagram illustrates our corporate structure as of the date of this prospectus.

All of the entities held by our Group below are direct or indirect subsidiaries of our Company and that none are of contractual arrangements with our Group using variable interest entity agreements.

____________

Note:

1.       Dongguan Yi Xin Furniture and Decoration Co. Ltd.

2.       Dongguan Decca Furniture Co. Ltd.

3.       Dongguan Kong Chai Trading Co. Ltd.

4.       Guangzhou Yi Xin Decoration Co. Ltd.

Our Company

Our Company, Decca Investment Limited, was incorporated under the laws of the BVI on June 8, 1999. Our principal executive office is located at 2/F, Decca Industrial Centre, 21 Cheung Lee Street, Chai Wan, Hong Kong. Our registered office in the BVI is located at Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

We are offering 6,000,000 Ordinary Shares, representing 13.0% of the Ordinary Shares of our Company, assuming no exercise of the underwriters’ over-allotment option. Upon closing of this offering, our Directors, officers and principal shareholders will hold in aggregate, approximately 87.0% of our Ordinary Shares.

At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each Ordinary Share which such shareholder holds. There are no prohibitions to cumulative voting under the laws of the BVI, but our post-offering memorandum and articles of association do not provide for cumulative voting.

The authorized share capital of our Company was US$50,000 shares divided into 50,000 shares of US$1.00 each upon incorporation.

On March 15, 2022, our Directors resolved and approved a share subdivision of each of the issued and unissued shares of the Company, which became effective on March 18, 2022, with each of the issued and unissued shares of the Company to be subdivided into 10,000 shares, such that the number of shares which the Company is authorized to issue has become 500,000,000 shares of US$0.0001 each (the “Share Subdivision”) as part of our Company’s recapitalization prior to the listing. Pursuant to the Share Subdivision, the then existing share certificates were cancelled and 100,010,000 Ordinary Shares of US$0.0001 each were issued to the existing shareholders. Following the Share Subdivision, on March 18, 2022, our Company accepted a surrender of and cancelled 60,010,000 of Ordinary Shares of US$0.0001 each.

All Ordinary Share and per Ordinary Share amounts used elsewhere in this prospectus and the consolidated financial statements have been retroactively restated to reflect the Share Subdivision.

Our Subsidiaries

Branching from our corporate structure above, our subsidiaries as of the date of this prospectus are set forth in the table below.

Name	Background	Ownership	Principal Activities
Acelin Investments Limited	A BVI company incorporated on September 16, 2010	100% owned by our Group	Holding company of our subsidiaries
Decca (Mgt) Limited	A Hong Kong company incorporated on November 2, 1973	100% owned by our Group	Provide administrative services to our subsidiaries
Decca Furniture Limited	A Hong Kong company incorporated on May 31, 1994	100% owned by our Group	Sales of furniture and fixtures and holding company of our subsidiaries
Decca (Macau) Company Limited	A Macau company incorporated on January 19, 2015	100% owned by our Group	Interior decoration and retail of furniture
Decca (China) Limited	A Hong Kong company incorporated on September 27, 1985	100% owned by our Group	Manufacturing and sales of furniture and fixtures, interior design work and holding company of our subsidiaries
Vielie Flooring Limited	A Hong Kong company incorporated on March 13, 2002	50% owned by our Group and 50% owned by independent third parties	Flooring business
Dongguan Yi Xin Furniture and Decoration Co. Ltd	A PRC company incorporated on January 3, 2000	100% owned by our Group	Manufacturing, processing and sales of furniture, decoration materials and after-sales service
Dongguan Decca Furniture Co. Ltd	A PRC company incorporated on November 7, 1995	100% owned by our Group	Manufacturing and sales of furniture and decoration materials, operation of our showrooms in China
Dongguan Kong Chai Trading Co. Ltd	A PRC company incorporated on February 24, 2009	100% owned by our Group	Wholesale of furniture and furnishings
Guangzhou Yi Xin Decoration Co. Ltd	A PRC company incorporated on December 28, 2011	100% owned by our Group	Interior decoration and design, and installation of electronic equipment, indoor water and electricity, and electromechanical equipment
CLI Design Limited	A Hong Kong company incorporated on May 16, 2001	100% owned by our Group	Interior decoration work

Name	Background	Ownership	Principal Activities
CLI Design (HK) Limited	A Hong Kong company incorporated on May 16, 2001	100% owned by our Group	Sales of furniture
Decca Furniture (USA) Inc.	A Delaware company incorporated on April 22, 2002	100% owned by our Group	Sales of furniture, operation of our showroom in New York, USA
Decca Overseas (S) Pte Ltd	A Singapore company incorporated on July 8, 1997	100% owned by our Group	Sales of furniture
Decca Contract Furniture (S) Pte. Ltd	A Singapore company incorporated on August 21, 1997	100% owned by our Group	Sales of furniture and furnishings
Decca Furniture (Thailand) Limited	A Thailand company incorporated on February 4, 2005	95% owned by our Group and 5% owned by independent third parties	Sales of furniture, operation of our showroom in Thailand
Decca Contract Furniture (HK) Limited	A Hong Kong company incorporated on March 7, 1996	100% owned by our Group	Sales of furniture and fixtures, operation of our showroom in Hong Kong
Decca MFG (Thailand) Limited	A Thailand company incorporated on May 28, 2007	100% owned by our Group	Manufacturing and sales of furniture and related accessories
Bolier & Company LLC	A North Carolina company incorporated on April 15, 2002	100% owned by our Group	Sales of furniture
Decca Furniture (Europe) Aps	A Denmark company incorporated on January 18, 2007	100% owned by our Group	Sales of furniture, operation of our showrooms in Paris, France and London, United Kingdom
Decca Hospitality Furnishing, LLC	A North Carolina company incorporated on April 15, 2002	100% owned by our Group	Sales of furniture
Decca Contract Furniture, LLC	A North Carolina company incorporated on October 2, 2003	100% owned by our Group	Sales of furniture, operation of our showroom in Chicago, USA
Decca Home, LLC	A North Carolina company incorporated on November 18, 2013	100% owned by our Group	Sales of furniture
Decca Development Limited	A Hong Kong company incorporated on April 14, 2022	100% owned by our Group	Investment in real estate properties
Smart Pro Property Limited	A Hong Kong company incorporated on April 1, 2022	100% owned by our Group	Investment in real estate properties
Sky Globe Holding Limited	A Hong Kong company incorporated on June 2, 2022	100% owned by our Group	Investment in real estate properties
Giant Globe Limited	A Hong Kong company incorporated on June 6, 2022	100% owned by our Group	Investment in real estate properties
Smart Globe (HK) Limited	A Hong Kong company incorporated on June 6, 2022	100% owned by our Group	Investment in real estate properties

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables summarize our selected consolidated financial data for the periods and as of the dates indicated. The summary consolidated statements of operations and comprehensive income for the years ended March 31, 2021 and 2022 is derived from our consolidated financial statements, which have been prepared in accordance with U.S. GAAP and audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), and included elsewhere in this prospectus. The condensed financial statements include all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair representation of our financial position and operating results for the periods presented. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results do not necessarily indicate results expected for any future periods. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included elsewhere in this prospectus.

	For the Years Ended March 31,
	2021	2022	2022
	HK$	HK$	US$
Consolidated Statements of Operations:
Revenues	548,588,414	750,564,709	95,778,053
Cost of revenues	(385,382,633)	(526,030,869)	(67,125,741)
Gross profit	163,205,781	224,533,840	28,652,312
Operating expenses	(173,666,540)	(180,898,272)	(23,084,064)
Income (loss) from operations	(10,460,759)	43,635,568	5,568,248
Other income, net	11,581,448	(2,454,515)	(313,215)
Income tax expense	(8,703,868)	(14,992,071)	(1,913,108)
Net income (loss)	(7,583,179)	26,188,982	3,341,925
Earnings (loss) per share, basic and diluted	(0.19)	0.65	0.08
Weighted average number of Ordinary Shares outstanding*	40,000,000	40,000,000	40,000,000

____________

*        Shares and per share data are presented on a retroactive basis to reflect the nominal share issuance to the 1-for-10,000 share subdivision on March 15, 2022 and the surrender of 60,010,000 ordinary shares on March 18, 2022.

	March 31, 2021	March 31, 2022	March 31, 2022
	HK$	HK$	US$
Consolidated Balance Sheet Data:
Current assets	839,705,831	675,538,046	86,204,050
Total assets	963,335,324	854,690,824	109,065,376
Current liabilities	236,884,661	468,468,348	59,780,303
Total liabilities	236,884,661	468,468,348	59,780,303
Total equity	726,450,663	386,222,476	49,285,073

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements, related notes and unaudited condensed consolidated financial statements and related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

We are a specialized architectural woodworking company based in Hong Kong which manufactures high quality custom made wooden furniture and architectural fixtures and fittings. We are also a specialist contractor for interior works. We manufacture and distribute, principally under license, a range of furniture serving residential, office, hotel and retail markets in Asia, primarily in Hong Kong and China, as well as the U.S. and Europe.

Founded in 1973, our Group has grown from a small subcontractor for interior works to a major specialized manufacturer of custom made furniture and architectural woodwork worldwide as well as a sizable contractor for interior works in Hong Kong and China.

We generate revenues primarily from interior decoration and design and sales of furniture and fixtures. Since the beginning of the COVID pandemic in early 2020, we have been faced with continuing logistical challenges from our merchandise supply chain disruptions creating significant delays in order fulfillment. During the year ended March 31, 2022, we continued to make progress in fulfilling the order to our customers by improving our logistic and manufacturing operation. As a result, our revenues increased by approximately HKD 202.0 million (USD 25.8 million), or 36.8%, to approximately HKD 750.6 million (USD 95.8 million) for the year ended March 31, 2022 from approximately HKD 548.6 million for year ended March 31, 2021. We expect that our merchandise supply chain continued to make progress to catch up with the demand in the foreseeable future as the COVID-19 pandemic started to ease across most region of the globe. We continue to actively manage our global supply chain and manufacturing operations to mitigate the negative impact of COVID-19 pandemic. However, the need for, or timing of, any future actions in response to COVID-19 is largely dependent on the mitigation of the spread of the virus along with the adoption and continued effectiveness of vaccines, status of government orders, directives and guidelines, recovery of the business environment, global supply chain conditions, economic conditions, and consumer demand for our products, all of which are highly uncertain.

The core of our business is demonstrated as following:

•        Commitment in product design, development, and innovation.

Our emphasis on creating innovative designs and developing new products in order to maintain its competitive edges.

•        Comprehensive and high standard product range.

We offer a wide range of high quality and sophisticated furniture products that were certified by International Organization for Standardization, SGS (Scientific Certification Systems) Global Services, and FSC (Forest Stewardship Council)

•        Broad client base

We serve a broad and established client base which includes property developers and owners, hotel and restaurant owners and operators, reputable retailers, banking corporations and airports.

•        Extensive distribution network.

Our furniture products are marketed through an extensive distribution network.

Key Factors that Affect Operating Results

We believe the key factors affecting our financial condition and results of operations include the following:

Our ability to increase our worldwide brand awareness

Our showrooms are one of the key components in promoting our brand. We intend to establish more showrooms in countries and areas such as the U.S., Europe, and Asia. We believe the expansion of our showroom footprint will allow more clients to experience our premium furniture products and integrate our products into their lifestyle, thereby increasing brand awareness and driving sales. As of the date of this prospectus, we have nine showrooms in the U.S., Europe, and Asia, and expect to established more showrooms in 2022 and beyond. The capital that is expected to be allocated to invest in establishing showrooms cannot be estimated until the proceeds from this offering are determined.

The utilization of website and social media is becoming an important trend for our Group to promote products and provide industry updates to our clients. We intend to strengthen our online marketing efforts through our website and other social media channels and we believe that our continued investment in online brand marketing and consumer targeting will expand and strengthen our client reach.

Investment in infrastructure

For the years ended March 31, 2021 and 2022, we have invested approximately HKD 16.1 million and HKD 8.1 million (USD 1.0 million), respectively in our infrastructure development such as machinery equipment and production plants. We expect to continue to make substantial investments to expand our infrastructure, with an aim to improve our worldwide operational efficiency in 2023 and beyond.

Impact of the COVID-19 Pandemic

The global outbreak of COVID-19 and resulting health crisis has caused, and continues to cause, significant and widespread disruptions to the U.S. and global economies, financial and consumer markets, and our business. The COVID-19 outbreak in the first quarter of fiscal year 2020 caused disruptions to our business operations around the world including Asia, Europe and the U.S. In our response to the COVID-19 health crisis, we undertook immediate adjustments to our business operations including temporarily closing all of our retail locations, minimizing expenses and delaying investments, including pausing some inventory orders while we assessed the status of our business. As of the date of this prospectus, we had reopened all of our showrooms and retail locations.

During the course of the COVID-19 pandemic, public health officials and other governmental authorities have imposed and may impose new mitigation measures, regulations and requirements to address the spread of COVID-19. Public health officials and other governmental authorities also have imposed directives and may impose additional directives that could require changes in our business practices. The scope and duration of these mitigation measures and directives continue to evolve throughout the course of the COVID-19 pandemic. Depending on the future course of COVID-19 and further outbreaks, we may experience further restrictions and temporary closures of our showrooms and retail locations.

Although we have continued to serve our clients and operate our business throughout the COVID-19 pandemic, there can be no assurance that future events will not have an effect on our business, results of operations or financial condition because the extent and duration of the health crisis remains uncertain. Future adverse developments in connection with the COVID-19 crisis, including further outbreaks and new strains or variants of COVID-19, evolving international, federal, state and local restrictions and safety regulations in response to COVID-19, changes in consumer behavior and health concerns, the pace of economic activity in the wake of COVID-19, or other similar issues could adversely affect our business, results of operations or financial condition in the future, or our financial results and business performance in future periods.

We continue to actively manage the impact of the COVID-19 crisis as we face continued uncertainty regarding the impact COVID-19 will have on our financial operations in the near and long term. We also continue to actively manage our global supply chain and manufacturing operations, which have been adversely impacted with respect to ocean freight transportation based on uncontrollable factors as well as COVID-19 related constraints on our manufacturing capacity as we continue to prioritize the health and safety of our employees. The need for, or timing of, any future actions in response to COVID-19 is largely dependent on the mitigation of the spread of the virus along with the adoption and continued effectiveness of vaccines, status of government orders, directives and guidelines, recovery of the business environment, global supply chain conditions, economic conditions, and consumer demand for our products, all of which are highly uncertain.

Results of Operations

Comparison of Years Ended March 31, 2021 and 2022

	For the Years Ended March 31,
	2021	2022	2022	Change	Percentage Change
	HKD	HKD	USD	HKD
Revenues	548,588,414	750,564,709	95,778,053	201,976,295	36.8%
Cost of revenues	385,382,633	526,030,869	67,125,741	140,648,236	36.5%
Gross profit	163,205,781	224,533,840	28,652,312	61,328,059	37.6%
Selling expenses	90,489,279	95,128,319	12,139,133	4,639,040	5.1%
General and administrative expenses	83,177,261	85,769,953	10,944,931	2,592,692	3.1%
(Loss) income from operations	(10,460,759)	43,635,568	5,568,248	54,096,327	517.1%
Other income (expenses), net	11,581,448	(2,454,515)	(313,215)	(14,035,963)	(121.2)%
Income tax expense	8,703,868	14,992,071	1,913,108	6,288,203	72.2%
Net (loss) income	(7,583,179)	26,188,982	3,341,925	33,772,161	445.4%

Revenues

Our revenues are derived from interior decoration and design and sales of furniture and fixtures primarily in Hong Kong and China, as well as the U.S., varies countries in Asia and Europe. Total revenues increased by approximately HKD 202.0 million (USD 25.8 million), or 36.8%, to approximately HKD 750.6 million (USD 95.8 million) for the year ended March 31, 2022 as compared to approximately HKD 548.6 million for the year ended March 31, 2021. The increase was mainly attribute to we engaged in more commercial projects emphasis in retail industry from our interior decoration and design service, increasing demand of our merchandise and our effort to make progress in decreasing our backlogs from sales of furniture and fixtures.

Our revenues from our revenue categories are summarized as follows:

	For the Years Ended March 31,
	2021	2022	2022	Change	Percentage Change
	HKD	HKD	USD	HKD
Interior decoration and design	223,335,918	279,505,469	35,667,131	56,169,551	25.2%
Sales of furniture and fixtures	325,252,496	471,059,240	60,110,922	145,806,744	44.8%
Total revenues	548,588,414	750,564,709	95,778,053	201,976,295	36.8%

Interior decoration and design

Revenues from interior decoration and design consists of interior building works which involve the fitting out or refurbishing of the interiors of newly constructed and existing buildings on a contract basis, and design and build contracts whereby our own interior design team offers a comprehensive interior design and installation service. Our interior decoration and design is mainly operated in Hong Kong and China, and we obtain our interior remodeling construction projects through public bidding process. Our revenue from interior decoration and design has increased by approximately HKD 56.2 million (USD 7.2 million) or 25.2% to approximately HKD 279.5 million (USD 35.7 million) for the year ended March 31, 2022 from approximately HKD 223.3 million for the year ended March 31, 2021. The increase in revenue from interior decoration and design was mainly due to increase in average contract price from approximately HKD 1.6 million per project for the year ended March 31, 2021 to HKD 2.9 million (USD 0.4 million) per project for the year ended March 31, 2022 as we engaged in more commercial projects emphasis in retail industry with larger project scale and higher pricing.

Sales of furniture and fixtures

Revenue from sales of furniture and fixtures consists of sales of custom made wooden furniture for residential buildings, offices, hotels and other uses, and range of high quality furniture and fixtures distributed across Asia, the U.S. and Europe. Revenue from sales of furniture and fixtures increased by approximately HKD 145.8 million (USD 18.6 million) or 44.8 % to approximately HKD 471.1 million (USD 60.1 million) for the year ended March 31, 2022 from approximately HKD 325.3 million for the year ended March 31, 2021. The increase was mainly due to we have improve our logistic and manufacturing operation to meet with the increasing demand of our merchandise as well as our ability to decrease the backlogs which caused by delays of order fulfilment resulted from the negative impact of COVID-19 pandemic.

Since the beginning of the COVID-19 pandemic in early 2020, we have been faced with continuing logistical challenges from COVID-19 pandemic related labor shortages and supply chain disruptions creating significant delays in order fulfilment and increasing backlogs. During the year ended March 31, 2022, we were making progress in decreasing these backlogs by approximately HKD 25.2 million (USD 3.2 million). As of the date of this prospectus, we were able to eliminate the remaining backlogs incurred from prior fiscal year, and continued to make progress in our order fulfilling process by improving our logistic and manufacturing operation to meet with the demand of our merchandise.

Cost of Revenues

Total cost of revenues increased by approximately HKD 140.6 million (USD 17.9 million), or 36.5%, to approximately HKD 526.0 million (USD 67.1 million) for the year ended March 31, 2022 as compared to approximately HKD 385.4 million for the year ended March 31, 2021. The increase in cost of revenues is a direct result of our increase in revenue.

Our cost of revenues from our revenue categories are summarized as follows:

	For the Years Ended March 31,
	2021	2022	2022	Change	Percentage Change
	HKD	HKD	USD	HKD
Interior decoration and design	160,546,931	217,251,876	27,723,075	56,704,945	35.3%
Sales of furniture and fixtures	224,835,702	308,778,993	39,402,666	83,943,291	37.3%
Total cost of revenue	385,382,633	526,030,869	67,125,741	140,648,236	36.5%

Our cost of revenues from interior decoration and design increased by approximately HKD 56.7 million (US 7.2 million) or 35.3% to approximately HKD 217.3 million (USD 27.7 million) for the year ended March 31, 2022 from approximately HKD 160.5 million for the year ended March 31, 2021. The increase in cost of revenues from interior decoration and design was due to uprising labor and material cost as a direct result of negative impact from COVID-19 pandemic.

Our cost of revenues from sales of furniture and fixtures increased by approximately HKD 83.9 million (USD 10.7 million) or 37.3% to approximately HKD 308.8 million (USD 39.4 million) for the year ended March 31, 2022 from approximately HKD 224.8 million for the year ended March 31, 2021. The increase in cost of revenues from sales of furniture and fixtures is in line with our increase of revenues from sales of furniture and fixtures as our business operation started to recovered from the negative impact of the COVID-19 pandemic for the year ended March 31, 2022.

Gross Profit

Our gross profit from our major revenue categories are summarized as follows:

	For the Years Ended March 31,
	2021	2022	2022	Change	Change (%)
	HKD	HKD	USD	HKD
Interior decoration and design
Gross profit margin	62,788,987	62,253,593	7,944,056	(535,394)	(0.9)%
Gross profit percentage	28.1%	22.3%	22.3%	(5.8)%
Sales of furniture and fixtures
Gross profit margin	100,416,794	162,280,247	20,708,256	61,863,453	61.6%
Gross profit percentage	30.9%	34.5%	34.5%	3.6%
Total
Gross profit margin	163,205,781	224,533,840	28,652,312	61,328,059	37.6%
Gross profit percentage	29.8%	29.9%	29.9%	0.1%

Our gross profit margin increased by approximately HKD 61.3 million (USD 7.8 million), or 37.6%, to approximately HKD 224.5 million (USD 28.7 million) for the year ended March 31, 2022 from approximately HKD 163.2 million for the year ended March 31, 2021. The increase in gross profit is primarily due to the increase of our overall revenues as discussed above.

For the years ended March 31, 2021 and 2022, our overall gross profit percentage was 29.8% and 29.9%, respectively. The slight increase of 0.1% was primarily due to increase in gross profit percentage from sales of furniture and fixtures as we adjusted our pricing due to demand of our product, offset by decrease in gross profit percentage from interior decoration and design as we are facing uprising labor and material cost in our PRC and Hong Kong operation.

Operating Expenses

Total operating expenses increased by approximately HKD 7.2 million (USD 0.9 million) or 4.2% to approximately HKD 180.9 million (USD 23.1 million) for the year ended March 31, 2022 from approximately HKD 173.7 million for the year ended March 31, 2021. The increase was mainly attributable to as following:

The approximately HKD 4.6 million (USD 0.6 million) or 5.1% increase in selling expenses was mainly attributable to the approximately HKD 1.4 million (USD 0.2 million) increase in advertising and marketing expense, and approximately HKD 1.3 million (USD 0.2 million) increase in sales personnel’s salary, commission, and travel expenses as we increased spending to promote our product and boost up our revenue. The increase also attribute to approximately HKD 1.5 million (USD 0.2 million) increase in other selling expenses such as office expense, meals and entertainment expense, repair and maintenance expenses, and others expenses as our business operation is in process to recover from the COVID-19 pandemic.

The approximately HKD 2.6 million (USD 0.3 million) or 3.1% increase in general and administrative expenses was mainly attributable to approximately HKD 17.8 million (USD 2.3 million) increase in legal, consulting, audit and other professional fee as we are in the process to become a public traded company in the United States, approximately HKD 3.6 million (USD 0.5 million) increase in payroll expenses and approximately HKD 1.6 million (USD 0.2 million) increase in property management expense, office expenses, property tax expenses, rent expenses, utility expenses, and others due to increase level of operating activities as we are in process to recover from the COVID-19 pandemic, offset by approximately HKD 21.0 million (USD 2.7 million) decrease in bad debts expense, as we collected some of the account receivables which we provided allowance over prior periods.

Other income (expenses), net

Total other income (expense), net decreased by approximately HKD 14.0 million (USD 1.8 million) or 121.2% to approximately HKD 2.5 million (USD 0.3 million) other expenses, net for the year ended March 31, 2022 from approximately HKD 11.6 million other income, net for the year ended March 31, 2021. The decrease was primarily attribute to increase in foreign currency exchange loss, net of approximately HKD 6.7 million (USD 0.9 million)

which is attributable to movements in the foreign currency exchange rates between the local currencies and foreign currencies that were transacted in foreign currencies. The decrease also attributed to approximately HKD 7.3 million (USD 0.9 million) decreased in subsidy received from U.K, Hong Kong, and Singapore government due to the expiration of COVID-19 payroll relief program.

Income tax expense

Our income tax expense amounted to approximately HKD 8.7 million and HKD 15.0 million (USD 1.9 million) for the year ended March 31, 2021, and 2022, respectively. The increase was due to increase in current provision for income tax as a result of increase of our net income before tax. The increase was also attribute to decrease in deferred tax benefit, as we were able to utilize net operation loss carry over from prior period to offset current taxable income.

Net income (loss)

Our net income increased by approximately HKD 33.8 million (USD 4.3 million), or 445.4%, to net income of approximately HKD 26.2 million (USD 3.3 million) for the year ended March 31, 2022, from net loss of approximately HKD 7.6 million for the year ended March 31, 2021. Such change was mainly due to the reasons as discussed above.

Liquidity and Capital Resources

In assessing our liquidity, we monitor and analyze our cash on-hand and our operating expenditure commitments. Our liquidity needs are to meet our working capital requirements and operating expenses obligations. To date, we have financed our operations primarily through cash flows from operations, and short-term borrowing from banks.

As of March 31, 2022, our working capital was approximately HKD 207.1 million (USD 26.4 million) and cash and restricted cash, current amounted to approximately HKD 346.3 million (USD 44.2 million), and our current assets were approximately HKD 675.5 million (USD 86.2 million) and our current liabilities were approximately HKD 468.5 million (USD 59.8 million).

As of March 31, 2022 we have cash amounted to approximately HKD 318.6 million (USD 40.6 million), and our dividends payable amounted to approximately HKD 196.1 million (USD 25.0 million). We declared the dividends to our shareholders at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments. As our cash balance amounted to approximately HKD 75.4 million (USD 9.6 million) after deducting the remaining dividends payable balance as of July 31, 2022, and we continued to generate positive cash flow from operating activities, we believed our liquidity and working capital will not be negatively impacted, and we will have sufficient fund to sustain our business operation for the next twelve months from the issuance of the financials.

Our revenues were impacted by COVID-19 and still not yet to return to the same level of fiscal year 2020. The COVID-19 outbreak materially adversely affected our business operations, financial condition and operating results for 2021, including but not limited to material negative impact on our merchandise supply chain, which have resulted in delays in the manufacture, supply, distribution, transportation and delivery of our products and our inventory levels. As of the date of this prospectus, our business operation is on pace to recover from the COVID-19 pandemic. Because of the significant uncertainties surrounding the COVID-19 outbreak, the extent of the business disruption and the related financial impact cannot be reasonably estimated at this time. There is no guarantee that our total revenues will grow and return the same level fiscal year 2020. However, we believe our current working capital and cash position is sufficient to support our operations for the next twelve months.

We intend to use the net proceeds raised from this offering to grow our business primarily by:

•        Approximately 20% for developing more sales channels for individual customers globally;

•        Approximately 20% for expanding more showrooms and distributors to increase the market share in North America and Europe;

•        Approximately 20% for developing more brands and designs on products;

•        Approximately 20% for spending on potential mergers and acquisitions, which would expand our manufacturing facilities; and

•        The balance to fund working capital and other general corporate purposes.

Current foreign exchange and other regulations in the PRC may restrict our PRC entities in their ability to transfer their net assets to us and our other subsidiaries located in Asia, Europe, and the U.S. However, these restrictions will likely have no impact on the ability of these PRC entities to transfer funds to us as we plan to retain our retained earnings in these PRC entities to continue to grow our business.

The following summarizes the key components of our cash flows for the years ended March 31, 2021 and 2022.

	For the Years Ended March 31,
	2021	2022	2022
	HKD	HKD	USD
Net cash provided by (used in) operating activities	64,453,040	(44,572,137)	(5,687,762)
Net cash used in investing activities	(15,937,848)	(16,040,774)	(2,046,931)
Net cash provided by (used in) financing activities	3,236,135	(153,706,627)	(19,614,194)
Effect of exchange rate change on cash and restricted cash	19,488,893	15,824,518	2,019,337
Net change in cash and restricted cash	71,240,220	(198,495,020)	(25,329,550)

Operating activities

Net cash used in operating activities was approximately HKD 44.6 million (USD 5.7 million) for the year ended March 31, 2022 and was primarily attributable to (i) approximately HKD 4.2 million (USD 0.5 million) decreased in non-cash items such as approximately HKD 1.5 million (USD 0.2 million) in deferred tax benefit as we recognized more deferred tax asset from increased of allowance of doubtful account, reserve for excess and obsolete inventories, net operating loss from our PRC and Thailand entities, and approximately HKD 2.7 million (USD 0.3 million) of debt forgiven from PPP loan from our US subsidiary, (ii) approximately HKD 16.4 million (USD 2.1 million) increase in account receivable as a result on significant increase in our revenue, (iii) approximately HKD 29.7 million (USD 3.8 million increase in inventory as we increase our stock level to meet with the increased demand of our product and service, (iv) approximately HKD 20.2 million (USD 2.6 million) increase in contract assets as we completed some projects and have not send out final billing based upon the contract billing term, (v) approximately HKD 15.8 million (USD 2.0 million) increased in prepayments, other receivables and other assets as some of our supplier required us to make deposit to secure the purchase, (vi) approximately HKD 24.7 million (USD 3.2 million) decreased in contract liabilities as we realized some of the deposit previously made by the customers due to completion of the projects or orders, and (vii) approximately HKD 8.9 million (USD 1.1 million) decreased in accrued liabilities and other current liabilities as we paid out some the accrued expenses, offset by (i) a net income of approximately HKD 26.2 million (USD 3.3 million), (ii) approximately HKD 19.4 million (USD 2.5 million) increased in non-cash items such as depreciation and amortization, provision for doubtful accounts, impairment of long-live assets, and reserve for excess and obsolete inventories, (iii) approximately HKD 26.9 million (USD 3.4 million) increase in account payable as we purchase more inventory on account, and (viii) approximately HKD 2.9 million (USD 0.4 million) increase in tax payable as we incurred more VAT tax expense due to increase of our revenue which subject to VAT tax and increase of income tax payable due to increase of net income before tax as discussed above.

Net cash provided by operating activities was approximately HKD 64.5 million (USD 8.3 million) for the year ended March 31, 2021 and was primarily (i) approximately HKD 42.4 million (USD 5.4 million) increased in non-cash items such as depreciation and amortization, provision for doubtful accounts, impairment of long-live assets, loss from disposal of equipment and reserve for excess and obsolete inventories (ii) approximately HKD 1.8 million (USD 0.2 million) decrease in inventory as our inventory level was negatively impacted by the constraint of our merchandise supply chain (iii) approximately HKD 27.4 million (USD 3.5 million) increase in contract liabilities as we incurred more projects that required certain deposits from the customer in order to secure the project (iv) approximately HKD 2.3 million (USD 0.3 million) increase in other payables and accrued liabilities as we incurred more accrued expenses, (v) approximately HKD 20.3 million (USD 2.6 million) increase in tax payable as we incurred approximately HKD 13.5 million (USD 1.7 million) of income tax expense and (vi) approximately HKD 8.2 million (USD 1.1 million) decreased in prepayments, other receivables and other assets as realized some of the prepayment made on last period, offset by (i) a net loss of approximately HKD 7.6 million (USD 1.0 million), (ii) approximately HKD 7.1 million (USD 0.9 million) in non-cash items such as deferred tax benefits as we recognized more deferred tax asset from increased of allowance of doubtful account, reserve for excess and obsolete inventories, net operating loss from our PRC and Thailand entities (iii) approximately HKD 12.0 million (USD 1.5 million) increase in account receivable as we grant longer credit term for our customers who was negatively impacted by the COVID-19 pandemic (iv) approximately HKD 8.4 million (USD 1.1 million) increase in contract assets as we completed some projects and have not send out final billing based upon the contract billing term, and (v) approximately HKD 2.9 million (USD 0.4 million) decreased in accounts payables as we have timely repaid our debts on account.

Investing activities

Net cash used in investing activities was approximately HKD 16.0 million (USD 2.0 million) for the year ended March 31, 2022 and was attributable to approximately HKD 8.1 million (USD 1.0 million) of equipment purchases, and HKD 8.0 million (approximately USD 1.0 million) payment of short term investment in corporate bond.

Net cash used in investing activities was approximately HKD 15.9 million (USD 2.0 million) for the year ended March 31, 2021 and was attributable to approximately HKD 16.1 million (USD 2.1 million) of equipment purchases, offset by cash received of approximately HKD 0.1 million (USD 17,000) in Acelin acquisition.

Financing activities

Net cash used in financing activities was approximately HKD 153.7 million (USD 19.6 million) for the year ended March 31, 2022 and was primarily attributable to approximately HKD 8.0 million (USD 1.0 million) of payments of professional fees in connection with our IPO, approximately HKD 188.5 million (USD 24.1 million) advance to a related party, and approximately HKD 0.2 million (USD 30,000) repayment to other payable- related parties, offset by HKD 43.0 million (approximately USD 5.5 million) of loan proceed received from Bank of Dongguan.

Net cash provided by financing activities was approximately HKD 3.2 million (USD 0.4 million) for the year ended March 31, 2021 and was primarily attributable to approximately HKD 3.2 million (USD 0.4 million) of loan received from Paycheck Protection Program (“PPP”) from our U.S subsidiaries, and advances of approximately HKD 0.2 million (USD 28,000) from related parties to support our business operations offset by an advance to related party of approximately HKD 137,135 (USD 18,000).

Commitments and Contingencies

In the normal course of business, we are subject to loss contingencies, such as legal proceedings and claims arising out of our business, that cover a wide range of matters, including, among others, government investigations and tax matters. In accordance with ASC No. 450-20, “Loss Contingencies”, we will record accruals for such loss contingencies when it is probable that a liability has been incurred and the amount of loss can be reasonably estimated.

The following table summarizes our contractual obligations as of March 31, 2022

	Payments due by period (in HKD)
Contractual obligations	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
	HKD	HKD	HKD	HKD	HKD
Short-term loans – banks	43,435,071	43,435,071	—	—	—
Operating lease obligations	25,451,941	11,824,434	11,622,636	2,004,871	—
Total	68,887,012	55,259,505	11,622,636	2,004,871	—

Capital Expenditures

For the years ended March 31, 2021 and 2022, we purchased approximately HKD 16.1 million and HKD 8.1 million (USD 1.0 million), respectively, of equipment mainly for use in our manufacturing operation.

Purchase Commitments

In May 2022, we entered into five properties purchase agreement with a third party to purchase four apartments and a building with the aggregated amount of approximately HKD 147.7 million (USD 19.0 million). As of date of this prospectus, we have remitted the full amount to the third party, and completed the purchase transaction.

In June 2022, we entered into five properties purchase agreement with a third party to purchase four apartments and a 9 units shop store with the aggregated amount of approximately HKD 127.3 million (USD 16.2 million). As of the date of this prospectus, we have remitted approximately HKD 28.3 million (USD 3.6 million) as purchase deposit, and expected to remit the remaining balance of HKD 99.0 million (USD 12.6 million) by the end of December, 2022 to completed the purchase transactions.

We purchased the above mentioned properties with our cash on hand, and the purchase is for investment purpose as we expect to place these properties up for sale in the future.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements including arrangements that would affect our liquidity, capital resources, market risk support and credit risk support or other benefits.

Critical Accounting Estimates

Our financial statements and accompanying notes have been prepared in accordance with U.S. GAAP. The preparation of these financial statements and accompanying notes requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We have identified certain accounting estimates that are significant to the preparation of our financial statements. These estimates are important for an understanding of our financial condition and results of operation. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting estimates involve the most significant estimates and judgments used in the preparation of our financial statements.

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in our consolidated financial statements include the estimated cost or input measure method used to calculate the revenue recognized in our interior decoration and design revenues, the useful lives of property and equipment, impairment of long-lived assets, the measurement of fair value of assets acquired and liabilities assumed in a business combination, allowance for doubtful accounts, realization of deferred tax assets and uncertain tax position. Actual results could differ from these estimates.

Revenue Recognition

Revenue from interior decoration and design

We generate revenue from interior decoration and design which included interior building works, design and build contracts. Revenue from interior decoration and design are generally recognized based on our efforts or inputs to the satisfaction of a performance obligation over time as work progresses because of continuous transfer of control to the customer and we have the right to bill the customer as costs are incurred. The performance obligation includes the customized furniture fixtures that we sell as well as the continuous interior decoration and design to be performed. Typically, revenue is recognized over time using an input measure (i.e., costs incurred to date relative to total estimated costs at completion) to measure progress. We generally use the cost-to-cost measure of progress method because it best depicts the transfer of control to the customer which occurs as we incur costs on its contracts. Under the cost-to-cost measure of progress method, the extent of progress towards completion is measured based on the ratio of total costs incurred to date to the total estimated costs at completion of the performance obligation. Revenues, including estimated fees or profits, are recorded proportionally as costs are incurred.

The cost-to-cost measure of progress method is also affected by changes in job performance, job conditions, and final contract settlements. These factors may result in revisions to total estimated costs and, therefore, revenue. Such revisions are frequently based on further estimates and subjective assessments. The effects of these revisions are recognized in the period in which revisions are determined. When such revisions lead to a conclusion that a loss will be recognized on a contract, the full amount of the estimated ultimate loss is recognized in the period such conclusion is reached, regardless of the percentage of completion of the contract.

The interior decoration and design revenues with the furniture fixtures components are combined and considered as one performance obligation. The promises to transfer the interior decoration and design and furniture fixtures are not separately identifiable, which is evidencing by the fact that we provide a significant service of integrating the goods and services into a single project for which the customer has contracted. The transaction price is clearly identifiable within our sales contracts in the performance obligation of our interior decoration and design revenues. Changes in job performance, job conditions, estimated contract costs and profitability and final contract settlements can result in change orders under which the customer agrees to pay additional contract price. Modifications that increase the scope of the contract due to additional, distinct goods or services, i.e., the additional goods or services create a separate performance obligation, and increase the price of the contract by an amount that reflects the standalone selling price for the separate goods or services are accounted for as a new contract.

Furthermore, the interior decoration and design and furniture fixtures normally includes assurance-type 1 year warranties that our performance is free from material defect and consistent with the specifications of our contracts, which do not give rise to a separate performance obligation.

Revenues from sales of furniture fixtures

We generate furniture fixtures revenues from sales of custom made wooden furniture and architectural fixtures and fittings, and showroom sales. We recognize the furniture revenue when control of the product is passed to the customer, which is the point in time that the customers are able to direct the use of and obtain substantially all of the economic benefit of the goods or services. The transfer of control typically occurs at a point in time based on consideration of when the customer has an obligation to pay for the goods, and physical possession of, legal title to, and the risks and rewards of ownership of the goods has been transferred, and the customer has accepted the goods. Revenue is recognized net of estimates of variable consideration, including product returns, customer discounts and allowance.

In addition, we elect to account for shipping and handling as fulfilment activities, and not as separate performance obligations. Shipping and handling fees billed to customers are included in net sales. All shipping and handling activity costs are net with the revenues at the time the related revenue is recognized. We evaluate the presentation of revenue on a gross or net basis based on whether it controls the service provided to the customer and is the principal (i.e. “gross”), or it arranges for other parties to provide the shipping and handling service to the customers and is an agent (i.e. “net”). Since we are not primarily responsible for the shipping and handling services provided to customers, we do not have inventory risk related to the services. Thus, we recognize revenue at a net basis.

Warranty

We generally provide limited warranties for our product sold. At the time a sale is recognized, we record estimated future warranty costs at time of delivery and these warranties are not service warranties separately sold by us. Generally, the estimated claim rates of warranty are based on actual warranty experience or our best estimate from historical data. We recorded HKD 4,800,589 and HKD 5,481,050 (USD 699,426) of warranty reserves under accrued liabilities and other current liabilities for the year ended March 31, 2021 and 2022, respectively.

Allowance for doubtful accounts

In establishing the required allowance for doubtful accounts, we considers historical collection experience, aging of the receivables, the economic environment, industry trend analysis, and the credit history and financial conditions of the customers. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. Our allowance for accounts receivables were HKD 25,308,953 and HKD 29,297,337 (USD 3,738,574) as of March 31, 2021 and 2022, respectively, representing 23.6% and 23.4% of our gross accounts receivables as of those date, respectively. The allowance for credit losses is based on a review of specifically identified customer accounts in addition to an overall aging analysis which is applied to accounts pooled on the basis of similar risk characteristics. Judgments are made with respect to the collectability of accounts receivable within each pool based on historical experience, current payment practices and current economic trends based on our expectations over the expected life of the receivables, which is generally ninety days or less. Although actual losses have not differed materially from our previous estimates, future losses could differ from our current estimates

Inventories, net

Inventories are comprised of raw materials, work in progress, and finished goods, and are stated at the lower of cost or net realizable value using the moving weighted average method. Management reviews inventories for obsolescence and cost in excess of net realizable value periodically when appropriate and records a reserve against the inventory when the carrying value exceeds net realizable value. Our reserves for excess and obsolete inventory were HKD 26,292,375 and HKD 29,346,398 (USD 3,744,835) as of March 31, 2021 and 2022, respectively, representing 20.4% and 18.3%, respectively, of our inventories on a moving weighted average basis. If actual demand or market conditions in the future are less favorable than those estimated, additional inventory write-downs may be required.

Contract assets and contract liabilities

Projects with performance obligations recognized over time that have revenue recognized to date in excess of cumulative billings are reported on our consolidated balance sheets as “Contract assets”. Contract retentions, included in contract assets, represent amounts withheld by clients, in accordance with underlying contract terms, until certain conditions are met or the project is completed. Provisions for estimated losses of contract assets on uncompleted contracts are made in the period in which such losses are determined. We did not incurred any provision for estimated losses of contract assets on uncompleted contracts as of March 31, 2021 and 2022.

Contract liabilities on uncompleted contracts represent the amounts of cash collected from clients, billings to clients on contracts in advance of work performed and revenue recognized and provisions for losses. The majority of these amounts are expected to be earned within twelve months and are classified as current liabilities.

Prepayments, other receivables and other assets

Prepayments, other receivables and other assets primarily include prepayment to vendors, prepaid expenses paid to services providers, value added tax (“VAT”) recoverable, advances to employees, and other deposits. Management regularly reviews the aging of such balances and changes in payment and realization trends and records allowances when management believes collection of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. We did not incurred allowance for doubtful account against prepayments, other receivables and other assets as of March 31, 2021 and 2022.

Deferred Income taxes

Deferred taxes is accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

Recent Accounting Pronouncements

See Note 2 of the notes to the consolidated financial statements included elsewhere in this prospectus for a discussion of recently issued accounting standards.

BUSINESS

Overview

Our Group is a specialized architectural woodworking company based in Hong Kong which manufactures high quality custom made wooden furniture and architectural fixtures and fittings. We are also a specialist interior works contractor. We manufacture and sell a range of furniture serving residential, office, hotel and retail markets in Asia, primarily in Hong Kong and China, as well as the U.S. and Europe.

Founded by Mr. Tsang Chi Hung, our Group’s then chairman and managing director, in 1973, our Group has grown from a small interior works subcontractor to a major specialized manufacturer of custom made furniture and architectural woodwork worldwide as well as a sizable interior works contractor in Hong Kong and China.

The principal operations of our Group comprise:

•        the manufacture of custom made wooden furniture for residential buildings, offices, hotels and other uses;

•        the manufacture of architectural fixtures and fittings, such as wall panelling, floors, built-in cabinets, molding, doors and door frames and architectural features at its factory in Dongguan, China. Generally, architectural fixtures and fittings manufactured by our Group are manufactured as part of its interior building works contracts or installed by others where our Group acts as a sub-contractor;

•        interior building works which involve the fitting out or refurbishing of the interiors of newly constructed and existing buildings on a contract basis;

•        the provision of a comprehensive interior design and installation service through design and build contracts; and

•        the distribution of ranges of high quality furniture and fixtures through furniture showroom sales across Asia, U.S. and Europe.

Our Competitive Strengths

We believe that the following strengths distinguish us from our competitors:

Commitment in product design and development and innovation

Our Group places strong emphasis on creating innovative designs and developing new products in order to maintain its competitive edges. Our Group engages experienced designers in the furniture industry to design our domestic and office furniture products. We have our own manufacturing factories and all products are self-produced, which offers our Group a much greater control over the quality of our products and our production costs. We have made significant investments in talents, technology and advanced systems to ensure that our employees are well-trained and our factory is equipped with advanced machineries and equipment. We also established an expert engineering team with skilled craftsmen and sophisticated mechanical technology, providing us the ability to transform any design concept into perfect wooden furniture. Based on our Directors’ experience in, and their knowledge of, the manufacturing of custom making wooden furniture, architectural fixtures and fittings, our Directors consider that the “Decca standard” is a commonly used term in the interior design industry and is synonymous with the highest industry standard available in Hong Kong.

Comprehensive and high standard product range

Our Group offers a wide range of high quality and sophisticated furniture products. Over the years, we diversified our product lines under different collections which are managed by four main brands including “Decca Contract”, “Decca Hospitality”, “Decca Home” and “Bolier” to serve different customers and our portfolio has grown to encompass custom furniture products and architectural fittings and fixtures for elegant homes, executive offices and famous stores and hotels around the world. Our products are highly recognized internationally. We have received the ISO9000 certification from the China Quality Certification Centre and the Indoor AdvantageTM Gold certification from the SGS (Scientific Certification Systems) Global Services, which are two of the most widely recognized certifications of high standards in the industry. Our products are also certified by the FSC (Forest Stewardship Council), which is a gold standard certifying that the wood resources used by our Group in our manufacturing process are harvested from forests that are responsibly managed, socially beneficial, environmentally conscious and economically viable.

Broad client base

Our Group serves a broad and established client base which includes property developers and owners, hotel and restaurant owners and operators, reputable retailers, banking corporations and airports. We do not rely on a particular type of client or group of clients or on a particular size or category of orders. This has enabled us to adapt successfully to changing economic circumstances. Our Group’s furniture products are marketed through our marketing department to our customers in Hong Kong and China. In addition, our furniture products are also exported to overseas countries in Asia, including Thailand and Singapore, and Europe, as well as the U.S. through an international network of offices and showrooms.

Our Strategies

Our principal business objective is to further strengthen our growth and profitability and expand our market presence in the worldwide furniture industry and markets. We intend to achieve our goal by adopting the following key strategies:

Increase worldwide brand awareness

Our showrooms are one of the key components in promoting our brand. We intend to establish more showrooms in countries and regions such as the U.S., China and Southeast Asia. We believe the expansion of our showroom footprint will allow more clients to experience our premium furniture products and integrate our products into their living lifestyle, thereby increasing brand awareness and driving sales.

The utilization of website and social media is becoming an important trend for our Group to promote products and provide industry updates to our clients. We intend to strengthen our online marketing efforts through our website and other social media channels and we believe that our continued investment in online brand marketing and consumer targeting will expand and strengthen our client reach.

Expand our production facilities

The continual improvement of our production facilities plays a key role in enhancing our ability to produce high-quality furniture products that can satisfy ever-changing consumer demand in the furniture industry. As such, we plan to expand the production capacity of our manufacturing operation in the PRC by acquiring or entering into joint venture arrangement with other factories with smaller scale in Dongguan, China. We also intend to expand our production capacity in Thailand on standardized furniture through leasing of additional production space, installation of new production lines and upgrading of existing manufacturing equipment in order to cope with the increasing retail sales in Asia. In terms of our business in the U.S. and Europe, we intend to improve our cost management by localizing our productions through entering into joint venture with manufacturers in Mexico to supply our furniture products to our customers in North America and with manufacturers in Lithuania to supply our furniture products to our customers in Europe.

We believe that by expanding and improving our production facilities, we will be able to better control our logistic costs, manufacture more price-competitive products with higher qualities, and enhance our capacity to accept more contracts and orders.

Enhance our IT system

We believe an effective IT system supplying real-time and complete information is critical to our ability to efficiently manage our production and logistics network. Accordingly, we intend to upgrade our IT system, which is expected to primarily consist of the development of a management information system, business operation system and customer portal, as well as the upgrade and expansion of our database system. In this effort, we plan to allocate resources to hire and train additional IT professionals and purchase IT equipment. To further improve our customer experience and expand our worldwide customers base, we also intend to develop our own e-commerce system where our retail customers will be able to view our products and make purchasing orders online through our website.

We believe our information technology strategies will help us to increase customer satisfaction, improve our operating efficiency, increase our revenue and enhance our profitability.

Our Products and Services

Manufacture of custom made wooden furniture and architectural fixtures and fittings

Manufacturing contracts

Our custom made wooden furniture and architectural fixtures and fittings business are often associated with our interior building works contracts. Interior building works contracts almost invariably require custom made wooden furniture or fixtures and fittings, such as wall paneling, floors, built-in cabinets, molding, doors and door frames and architectural features, manufactured by our Group. There is, therefore, close coordination between the manufacturing and contracting operations of our Group, as the former supplies the latter. All the architectural woodwork or fixtures and fittings used by our Group in our interior building works contracts are prefabricated and prefinished at our manufacturing facilities before delivery to the site. This has allowed us to segregate the operating management and the location of manufacture of architectural woodwork from the installation and other work associated with interior building contracts. Given the specialization of our Group, the provision of wooden furniture and architectural fixtures and fittings generally comprises a material proportion of the interior building works contracts for which our Group is invited to tender.

The contracting process usually begins with an invitation to our Hong Kong Operating Subsidiaries or PRC Operating Subsidiaries to tender for an interior building works contract in Hong Kong or in China, respectively. Although in certain instances and generally with design and build contracts, we also assist our clients at the pre-tendering stage in estimating costs, planning and scheduling the supply of materials and construction. Our Group has been involved in this business for nearly 50 years and our Directors believe that our Group is well known to most of the architects, designers and property owners in Hong Kong and China who normally determine the awarding of interior building works contracts and they are already familiar with the standard of the work of our Group. We are, therefore, usually invited by architects, designers and property owners in Hong Kong and China to tender for interior building contracts with a significant element of architectural woodwork and for the supply of custom made furniture and it has usually not been necessary for us to canvas actively for contracts. Besides interior building contracts which often associated with the manufacturing of our custom made wooden furniture and architectural fixtures and fittings, we also tenders for contracts or subcontracts to supply only loose furniture.

Most contracts are for a fixed sum, although some require a breakdown of each major component of the contract into a rate for that particular work. Prior to tendering, our quantity surveying department estimates the cost of materials, manpower and working hours required for each component of the contract. Our quantity surveying department in Hong Kong determines these estimates for all the components of the contract, other than for the provision of custom made furniture and architectural woodwork, where the estimation of raw materials and man hours required, but not costs, are carried out at our facility in China. The tender price is based on our estimate of costs plus the margin at which we are prepared to accept to carry out the contract.

Over the years, our Group has been able to assemble an extensive library of cost information. This has been greatly expanded by the computerized raw material and labor utilization monitoring system which was developed by our Group for its manufacturing operations in China. For every manufacturing order, we would have a detailed record of the amount of raw material acquired and used and the amount of labor and man hours expended in completing the order. This has enabled our Group to estimate accurately the material and manpower requirements and the time needed to complete each component of a contract. From this data, we can assess the cost of each component of a contract both to it and to its competitors. This has been critical to its success as a contractor. It has reduced the risk of under quoting in a tender which would cause it to take on work at unacceptable margins and it has ensured that our Group remains price competitive.

Manufacturing operation

Our Group has established manufacturing facilities in China and Thailand.

Our manufacturing facilities in China are located at Nan Chu Industrial Park, Dalingshan Town, Dongguan, Guangdong Province, China, and have been expanded progressively since we commenced its operations in China in 1989. It consists of workshops, administrative offices, guest accommodation, staff dormitories and recreational facilities, a showroom and storage space. At present, the total floor area of the facility is approximately 500,000 square feet, comprising of workshops and storage areas, a painting and coating shop, a metal working facility, a warehouse and ancillary facilities. Over 1,000 employees including production workers and other staff are positioned in our facilities in China.

Our manufacturing facility in Thailand was established in 2007 to cope with the increasing demand for our wooden furniture products in Asia, Europe and the U.S. It is located in Chonburi Province, Thailand with approximately 500,000 square feet and over 100 production workers.

Our Group manufactures a wide range of wooden furniture and architectural fixtures and fittings. Our Group manufactures to the design and specifications of our customers. The range of products manufactured by our Group includes:

•        custom made furniture, which includes both loose furniture such as beds, desks, tables and chairs and built-in furniture such as headboards, console units and built-in cabinets, principally for hotels and serviced apartments. Custom made furniture has represented the largest portion of our Group’s manufacturing output;

•        specialized products and fixtures, such as retail display cabinets, reception desks, bars and decorated veneered cigar humidors;

•        architectural woodwork such as door frames, doors, skirting, wooden panelling and wooden flooring and architectural features such as wooden molding, columns, plinths, balustrades and banisters and ceiling features; and

•        office furniture and fixtures such as case goods, which include furniture such as desks, cabinets and book shelves, desk chairs, partitions, conference tables and chairs and built-in shelving, cupboards and work stations.

Our production of wooden furniture and architectural fixtures and fittings employs a range of skills and manufacturing processes from traditional cabinet making, joinery, turning and wood carving and upholstery to the manufacture of veneered and marquetry products using advanced computer aided machinery, metal working, automatic wooden component manufacture, glazing and the application of gilding, coatings and paints.

A team from the production engineering department is assigned to oversee each step of the manufacturing process. Once factory orders have been received, the planning department then prepares a detailed production schedule for each item covered by the contract which includes a material cutting list, a breakdown of the machinery usage requirement and a detailed timetable for each stage of the manufacturing process. Work orders are then issued to each production unit engaged in the manufacture of that particular order.

The production process in summary is the manufacture of component parts to as close to a finished stage as possible, their assembly by cabinet makers or joiners, and the application of finishes and coatings after which the product will be ready for dispatch. The initial stage of manufacture is the rough milling of wood into the rough dimensions of the component. Thereafter it is fine milled into a usable shape. The component is then processed and finished ready for assembly. For the majority of panel work, flat woodwork and case goods, components are given their final finishes, normally a clear coating, prior to assembly. The assembly is then carried out without the requirement for any further finishing. For other products, components are then assembled by cabinet makers employing traditional woodworking skills for shaping and joining components. These products are then varnished and coated to complete their manufacture. Our Group also has specialist departments to gild furniture and fixtures, cut and fit marble and other non-wooden materials, install mechanical equipment to fixtures and wire fixtures for electricity.

Once the production process has been completed, the goods are packed awaiting delivery. Our logistic team handles deliveries of orders to Hong Kong and China. Deliveries of orders to area outside Hong Kong and China are handled by outside contractors.

Raw materials

The principal raw materials used by our Group for our manufacturing operation are lumber and veneer, which are mainly sourced from China and Thailand. Due to the seasonal nature of timber logging, there may be a temporary shortage of certain species of wood. These shortages tend to be of about three months’ duration and usually occur around the end of year. Our purchasing department is responsible to purchase and store sufficient supply of lumber and veneer throughout the year, keep an update on the wood price and review the quotation from time to time. Generally, except the shortage that might occurred at the end of the year, there is abundant supply of lumber and veneer in average, the prices paid by us for lumber and veneer throughout the years are reasonably stable and are not volatile, with a stable 3% to 5% inflation in price each year.

Interior building works

Our Group also engages in interior building works which involve the fitting out or refurbishing of the interiors of newly constructed and existing buildings on a contract basis in Hong Kong and China through our Hong Kong Operating Subsidiaries and PRC Operating Subsidiaries. For fitting out contracts in Hong Kong, we generally act as the contractor and subcontract the interior fitting out or refurbishing works to third party subcontractors. For fitting out contracts in China, the actual fitting out work is either undertaken by our Group or under a project consultancy arrangement with, a local subcontractor in China through a consultancy agreement under which our Group provides assistance to the local subcontractor. For wet work such as marble installation, painting and wall paper hanging, and the electrical and mechanical installation work, our Group employs the services of a number of subcontractors in Hong Kong and China, the choice of which depends on their tender prices, the demands of the contract and their past performance.

The overall supervision of contracts is undertaken by our Group’s project management department. For each contract, a project management team oversees the execution of the work of subcontractors to ensure that their work is carried out to our client’s specification on a timely basis. The team will coordinate the instructions of the clients’ designers and consultants to the subcontractors, provide regular supervision on the site, provide technical advice and attend regular meetings to resolve any problems that may arise during the course of a contract. For each contract, our Group has a project controller who is responsible for resolving any difficulties and negotiating any variations to the original contract which may become necessary to overcome design or technical difficulties or alterations to the client’s designs. The project management department also has regular contacts with our Group’s manufacturing facility in China, where its input is essential in scheduling production through the factory.

Once a contract has been awarded, the quantity surveying department prepares detailed estimates of the manpower required for the project, the materials to be used in the project and the raw materials which require purchasing for the project, schedules production and prepares project floor plans for the contract. During this preparatory stage, discussions take place with the production and engineering department to assess estimates of production time, processes involved and raw material usage so that, where possible, any wastage can be eliminated and costs reduced. The quantity surveying department then prepares a bill of quantities for the contract and issues the factory order to the manufacturing facility in China if needed. During the course of the contract, the quantity surveying department also analyses our subcontractors’ and suppliers’ quotations, assesses and agrees our subcontractor’s progress payments and final accounts, prepares documentation to support progress and final payments to our Group, analyses variation orders and prepares any claims against subcontractors. In addition, throughout the duration of each contract, the department carefully monitors costs and the progress of the project against the contract.

Payments and other terms for our interior building works contracts

Generally, contracts undertaken by our Group specify that payments are to be made within 28 days following the certification of our work by the client’s architect, surveyor or design consultant. Certification normally takes place in stages throughout the duration of a contract. For contracts to be completed within one year or contracts with clients not well known to our Group, the payment terms require a deposit of an agreed percentage ranging from 10% to 50% of the contract sum to be made prior to commencement of work on the project. A further payment of the contract sum is made when the project is substantially complete with the balance, less any retentions, being made on completion. Payments to subcontractors are made on a similar basis, except in this instance, the certification is given by our Group. For large scale contracts, the payment system typically agreed for interior works contracts can make significant demands on the working capital of the contractor. Where possible, therefore, our Group will attempt to obtain certification at the earliest stage practical for high value, high margin components of a contract, such as architectural fixtures and fittings, so that as far as possible a contract is self-financing.

Most of the large scale contracts undertaken by our Group are usually paid in stages over the duration of the contract. It is for this reason that our Group will only tender for such contracts if it is satisfied that the client will have no difficulty in making payments. Our large scale contracts have usually been undertaken for major international hotel operators, substantial property developers in Hong Kong and China, etc.

Most contracts also contain penalty terms which usually provide that a penalty is payable if contracts are not completed within the time specified. In addition, it is usual for clients in large scale contracts to require the issue of a performance bond as a guarantee of contractual performance. These bonds are issued by banks and insurance companies which are counter indemnified by our Group. The amount of the bond is based on a percentage of the contract amount.

It is also a normal industry practice for contracts to specify a guarantee period of between six and twelve months from completion of the contract. Under this arrangement, our customer retains a portion of the contract sum, normally between 5% and 10%. The retention money is payable after the expiry of the guarantee period once all defects, if any, have been rectified satisfactorily.

In addition, our Group is usually required by its contract to arrange sufficient employees compensation and contractor’s all risk insurance policies. The former covers all our Group’s employees and those of our subcontractors for the duration of a contract. A contractor’s all risk policy covers the construction work being carried out on site and any damage to third parties including personal injury and property damage caused by our Group or its subcontractors.

Contracts for works carried out by our Group in Hong Kong are denominated in Hong Kong dollars. Contracts carried out by our Group in China are mainly denominated in Renminbi, in addition to US dollars and Hong Kong dollars. Contracts for work carried out by our Group outside Hong Kong and China are mainly denominated in U.S. dollars.

Design and build contracts

Our Group also has its own interior design team which offers a comprehensive design and fitting out service. Substantially all of the work is carried out in Hong Kong through our Hong Kong Operating Subsidiaries. This service is generally employed for residential design projects and for smaller office fitting out works where the client has not retained his or its own architect or design consultant. The department has its own interior designer, draughtsmen and project coordinator. It is, therefore, able to develop design schemes, prepare design drawings and to supervise the construction site and the overall project. The department uses the quantity surveying department in the same manner as the project management department for interior building works contracts in analyzing subcontractor’s quotations, agreeing payments to subcontractors, estimating the materials and manpower requirements for the project and preparing factory orders. As with other interior building works, all the installation work in Hong Kong is subcontracted. The architectural woodwork and wooden furniture is manufactured by our Group’s own factory. The contract and payment terms for a design and build contract are the same as for contracts to be completed within one year or, in the case of contracts with clients not well known to our Group, the payment terms require a deposit of an agreed percentage ranging from 10% to 50% of the contract sum to be made prior to commencement of work on the project. A further payment of the contract sum is made when the project is substantially complete with the balance, less any retentions, being made on completion.

Furniture showroom sales

Our Group also generates revenue from furniture showroom sales. As of the date of this prospectus, we had 9 showrooms across Asia, Europe and the U.S. Our showrooms are highly inspirational and function as an invaluable brand awareness vehicle. Our showrooms convey our design concept in a tangible format to showcase product in fully appointed rooms and to help clients reimagine their homes, offices hotel or retail stores. Each showroom may vary in product display and design elements depending on regional factors influencing client design preferences. Our showroom layouts constantly change as our showroom managers inspect the floors regularly to determine new ways to visually optimize and maximize the appeal and inspirational nature of our showrooms. Our seasoned sales associates provide valued insight and advice to our client base that drive significant client engagement. Each showroom is managed and operated by our subsidiaries in the respective region. The following list shows the locations and size of our showrooms we operated as of the date of this prospectus:

Location	Approximate Square Footage
Hong Kong, China	2300 sq. ft.
Beijing, China	6508 sq. ft.
Shanghai, China	2846 sq. ft.
Paris, France	969 sq. ft.
Bukit Merah Central, Singapore	601 sq. ft.
Bangkok, Thailand	701 sq. ft.
London, United Kingdom	2200 sq. ft.
Chicago, USA	3669 sq. ft.
New York ,USA	4070 sq. ft.

Our Clients and our Brands

The clients of our furniture products and interior works services can mainly be categorized into four groups including:

• Hospitality	—

Our Group offers custom furniture and architectural fixtures and fittings for hotels, clubs and resorts. Our furniture projects an aura of luxury and quality for some of the world’s famous hotels and resorts group. These clients are mainly targeted and served under our brand “Decca Hospitality”, managed by one of our U.S. Operating Subsidiaries, Decca Hospitality Furnishing, LLC, which represents a legacy of fine furniture making that translates concepts of elegance, luxury and grace into beautifully crafted furniture for today’s finest hotels and resorts.

• Residential	—

Our Group collaborates with design professionals around the world to create fine home furniture with a beauty that will endure for generations. In addition, endowed with an unmistakable look and feel of luxury, we offer a range of collection of contemporary furniture under the “Bolier” brand, managed by one of our U.S. Operating Subsidiaries, Bolier & Company LLC. Our select “Bolier” portfolio is available through our dealers and worldwide showrooms. Our brand “Decca Home”, managed by one of our U.S. Operating Subsidiaries, Decca Home, LLC, also offers a cross section of styles that are design driven and handcrafted using the finest materials and techniques available to our residential clients.

• Office	—

With a focus on high end executive casegoods and luxury lounge products, our Group offers distinctive, precision made furniture for financial groups, law firms and other professional and corporate entities. In addition to made-to-order casegoods and lounge products, we also offer unique solutions for the executive office, reception areas, meeting rooms and boardrooms under our brand “Decca Contract”, managed by one of our U.S. Operating Subsidiaries, Decca Contract Furniture, LLC, that are sold through our authorized representatives and worldwide showrooms.

• Retail Stores	—	Our Group supplies and installs furniture and interior fixtures for retail stores worldwide. Our finely crafted woodwork may be seen in various world-famous luxury brand shops.

Sales and marketing

We use a variety of marketing and advertising vehicles to drive client traffic, strengthen and reinforce our brand awareness, attract new clients and encourage repeat purchases from existing clients. We believe our showrooms, website and social media engagement, among other things, act as important branding and advertising vehicles.

Our website contains details and catalogs of our products and present our merchandise in lifestyle settings that reflect our unique and differentiated brand. Our website drives our showroom net revenue as they raise brand awareness and showcase new merchandise.

We maintain a database of client information, which includes net revenue patterns, detailed purchasing information and certain demographic information, as well as mailing and email addresses. We mail our catalogs to addresses within this database and to addresses provided to us by third parties. The database supports our ability to analyze our target customers’ buying behaviors and facilitates the development of targeted marketing strategies and is maintained in accordance with our privacy policy.

In addition, we will continue to increase our brand awareness by expanding our showroom footprint, enhancing digital marketing, and improving our website features and analytics. We believe that these efforts will drive increased brand awareness and lead to higher net revenue for our business over time.

Competition

Based on our Directors’ experience in this business, we are aware that there are a number of competitors which specialize in the provision of furniture and fixtures for hotels and offices in Asia, Europe and the U.S.. All of them rely extensively, if not exclusively, on subcontracting to furniture factories in China, but few, if any, of our major competitors in the sales of furniture and fixtures operate a specialized and automated manufacturing plant such as that of our Group.

Our Group also undertakes a wide variety of interior building works and design and build contracts ranging from large scale office and hotel fit outs or refurbishments to smaller offices and residential projects in Hong Kong and China. For most of our contracts in Hong Kong and China, the reason that our Group is invited to tender or requested to provide a design and build service is because the design calls for a substantial element of high quality woodwork. Although there are a large number of companies engaged in interior building works contracts in Hong Kong and China, based on our Directors’ experience in this business and their knowledge of the industry, our Directors believe that few are specialist woodworking companies which can provide the quality and specialization in woodworking that we offer. For large scale contracts, we face less competition as there are only a small number of firms in Hong Kong and China with the financial resources and production capability to handle large scale contracts.

Our revenues are derived from interior decoration and design which included interior building works, design and build contracts. In addition, our revenue also derived from sales of furniture and fixtures which included sales of custom made wooden furniture and architectural fixtures and fittings, and showroom sales.

The following tables set out breakdowns of our revenue in Hong Kong dollars by (i) business segments; and (ii) geographical locations for the years ended March 31, 2021 and 2022:

Revenue by business segments:

	For the years ended
	March 31, 2021	March 31, 2022
	HKD	HKD	USD
Interior decoration and design(i)	223,335,918	279,505,469	35,667,131
Sales of furniture and fixtures(ii)	325,252,496	471,059,240	60,110,922
Total revenues	548,588,414	750,564,709	95,778,053

____________

(i)      Revenue recognized over time

(ii)     Revenue recognized at a point in time

Revenue by geographical locations:

	For the years ended
	March 31, 2021	March 31, 2022	March 31, 2022
	HKD	HKD	USD
U.S.	61,028,388	127,047,167	16,212,233
Europe	9,015,735	26,978,194	3,442,633
Asia
Hong Kong	117,832,607	147,944,240	18,878,867
PRC	299,464,725	361,598,803	46,142,896
Other Asia countries	61,246,959	86,996,305	11,101,424
Total revenues	548,588,414	750,564,709	95,778,053

Insurance

Our Group maintains insurance coverage against, among other things, (i) liability for third party bodily injury occurred in our premises; (ii) damage of stocks and machineries in our manufacturing facilities; and (iii) employees’ compensation insurance for our employees.

We believe that our current insurance policies are adequate and consistent with industry norm for our current operations and the prevailing industry practice. As of the date of this prospectus, we had not made, and had not been the subject of, any material insurance claim.

Seasonality

Our business and financial results during the year vary depending upon a variety of factors, including, among other things, changes in our product offerings and the introduction of new collections and categories, the opening of new retail locations or showrooms, timing of various events such as holiday seasons and the timing of our promotional events. As a result, our working capital requirements and demands on our product distribution and logistics network may fluctuate during the year. The results for any given period of the year are not necessarily indicative of the results that we may achieve for a full fiscal year.

Facilities

Our headquarters are located at 2/F Decca Industrial Centre, 21 Cheung Lee Street, Chai Wan, Hong Kong. The following table sets forth the location, use and size of our corporate, distribution, manufacturing and warehouse facilities as of the date of this prospectus:

Location	Use	Approximate Square Footage
Chai Wan, Hong Kong	Corporate headquarter	17,958 sq. ft.
Yuen Long, Hong Kong	Warehouse	24,237 sq. ft.
Dongguan, China	Distribution Center and manufacturing facility	500,000 sq. ft.
Chonburi Province, Thailand	Distribution Center and manufacturing facility	496,647 sq. ft.
Georgia, U.S.	Office	2,589 sq. ft.
Minneapolis, U.S.	Office	6,808 sq. ft.
North Carolina, U.S.	Office and warehouse	80,000 sq. ft.
Showrooms(1)	Retail

____________

(1)      We lease our showrooms in multiple locations, please see “Furniture showroom sales” above.

Employees

As of the date of this prospectus, our Group had 1,592 employees in Hong Kong, China, Singapore, Thailand, US and Europe, classified by functions as follows:

	Hong Kong	China	Singapore	Thailand	US	Europe
General management	7	—	1	1	—	—
Production workers	0	1,023	—	86	—	—
Production management	7	60	—	6	—	—
Non-skilled workers	3	84	—	—	—	—
Site workers	—	59	—	—	—	—
Site management	12	10	—	—	—	—
Accounting	10	7	—	3	2	1
Sales and marketing	58	32	1	5	14	9
Administration	16	57	—	15	2	1

Intellectual Property

As of the date of this prospectus, we maintained 11 trademark registrations in China through our PRC Operating Subsidiaries regarding our business name and brand names. We also owned the domain name decca.com.hk. Our Directors consider that the business and profitability of our Group are not dependent on any patent, license or new manufacturing process.

Legal Proceedings

As at the date of this prospectus, we are not a party to any legal proceedings that in the opinion of our management would have a material adverse effect on our business. However, from time to time, we have and we may become involved in legal proceedings arising in the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, we believe that the final outcome of ordinary course matters will not have a material adverse effect on our business, operating results, financial condition or cash flows.

REGULATION

Overview of the Laws and Regulations Relating to Our Business and Operations in Hong Kong

The following sets forth a summary of the major laws and regulations applicable to our business in relation to the sales of furniture in Hong Kong.

Consumer Goods Safety Ordinance

There are several pieces of legislation dealing with product safety requirements, the most common one being the Consumer Goods Safety Ordinance (Chapter 456 of the Laws of Hong Kong) (the “CGS Ordinance”). Under the CGS Ordinance, all consumer goods (except those listed in the Schedule of the CGS Ordinance) must comply with the general safety requirements or the safety standards and specifications prescribed by the Secretary for Commerce and Economic Development of Hong Kong.

The CGS Ordinance imposes a statutory duty on manufacturers, importers and suppliers to ensure that the consumer goods they supply are reasonably safe, having regard to all the circumstances, including (a) the manner in which, and the purpose for which, the consumer goods are presented, promoted or marketed; (b) the use of any mark in relation to the consumer goods and instructions or warnings given for the keeping, use or consumption of the consumer goods; (c) reasonable safety standards published by a standards institute or similar body for consumer goods of the description which applies to the consumer goods or for matters relating to consumer goods of that description; and (d) the existence of any reasonable means to make the consumer goods safer. The CGS Ordinance also provides a due diligence defense.

Any person who sells unsafe goods commits an offence and is liable to a fine of HK$100,000 and an imprisonment of one year on first conviction, and HK$500,000 and two-year imprisonment on subsequent conviction. Those unsafe goods may be seized by the Customs and Excise Department and other authorized officers.

Our Group has complied with the Consumer Goods Safety Ordinance for the sales of furniture in Hong Kong as at the date of this prospectus.

Contractual Obligations and the Sale of Goods Ordinance

In Hong Kong, contracts for the sale of goods are governed by, among others, the Sale of Goods Ordinance (Chapter 26 of the Laws of Hong Kong). The safety and suitability requirements of the goods supplied are often treated as an implied term of the sale contract; and that ordinance governs the meaning of certain implied terms or conditions and warranties. The Control of Exemption Clauses Ordinance (Chapter 71 of the Laws of Hong Kong) regulates civil liability and has an impact on the effectiveness of any terms in the contract which seeks to avoid liability for breach of contract, negligence or other types of breaches of duty. Both of these statutes seek to supplement the common law position and provide further protection to consumers or users as contracting parties.

Our Group has complied with the Sale of Goods Ordinance for the sales of furniture in Hong Kong as at the date of this prospectus.

Trade Descriptions Ordinance

The Trade Descriptions Ordinance (Chapter 362 of the Laws of Hong Kong) deals with mis-description of goods in general and it is to ensure the seller, in the course of business, give an accurate description about the goods.

Under that ordinance a trade description includes but not limited to the quantity, method of manufacture, production, processing or reconditioning, composition, fitness for purpose, place of origin, person by whom manufactured, produced, and processed or reconditioned. Pursuant to that ordinance, origin marking is not mandatory, but where such marking is used, it must be accurate and not misleading. It is an offence under that ordinance if the seller applies a false trade description to any goods or supplies or offers to supply any goods to which a false trade description is applied or has in his possession for sale or for any purpose of trade or manufacture any goods to which a false trade description is applied. In addition, any person who imports any goods to which a false trade description is applied commits an offence, unless he could prove that he acted without any intention to defraud, and had no reason to suspect and could not with reasonable diligence have found out that the goods are goods to which a false trade description is applied.

Our Group has complied with the Trade Descriptions Ordinance for the sales of furniture in Hong Kong as at the date of this prospectus.

The following sets forth a summary of the major laws and regulations applicable to our business in relation to our interior works contracts in Hong Kong.

Factories and Industrial Undertakings Ordinance (Chapter 59 of the Laws of Hong Kong)

Industrial undertakings, which include construction work, are subject to the Factories and Industrial Undertakings Ordinance, and any person or body corporate having the management or control of the business carried on in an industrial undertaking, including a body corporate, is required to comply with the Factories and Industrial Undertakings Ordinance and provide for the safety and health protection to workers in the industrial undertaking.

Under the Factories and Industrial Undertakings Ordinance, it is the duty of a proprietor of an industrial undertaking (namely the person or body corporate having the management or control of the business carried in an industrial undertaking) to ensure, so far as is reasonably practicable, the health and safety at work of all persons employed by it at the industrial undertaking. The duties of a proprietor include: (i) providing and maintaining plant and work systems that do not endanger safety or health; (ii) making arrangements for ensuring safety and health in connection with the use, handling, storage and transport of articles and substances; (iii) providing all necessary information, instructions, training and supervision for ensuring safety and health; (iv) providing and maintaining safe access to and egress from the workplaces; and (v) providing and maintaining a safe and healthy working environment.

A proprietor who contravenes any of these requirements willfully and without reasonable excuse commits an offence and could be held liable to a fine of HK$500,000 and to imprisonment for 6 months. Our Group may be considered to fall within the meaning of proprietor under the Factories and Industrial Undertakings Ordinance due to our operations encompassing the management or control of industrial undertakings for the time being of our projects, and as such any breach of our duties under the Factories and Industrial Undertakings Ordinance may constitute an offence and result in our Group being liable to a fine of HK$500,000.

Further, as our project management team is responsible for the on-site supervision and inspection works of our projects, the members of our project management team are required to carry with their persons valid Green Cards or an equivalent document in accordance with the Factories and Industrial Undertakings Ordinance while carrying out such on-site supervision and inspection works.

Pursuant to Section 6BA of the Factories and Industrial Undertakings Ordinance, persons employed by industrial undertakings engaging in construction work must attend a relevant safety training course recognized under the Factories and Industrial Undertakings Ordinance and be issued a Green Card for attendance of such safety training course. On and after the appointed day, as defined in the Factories and Industrial Undertakings Ordinance, it shall be the duty of every relevant person employed at an industrial undertaking engaging in construction work who has been issued a relevant Green Card which has not expired to, among other things, carry with his person the Green Card or an equivalent document while at work at the undertaking, and it is the duty of every proprietor of an industrial undertaking engaging in construction work not to employ at the undertaking a relevant person who has not been issued a relevant Green Card or whose relevant Green Card has expired. A Green Card shall expire between 1 to 3 years after the day on which the certificate was issued.

Any proprietor who contravenes Section 6BA commits an offence and is liable to a fine of HK$50,000. However, it shall be a defense for an offence contrary to Section 6BA for the proprietor to show that it believed, and that it was reasonable for it to believe, that the relevant person to whom the offence relates had been issued with a relevant Green Card and that it had not expired.

We are also required to comply with subsidiary regulations of the Factories and Industrial Undertakings Ordinance such as the Construction Sites (Safety) Regulations (Chapter 59I of the Laws of Hong Kong). The Construction Sites (Safety) Regulations provides for, among others, (i) the prohibition of employment of persons under 18 years of age on construction sites (save for certain exceptions); (ii) maintenance and operation of construction plants (including any plant, equipment, gear, machinery, apparatus, or appliance, or any part thereof) used or intended to be used for the purpose of construction work; (iii) the duty of a contractor responsible for a construction site to ensure the safety of the place of construction work; (iv) the duty of a contractor responsible for a construction site to take adequate steps to prevent falls; (v) provision of first aid facilities; and (vi) other miscellaneous safety requirements.

Rules arising from the Construction Sites (Safety) Regulations carry different levels of penalty and any person who contravenes or fails to comply with a rule under the Construction Sites (Safety) Regulations commits an offence and may be liable to a fine corresponding to that rule. A contractor found guilty of an offence could be held liable to a fine of up to HK$200,000 and imprisonment up to 12 months.

Our Group has complied with the Factories and Industrial Undertakings Ordinance for the interior works contracts in Hong Kong as at the date of this prospectus.

Occupational Safety and Health Ordinance (Chapter 509 of the Laws of Hong Kong)

As our operations involve industrial workplaces such as construction sites and our workers may be exposed to injuries whilst carrying out construction work, our Group is subject to the Occupational Safety and Health Ordinance. Our project management team is also responsible for providing safety and health protection to employees in workplaces, both industrial and non-industrial in accordance with the Occupational Safety and Health Ordinance.

Employers must as far as reasonably practicable ensure the safety and health in their workplaces by: (i) providing and maintaining plant and work systems that do not endanger safety or health; (ii) making arrangement for ensuring safety and health in connection with the use, handling, storage or transport of plant or substances; (iii) providing all necessary information, instruction, training, and supervision for ensuring safety and health; (iv) providing and maintaining safe access to and egress from the workplaces; and (v) providing and maintaining a safe and healthy work environment.

Failure to comply with the above provisions constitutes an offence of which the employer is liable on conviction to a fine of HK$200,000. An employer who fails to do so intentionally, knowingly or recklessly commits an offence and is liable on conviction to a fine of HK$200,000 and to imprisonment for 6 months.

The Commissioner for Labour may also issue improvement notices against non-compliance of this Ordinance or the Factories and Industrial Undertakings Ordinance or suspension notice against activity of workplace which may create imminent hazard to the employees. Failure to comply with such notices constitutes an offence punishable by a fine of HK$200,000 and HK$500,000 respectively and imprisonment of up to 12 months.

Our Group has complied with the Occupational Safety and Health Ordinance for the interior works contracts in Hong Kong as at the date of this prospectus.

Buildings Ordinance (Chapter 123 of the Laws of Hong Kong)

The Buildings Ordinance regulates the planning, design and construction of buildings and associated works. It provides that before the commencement of any building works: (i) prior approval and consent from the Building Authority must be obtained; (ii) authorized persons, such as architects, engineers and surveyors registered under the Buildings Ordinance, must be appointed to coordinate the works, prepare and submit plans for the approval from the Building Authority; (iii) registered professionals must be appointed to design and supervise the works; and (iv) registered contractors must be appointed to carry out the works.

Section 14(1) of the Buildings Ordinance provides that no person shall commence or carry out any building works without having obtained such prior approval and consent from the Building Authority and such proper appointments. According to Section 41(3), building works (other than draining works, ground investigation in the scheduled areas, site formation works and minor works) in any building are exempt from the requirement for approval and consent from the Building Authority if the works do not involve the structure of the building.

If the building works are within the purview of Section 41(3), the works must further comply with the building standards specified in the relevant Building Regulations empowered under the Building Ordinance. The Buildings Ordinance further requires that any authorized person of the buildings works must be appointed by the ultimate beneficiary of the works, the employer of the works or the contractor.

The Buildings Ordinance also establishes, among others, a general building contractors’ register, in which registered general building contractors (“RGBC”) may carry out general building works and street works which are not designated by the Building Authority as a category of specialized works (including, demolition works, foundation works, ground investigation field works, site formation works and ventilation works) specifically designated for registered specialist contractors. A building owner is required to appoint an RGBC from the general building contractors’ register corresponding to the category of building works to be carried out.

Under Section 8B(2) of the Buildings Ordinance, an applicant for registration as a general building contractor or specialist contractor must satisfy the Buildings Department on the following aspects: (i) if it is a corporation, the adequacy of its management structure; (ii) the appropriate experience and qualifications of its personnel; (iii) its ability to have access to plant and resources; and (iv) the ability of the person appointed to act for the applicant for the purposes of the Buildings Ordinance to understand building works and street works through relevant experience and a general knowledge of the basic statutory requirements.

Our Group has complied with the Buildings Ordinance for the interior works contracts in Hong Kong as at the date of this prospectus.

Overview of the Laws and Regulations Relating to Our Business and Operations in China

Regulations relating to furniture manufacturing

According to the Instructions for Use Products of Consumer Part 6:Furniture (GB5296.6-2004) (the “Instruction”) which was promulgated by Standardization Administration of the PRC and the General Administration of Quality Supervision, Inspection, and Quarantine of the PRC on 16 January 2004, it provides the basic requirements, methods, and contents to be included for the preparation of furniture manuals, which include the following: (1) a manual must be included with all sales of furniture; (2) in accordance with the national or industrial standards, the name of the furniture items must reflect the real items; (3) the manual must clearly define the purpose and application under the specified environmental conditions; (4) the furniture items must comply with relevant national safety, health, environmental protection laws, rules, regulations and standards; (5) the manual must also specify any special attention required for the usage of such furniture items; (6) the manual should be amended accordingly when the structure, form and material changes; (7) all manuals must clearly state the description and production date of the furniture items and date of publication of the manual; (8) the information contained in the manual must be consistent with the related advertisements and promotional materials; and (9) if applicable, the manual must state “Before installation or usage, please read the instructions carefully” on the cover page.

Upholstered Furniture

According to the Standard for the Light Industry: Software Furniture Sofa (QB/T 1952.1-2012) (The “Standard”) which was promulgated by the Ministry of Industry and Information Technology of the PRC on 7 November 2012 and came into effect on 1 March 2013, the sofa used indoors is suitable for the Standard. The Standard defines the terms and definitions of the sofa, the classification of the sofa, the product requirements of the sofa, the proofing test of the sofa, the measure and procedure for products inspection of the sofa, the standards and requirements for the logotype, package, transportation and storage of the sofa.

Metal furniture

According to the General Technical Requirements for Metal Furniture (GB/T 3325-2017) (the “Requirements”) which was promulgated by the Standardization Administration of the PRC and the General Administration of Quality Supervision, Inspection and Quarantine of the PRC on 29 September 2017 and came into effect on 1 April 2018, the Requirements include the terms and definitions of metal furniture; the product requirements of metal furniture; proofing test methods, measures and procedure for product inspection of metal furniture; the logotype, instructions for use, package, transportation and storage of metal furniture.

Panel Furniture

According to the Wooden Furniture-Quality test and quality evaluation (QB/T1951.1-2010) (the “Evaluation”) which was promulgated by the Ministry of Industry and Information Technology of the PRC on 22 April 2010 and came into effect on 1 October 2010, panel furniture is included. The Evaluation contains the terms and definitions of wooden furniture; the methods of proofing test for wooden furniture; the measure and procedure for product inspections of wooden furniture; the logo type; instructions for use, package, transportation and storage of wooden furniture.

Our Group has complied with the above regulations for the manufacturing of furniture in the PRC as at the date of this prospectus.

Regulations relating to Foreign Direct Investment

The Company Law of the PRC (the “Company Law”) was promulgated on 29 December 1993 and was subsequently amended on 25 December 1999, 28 August 2004, 27 October 2005, 28 December 2013 and 26 October 2018. Limited liability companies and stock limited companies established in China shall be subject to the Company Law. Foreign-invested companies are also subject to the Company Law, except as otherwise provided in the foreign investment laws.

The Foreign Investment Law of the PRC (the “Foreign Investment Law”) was adopted by the National People’s Congress on 15 March 2019, which came into force as of 1 January 2020, and replaced the Law of the PRC on Sino-Foreign Equity Joint Ventures, the Law of the PRC on Sino-Foreign Contractual Joint Ventures and the Law of the PRC on Wholly Foreign-owned Enterprises to become the legal foundation for foreign investment in the PRC. Under the Foreign Investment Law, the State shall implement the management systems of pre-entry national treatment and negative list for foreign investment, according to which the treatment given to foreign investors and their investments during the investment access stage shall be no less favorable than that given to their domestic counterparts, and the State shall give national treatment to foreign investment beyond the negative list where special administrative measures for the access of foreign investment in specific fields is specified. Besides, the State shall protect foreign investors’ investment, earnings and other legitimate rights and interests within the territory of the PRC in accordance with the law. The State will take measures to prompt foreign investment such as ensuring fair competition for foreign-invested enterprises to participate in government procurement activities, and protecting the intellectual property rights of foreign investors and foreign-invested enterprises. In respect of administration of foreign investment, foreign investment projects shall go through relevant verification and record-filing formalities if required by relevant PRC laws and regulations. The organization form, institutional framework and standard of conduct of a foreign-invested enterprise shall be subject to the provisions of the Company Law or the Partnership Enterprise Law of the PRC, if applicable.

Our subsidiaries in the PRC are subject to and has complied with the above regulations relating to Foreign Direct Investment as at the date of this prospectus.

Regulations relating to import and export of commodities

According to the Foreign Trade Law of the PRC (the “Foreign Trade Law”) which was promulgated by the PRC National People’s Congress on 12 May 1994 and was amended and came into effect on 7 November 2016, the PRC may restrict or prohibit the import or export of relevant goods or technologies for any of the following reasons: (1) the PRC needs to limit or prohibit import or export in order to maintain national security, public interests or public morals; (2) the PRC needs to restrict or prohibit import or export in order to protect the health or safety of the people, the lives or health of animals and plants, and the environment; (3) the PRC needs to restrict or prohibit import or export in order to implement measures related to gold or silver import and export; (4) the PRC needs to restrict or prohibit export due to short supply in the PRC or in order to efficiently protect natural resources that are likely to be exhaustible; (5) the PRC needs to restrict export due to the limited market capacity of importing countries or regions; (6) the PRC needs to restrict export due to the serious disorder of export; (7) the PRC needs to restrict import in order to establish or step up establishing specific industries in the PRC; (8) it is necessary to restrict the import of agricultural, animal husbandry and fishery products in any form; (9) the PRC needs to restrict import in order to maintain the State’s international financial status and balance of global payments; (10) the State needs to restrict or prohibit import or export for other reasons in accordance with the provisions of laws and administrative regulations; and (11) the PRC needs to restrict or ban import or export for different reasons in accordance with the provisions of international treaties and agreements that China has concluded or acceded to. As for our products namely upholstered furniture, panel furniture and Metal Furniture Products, none of them belongs to the Category for Restricted Industries for Foreign Investment nor Category for Prohibited Industries for Foreign Investment as per the Foreign Trade Law.

According to the Foreign Trade Law and the Measures for the Archival Filing and Registration of Foreign Trade Operators which was promulgated by the Ministry of Commerce of the PRC, newly amended and came into effect on 30 November 2019, enterprises engaged in import or export of goods or technology need to register with the relevant authorities in charge of foreign trade under the State Council unless otherwise provided by other laws, administrative regulations or by the competent authorities in charge of international trade under the State Council.

According to the Customs Law of the PRC which was promulgated by the Standing Committee of the National People’s Congress on 22 January 1987 and newly amended and came into effect on 29 April 2021, where an enterprise engages in import or export of goods which goes through customs declaration formalities, it shall be subject to registration by customs. The Council of State promulgated the Regulation of the PRC on Foreign Exchange Administration on 29 January 1996. This regulation was newly amended on 5 August 2008. By this regulation, international traders who are engaging in the import and export should register on Foreign Exchange Registration and process the foreign exchange settlement.

According to the Law of the PRC on Import and Export Commodity Inspection promulgated on 21 February 1989 and newly amended on 29 April 2021 and its implementation regulations, which were promulgated on 31 August 2005 and newly amended and came into effect on 2 March 2019, the consignee or consignor of imported or exported goods may complete the clearance declaration with the customs themselves or entrust commodity clearance agency firms to complete the declaration procedures. The government has adopted a filing and registration administration system for enterprises completing the declaration themselves. The consignee or consignor of imported or exported goods shall file with the relevant entry-exit inspection and quarantine authority according to law when handling the customs clearance procedures.

Our Group has complied with the above regulations for the sales and import and export of furniture in the PRC as at the date of this prospectus.

Regulations relating to real estate

Planning of Real Estate Projects

Pursuant to the Regulations on Planning Administration regarding Grant and Transfer of Use Right of Urban State-owned Lands, promulgated by the Ministry of Construction on 4 December 1992 and revised on 26 January 2011, an enterprise which has been granted land use rights and obtained the land use right granting contract shall apply for a construction land planning permit with competent planning authorities, and afterwards, such an enterprise can further register its land use rights with the land administration authorities.

According to the Urban and Rural Planning Law of the PRC promulgated by the SCNPC on 28 October 2007 and further amended on 24 April 2015 and 23 April 2019, any construction entity or individual contemplating to build any structure, fixture, road, pipeline or other construction projects shall apply to competent urban and rural planning departments for a planning permit on construction project.

Land Grants

Pursuant to the Land Administration Law of the PRC promulgated on 25 June 1986 and effective on 1 January 1987 and amended on 29 December 1988, 29 August 1998, 28 August 2004 and 26 August 2019 respectively, and Regulations for the Implementation of the Land Administration Law of the PRC promulgated on 27 December 1998 and effective on 1 January 1999 and amended on 29 July 2014, all land in the PRC is either state-owned or collectively owned, depending on the location of the land. All land in the urban areas of a city or town is state-owned, and all land in the suburb areas of a city or town and all rural land is, unless otherwise specified by law, collectively owned. The State has the right to reclaim land in accordance with law if required for public interest. Land owned by the State and land collectively-owned by rural collective economic entities may be allocated and used by units or individuals according to law. The ownership of land and land use rights registered according to the relevant laws shall be protected by law.

Our Group has complied with the above regulations relating to real estate for the manufacturing facilities in the PRC as at the date of this prospectus.

Regulations relating to production safety

In accordance with the Law on Production Safety of the PRC (the “Production Safety Law”), which was promulgated on 29 June 2002, became effective on 1 November 2002 and was amended on 27 August 2009, 31 August 2014 and 10 June 2021 respectively, entities engaging in production are required to implement production safety measures specified in the Production Safety Law and other relevant laws, administrative regulations, national standards and industry standards. Any entity that does not implement such measures for safe production is prohibited from engaging in production and business operation activities. Entities are required to provide their employees with education and training on production safety. Entities shall also provide their employees with protective gear that meet national and industry standards as well as supervision and proper training to ensure their correct utilization.

Our Group has complied with the above regulations relating to production safety for the manufacturing of furniture in the PRC as at the date of this prospectus.

Regulations relating to environmental protection

Enterprises conducting manufacturing activities in China are subject to provisions under the PRC environmental laws and regulations on noise, waste water, air emission and other industrial waste. The major governing environmental laws and regulations consist of the Environmental Protection Law of the PRC, which was most recently amended on 24 April 2014 and became effective on 1 January 2015, the Law of the PRC on the Prevention and Control of Water Pollution, which was most recently amended on 27 June 2017 and became effective on 1 January 2018, the Law of the PRC on the Prevention and Control of Air Pollution, which was most recently amended and became effective on 26 October 2018, the Law of the PRC on the Prevention and Control of Solid Waste Pollution, which was most recently amended on 29 April 2020 and became effective on the 1 September 2020 and the Law of the PRC on the Prevention and Control of Noise Pollution, which was promulgated on 24 December 2021 and will be effective on 5 June 2022 (collectively the “Environmental Laws”). Pursuant to the Environmental Laws, PRC enterprises shall build requisite environmental treatment facilities affiliating to the manufacturing facilities, where waste air, waste water and waste solids generated can be treated properly in accordance with the relevant provisions.

Pursuant to the Law of the PRC on Evaluation of Environment Effects, which was promulgated on 28 October 2002 and was amended on 2 July 2016 and on 29 December 2018, the Administrative Regulations on Environmental Protection for Construction Projects, which was promulgated on 29 November 1998 and amended on 16 July 2017 and became effective on 1 October 2017, and the Interim Measures for the Acceptance Inspections of Environment Protection Facilities of Construction Projects, which was promulgated by the Ministry of Environmental Protection of the PRC on 20 November 2017, enterprises that are planning construction projects should provide assessment reports, statement or registration form on the environmental impact of such projects. The assessment reports and statements must be approved by the competent environmental protection authorities prior to commencement of any construction work, while the registration forms shall be filed to them. Unless otherwise stipulated by laws and regulations, enterprises which are required to provide assessment reports and statements shall undertake the responsibility of acceptance inspections of the environmental protection facilities by itself upon the completion of the construction project. A construction project may be formally put into production or use only if the corresponding environmental protection facilities have passed the acceptance inspection. The competent authorities may carry out spot check and supervision on the implementation of the environmental protection facilities.

Our Group has complied with the above regulations relating to environmental protection for the manufacturing of furniture in the PRC as at the date of this prospectus.

Regulations relating to prevention and control of occupational diseases

According to the Law of the PRC on the Prevention and Control of Occupational Diseases, which was promulgated by the Standing Committee of the National People’s Congress on 27 October 2001 and became effective on 1 May 2002 and was most recently amended and became effective on 29 December 2018, an employer shall: (i) establish and improve the responsibility system of occupational disease prevention and control, strengthen the administration and improve the level of occupational disease prevention and control, and bear responsibility for the harm of occupational diseases produced in the unit; (ii) participate in work injury insurance; (iii) adopt effective protective facilities against occupational diseases, and provide protective articles to the laborers for personal use against occupational diseases; (iv) set up alarm equipment, allocate on-spot emergency treatment articles, washing equipment, emergency safety exits and safety zones for poisonous and harmful work places where acute occupational injuries are likely to take place; and (v) inform the employees, according to the facts, of the potential harm of occupational disease as well as the consequences thereof and the protective measures and treatment against occupational diseases when signing a labor contract with employees.

Our Group has complied with the above regulations for our staff and employees in the PRC as at the date of this prospectus.

Regulations relating to fire protection

The Fire Protection Law of the PRC was promulgated by the Standing Committee of the National People’s Congress (the “SCNPC”) on 29 April 1998, became effective on 1 September 1998 and was most recently amended on 29 April 2021. Interim Provisions on the Administration of Fire Protection Design Review and Final Inspection of Construction Projects was promulgated on 1 April 2020 and became effective on 1 June 2020. Pursuant to these laws, the fire protection design or construction of a construction project must conform to the national fire protection technical standards for project construction. The project owner, as well as the designing, construction, project supervision and other entities, shall be responsible for the quality of fire protection design and construction according to law. Where any construction project which shall be subject to fire protection design review in accordance with the law by the competent authorities fails to undergo fire protection design review and as-built fire protection inspection, and has been put into use without authorization, penalties shall be imposed.

Our Group has complied with the above regulations relating to our manufacturing facilities in the PRC as at the date of this prospectus.

Regulations on employment and social welfare

Labour Laws

Companies in the PRC are subject to the Labour Law of the PRC (the “PRC Labour Law”) which was promulgated on 5 July 1994, became effective on 1 January 1995 and was further amended on 27 August 2009 and 29 December 2018, the Labour Contract Law of the PRC(the “PRC Labour Contract Law”) which was promulgated on 29 June 2007, became effective on 1 January 2008 and was further amended on 28 December 2012, and the Implementation Regulations of the PRC Labour Contract Law which was promulgated by the State Council on 18 September 2008 and became effective on the same date, as well as other related regulations, rules and provisions promulgated by the relevant government authorities from time to time. Compared to previous PRC laws and regulations, the PRC Labour Contract Law imposes stricter requirements in such respects as signing of labour contracts with employees, stipulation of probation period and violation penalties, termination of labour contracts, payment of remuneration and economic compensation, use of labour dispatches as well as social security premiums.

According to the PRC Labor Law and the PRC Labor Contract Law, a labour contract in writing shall be concluded when a labour relationship is to be established between an employer and an employee. An employer shall pay an employee two times of his salary for each month in the circumstance where he fails to enter into a written labour contract with the employee for more than a month but less than a year; where such period exceeds one year, the parities are deemed to have entered into an unfixed-term labour contract. Employers shall pay wages that are not lower than the local minimum wage standards to the employees. Employers are also required to establish labour safety and sanitation systems in compliance with PRC rules and standards, and to provide relevant training to the employees.

Social Insurance and Housing Provident Funds

The PRC social insurance system is mainly governed by the Social Insurance Law of the PRC (the “Social Insurance Law”). The Social Insurance Law was promulgated by the SCNPC on 28 October 2010, became effective on 1 July 2011 and was amended on 29 December 2018. According to the Social Insurance Law, the Decision of the State Council on the Establishment of the Medical Insurance Program for Urban Workers (effective from 14 December 1998), the Regulation of Insurance for Work-Related Injuries (effective from 1 January 2004 and amended on 20 December 2010), Trial Measures for Maternity Insurance of the Staff and Workers in Enterprises (effective from 1 January 1995), the Regulations on Unemployment Insurance (effective from 22 January 1999), the Interim Regulations on the Collection and Payment of Social Insurance Premiums(effective from 22 January 1999 and most recently amended on 24 March 2019), employers in the PRC shall make social insurance registration with the competent authorities, and pay five basic types of social insurance premiums for their employees, or rather, basic pension insurance, basic medical insurance, work-related injury insurance, unemployment insurance and maternity insurance. According to the Social Insurance Law, if an employing entity does not pay the full amount of social insurance premiums as scheduled or required, the social insurance premium collection institution shall order it to make the payment or make up the difference within the stipulated period and impose a daily fine equivalent to 0.05% of the overdue payment from the day on which the payment is overdue. If the payment is not made within the prescribed time, the social insurance authority shall impose a fine ranging from one to three times of the overdue payment amount.

According to the Regulations on Management of Housing Provident Funds which was promulgated by the State Council and came into effect on 3 April 1999 and was amended on 24 March 2002 and 24 March 2019, all business entities (including foreign invested enterprises) are required to register with the local housing provident funds management centre and then maintain housing provident fund accounts and pay the related funds for their employees. In addition, for both employees and employers, the payment rate for housing provident fund shall not be less than 5% of the average monthly salary of the employees in the previous year. The payment rate may be raised if the employer desires so. Where an entity fails to deposit the housing provident fund in full within the time limit, it shall be ordered by the housing provident fund management center to deposit the fund within a time limit; if it still fails to deposit the fund within the time limit, the housing provident fund management center may apply to the People’s Court for enforcement.

We have paid social insurance for all employees and housing provident fund for most of our employees in China. While our payment base of social insurance and housing provident fund meets the respective local government’s requirements in respect of the locations of our PRC subsidiaries, it is lower than the national legal standard. Recently, as the PRC government enhanced its enforcement measures relating to social insurance collection, we may be required to make up the contributions for our employees, and may be further subjected to late fees payment and administrative fines, which may adversely affect our financial condition and results of operations. As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our current employment practices do not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. In addition, we may incur additional expenses in order to comply with such laws and regulations, which may adversely affect our business and profitability. For details, see “Risk Factors — Risks Related to Doing Business in China — Increases in labor costs and enforcement of stricter labor laws and regulations in China and our additional payments of statutory employee benefits may adversely affect our business and profitability.”

Regulations relating to foreign exchange

The Regulation of the PRC on Foreign Exchange Control, promulgated by the State Council on 29 January 1996 and most recently amended on 5 August 2008, is the principal regulation on foreign exchange in the PRC. According to such regulation, Renminbi is freely convertible for current account items after due process, including distribution of dividends, trade-related foreign exchange transactions and service-related foreign exchange transactions, whereas foreign exchange for capital account items, such as direct investments or loans, requires prior approval of and registration with the State Administration of Foreign Exchange (the “SAFE”).

According to the Circular of State Administration of Foreign Exchange on the Reform of Administrative Approach for the Settlement of Foreign Exchange Capital Funds of Foreign-funded Enterprises which was promulgated on 30 March 2015 and effective as from 1 June 2015, the voluntary settlement of foreign exchange capital funds for foreign-funded enterprises will be implemented. The foreign exchange capital funds in a foreign-funded enterprise’s capital account which have been recognized by a foreign exchange bureau as the interests of monetary capital contributions or registered with a bank as commercial capital contributions, can be settled in banks according to such enterprise’s actual business operation requirements. The provisional percentage for the voluntary settlement of foreign exchange capital funds for foreign-funded enterprises is 100%.

According to the Notice of State Administration of Foreign Exchange on Reforming and Standardizing Capital Account Foreign Exchange Settlement Administration Policies issued by SAFE on 9 June 2016, it has been specified that, for the capital account foreign exchange income subject to voluntary foreign exchange settlement (including the repatriation of the proceeds from overseas listing), the domestic institutions may conduct the foreign exchange settlement at the banks according to their operation needs. The proportion of the capital account foreign exchange income subject to voluntary foreign exchange settlement was tentatively set as 100%, provided that SAFE may adjust the aforesaid proportion according to the international payment balance status in good time.

On 26 January 2017, SAFE promulgated the Circular on Further Improving the Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification (the “SAFE Circular 3”), which became effective on the same date and stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including: to process outbound remittance of profits in an amount equivalent to above USD 50,000 for domestic entities (i) banks shall, under the principle of genuine transaction, check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements, and affix seals on the original version of the tax filing records to indicate the amount and the date of the outbound remittance; and (ii) domestic entities shall use profits to make up for previous years’ losses before remitting the profits. Further, pursuant to the SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements, and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

Our Group has complied with the above foreign exchange regulations for our sales and export and import of furniture in the PRC as at the date of this prospectus.

Regulations on tax

PRC Enterprise Income Tax

PRC enterprise income tax is calculated based on taxable income, which is determined under (i) the Enterprise Income Tax Law of the PRC (the “EIT Law”), which was promulgated on 16 March 2007, and was most recently amended and became effective on 29 December 2018, and (ii) the Implementing Regulations of the EIT Law (the “EIT Regulation”) promulgated by the State Council on 6 December 2007 and implemented on 1 January 2008 and amended on 23 April 2019. The EIT Law imposes a uniform enterprise income tax rate of 25% on all PRC resident enterprises, including foreign-invested enterprises, unless they are qualified for certain exceptions. The enterprise income tax is calculated based on the PRC resident enterprise’s global income as determined under PRC tax laws and accounting standards.

The EIT Law also provides that enterprises established under the laws of foreign jurisdictions with “de facto management body” located in PRC are treated as “resident enterprises” for PRC tax purposes, and will be subjected to PRC income tax on their worldwide income. Under the EIT Regulation, a “de facto management body” is defined as a body that has real and overall management and control over the business, personnel, accounts and properties of an enterprise.

PRC Value-Added Tax

Pursuant to the Interim Regulations of the PRC on Value-added Tax which was promulgated on 13 December 1993 and was most recently amended and became effective on 19 November 2017 and the Implementing Rules for the Interim Regulations of the PRC on Value-added Tax which was promulgated on 25 December 1993 and was most recently amended on 28 October 2011 and became effective on 1 November 2011 (collectively the “VAT Law”), all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay value-added tax (the “VAT”) at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to all the refund of VAT that it has already paid or borne unless otherwise stipulated.

In accordance with the Notice of Ministry of Finance and State Administration of Taxation on the Adjustment of Value-added Tax which was promulgated by the Ministry of Finance and the State Administration of Taxation on 4 April 2018 and came into effect on 1 May 2018, the rate of Value-added Tax were adjusted. To be specific, where a taxpayer engages in a taxable sales activity for the Value-added Tax purpose or imports goods, the previous applicable 17% tax rates were adjusted to 16%.

In accordance with the Notice of Ministry of Finance and State Administration of Taxation on the Adjustment of export rebate rate of some products which was promulgated by the Ministry of Finance and the State Administration of Taxation on 22 October 2018 and came into effect on 1 November 2018, except for the products mentioned otherwise, the export rebate rate of the export products has increased from 15% to 16%.

According to Announcement on Policies for Deepening the Value-added Tax Reform which was promulgated by the Ministry of Finance, the State Taxation Administration and the General Administration of Customs on 20 March 2019 and came into effect on 1 April 2019, the rate of Value-added Tax has been adjusted. To be specific, (1) for general Value-added Tax payers’ sales activities or imports that are subject to Value-added Tax at an existing applicable rate of 16%, the applicable Value-added Tax rate is adjusted to 13%; (2) for the exportation of goods or labour services that are previously subject to Value-added Tax at 16%, with the applicable export refund at the same rate, both the applicable Value-added Tax rate and export refund rate are adjusted to 13%.

Withholding Income Tax and Tax Treaties

The EIT Regulation provides that since 1 January 2008, an income tax rate of 10% will normally be applicable to dividends declared to non-PRC resident investors which do not have an establishment or place of business in the PRC, or which have such establishment or place of business but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

Pursuant to an Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Incomes (the “Double Tax Avoidance Arrangement”), and other applicable PRC laws, if a Hong Kong resident enterprise is determined by the competent PRC tax authority having satisfied the relevant conditions and requirements under such Double Tax Avoidance Arrangement and other governing laws, the 10% withholding tax on the dividends the Hong Kong resident enterprise receives from a PRC resident enterprise may be reduced to 5%. However, in compliance with the Notice of SAT on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (the “Circular 81”), which was promulgated and became effective on 20 February 2009, if the relevant PRC tax authorities determine in their discretion that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such PRC tax authorities may adjust the preferential tax treatment. On 3 February 2018, the SAT issued the Announcement on Certain Issues Concerning the Beneficial Owners in a Tax Agreement (the “Circular 9”), which provides the guidance for determining whether a resident of a contracting counterparty is the “beneficial owner” of an item of income under China’s tax treaties and similar arrangements. Under Circular 9, a beneficial owner generally shall be engaged in substantive business activities and an agent may not be regarded as a beneficial owner and, therefore, may not qualify for these benefits.

Our Group has complied with the above tax regulations for our furniture business in the PRC as at the date of this prospectus.

Overview of the Laws and Regulations Relating to Our Business and Operations in the U.S.

Consumer Protection and Product Safety Laws in the U.S.

During the years ended March 31, 2022 and 2021, the U.S. accounted for 16.9% and 11% of our revenues, respectively. We have no material activities in the U.S. other than our export sales and related advertising and marketing activities. Certain U.S. Federal and state consumer protection and product safety laws, rules and regulations are applicable to our products sold in the U.S. These laws, rules and regulations may change from time to time and may negatively impact our business. The laws, rules and regulations with the most significant impact on our operations are described below. However, other federal, state and local laws may also impose certain obligations on us and affect the products we sell or distribute within the U.S.

The Consumer Product Safety Act (“CPSA”) sets forth various laws pertaining to products sold in the U.S. and the Consumer Product Safety Commission (“CPSC”) promulgates regulations under the CPSA. Section 15(b) of the CPSA requires every manufacturer of a consumer product sold in the U.S. to inform the CPSC within 24 hours of obtaining information that one of their products (1) fails to comply with certain consumer product safety rules, (2) contains certain defects or (3) creates an unreasonable risk of serious injury or death. The CPSC may also require the manufacturer to cease distribution of the product in question and notify persons to whom the product was sold or distributed of such non-compliance, defects or risk. In certain circumstances, the CPSC may require the manufacturer to bring the product in question into conformity with applicable consumer protection laws or regulations, repair the defect in the product, replace the product with an equivalent product that complies with relevant consumer safety rules, effect a product recall and/or refund the purchase price of the product.

The Consumer Product Safety Improvement Act of 2008 (“CPSIA”) also requires that domestic manufacturers and importers of consumer products subject to statutes, regulations, rules, bans and standards enforced by the CPSC shall issue general conformity certificates for such products attesting to compliance with such requirements.

As at the date of this prospectus, we had not been notified of any material claims in the U.S. in respect of our products and continue to believe that we are currently in material compliance with U.S. Federal and state consumer safety laws, rules and regulations. We continue to work with our staff and customers in the U.S. to monitor developments in law and regulations which may be relevant to our products.

MANAGEMENT

Our current directors and executive officers, their ages and positions are as follows:

Directors and Executive officers	Age	Position
Mr. Wong Man Hin, Max	34	Director, chief executive officer, managing director
Ms. Tsang Yee Ling, Masha	45	Director, deputy managing director, chief business development officer
Ms. Fung Sau Mui	66	Director, chief financial officer
Mr. Longdley Zephirin	50	Independent Director Nominee*
Ms. Siu Yuk Ming, Victoria	28	Independent Director Nominee*
Mr. Michael John Viotto	70	Independent Director Nominee*
Mr. Ng Pak Kin, Danny	43	Independent Director Nominee*

____________

*        These individuals will become directors of the Company upon the effectiveness of the registration statement of which this prospectus forms a part.

Below is a summary of the business experience of each our executive officers and directors:

Mr. Wong Man Hin, Max, age 34, is our Director, chief executive officer and managing director, and is primarily responsible for overseeing the strategy and decision making of our Group. Mr. Wong joined our Group in June 2021. Prior to that, from January 2015 to June 2021, he was self-employed working in the corporate finance sector. Mr. Wong was involved in providing assistance and advice as a consultant to corporate clients engaging in merger and acquisition or restructuring, and formulating business strategies and marketing plans for the corporate development of his clients. Mr. Wong graduated from Indiana University Bloomington, USA with a Bachelor’s degree of Science in Business in 2011.

Ms. Tsang Yee Ling, Masha, age 45, is our Director, deputy managing director and chief business development officer of our Group, and is primarily responsible for overseeing the business development and legal affairs of our Group. Ms. Tsang joined our Group in 2005 and is the daughter of Mr. Tsang Chi Hung, the founder of our Group. She has over 15 years of experience in business development and legal affairs. Ms. Tsang obtained a Bachelor’s degree in Architectural Planning, Building and Environmental Studies from the University College London in 1999 and a Bachelor’s degree in law from The City University, London in 2001. She also holds a PCLL postgraduate certificate in laws from the University of Hong Kong.

Ms. Fung Sau Mui, age 66, is our Director and chief financial officer, and is primarily responsible for overseeing the finance and administration function of our Group. Ms. Fung joined our Group in 1976. She has over 40 years of experience in financial management, accounting, costing, material sourcing and purchasing and personnel management.

Mr. Longdley Zephirin, age 50, will be appointed as our independent Director upon the effectiveness of the registration statement of which this prospectus forms a part and will be a member of the audit committee, compensation committee and the nominating and corporate governance committee. Mr. Zephirin has over 20 years of investment banking experience. Mr. Zephirin was selected as the No. 1 Stock Picker by the Thomson Reuters Analyst Survey in 2010, and as a Master Stock Picker by the Wall Street Journal in 2008. Mr. Zephirin has served as the CEO and Director of Research at The Zephirin Group, Inc. Mr. Zephirin has worked at Citigroup as a research associate from 1996 to 1998, ABN AMRO, Inc., as a research analyst from 1998 to 2000, Wells Fargo Securities, Inc. as a research analyst from 2000 to 2001, Williams Capital Group, LP as research analyst from 2001 to 2002, at Deutsche Asset Management as portfolio consultant analyst from 2006 to 2012 and Barclays Wealth from 2015 to 2016 as a consultant. In 2017, Mr. Zephirin was chosen by the OTC Markets in the U.S. as a Premium Equity Research Provider for listed companies. Mr. Zephirin was a former member of the New York Society for Security Analysts and the Hong Kong Securities Institution. He has served as a director of ATIF Holdings Ltd. (NASDAQ: ATIF) from April 2019 to August 2021. Mr. Zephirin graduated from the Borough of Manhattan Community College in business in 1997 and studied finance and international law at the Lubin School of Business at Pace University. Mr. Zephirin was a member of the board and benefit committee of Complexions Contemporary Ballet and Wiyo Ltd.

Ms. Siu Yuk Ming, Victoria, age 28, will be appointed as our independent Director upon the effectiveness of the registration statement of which this prospectus forms a part and will be the chairlady of the audit committee and a member of the compensation committee and the nominating and corporate governance committee. Ms. Siu graduated from The Hong Kong Polytechnic University with a Bachelor’s degree in business administration (major in accountancy) in August 2015. Since her graduation, from September 2015 to February 2016, she worked as an audit junior in Robert Chui & Co CPA. From September 2016 to July 2021, she was the senior associate of the risk assurance department of PricewaterhouseCoopers, taking part in IT audit, cybersecurity assessment, internal audit and annual audit engagements. From July 2021 to December 2021, Ms. Siu has been an assistant IT audit manager for OJ Consulting Limited, conducting audit services for clients. Since December 2021, Ms. Siu served as an independent non-executive director and chairman of audit committee of WAC Holdings Limited (HKEX: 8619). Ms. Siu is a Certified Public Accountant (CPA), a member of the Hong Kong Institute of Certified Public Accountants, and a Certified Information Systems Auditor (CISA), a member of the Information Systems Audit and Control Association (ISACA).

Mr. Michael John Viotto, age 70, will be appointed as our independent Director upon the effectiveness of the registration statement of which this prospectus forms a part and will be the chairman of the compensation committee and a member of the audit committee and the nominating and corporate governance committee. Mr.Viotto has over 12 years of experience in finance and business management. He has served as an independent director to the board of directors for Sentage Holdings Inc. (NASDAQ: SNTG) since July 2021. He has been the CEO of CTOP Blocakchain Technology Inc. since February 2021. He has also served as an independent director to the board of directors for China-Eco Materials, Limited (NASDAQ: ZGHB) since January 2020. Since August 2017, Mr. Viotto has worked as a board member and chief financial officer of Fuse Group Holding Inc. (OTC: FUST). From December 2017 to April 2021, he served as an independent director to the board of Dunxin Financial Holding Limited (NYSE AMERICAN: DXF). From September 2016 to January 2017, he was a non-executive independent director of Future World Financial Holdings, Inc. (a company listed on the Hong Kong Stock Exchange, stock code 0572). Mr. Viotto has served as president of MJV Consulting since October 2014 up to the present. From May 2013 to January 2017, he served as an independent director for Nova Lifestyle, Inc. (NASDAQ: NVFY). From May 2009 to September 2014, Mr. Viotto was the president of MJV Financial Inc., and was appointed as exclusive agent for Coface North America, an internationally recognized leader in the Trade Finance Industry. Mr. Viotto obtained his Bachelor of Science Degree in Business Administration from California Polytechnic University in Pomona, California in March 1985.

Mr. Ng Pak Kin, Danny, age 43, will be appointed as our independent Director upon the effectiveness of the registration statement of which this prospectus forms a part and will be the chairman of the nominating and corporate governance committee and a member of the audit committee and compensation committee. Mr. Ng is a barrister in Hong Kong and has over 19 years of practice experience in the legal field. He was called to the Bar of Hong Kong in December 2001 and commenced full practice in September 2002. Throughout his career as a barrister, Mr. Ng has engaged in a myriad of practices and work including criminal litigation for both defense and prosecution, general civil litigation, commercial litigation and Securities and Futures Commission (SFC) litigation. From December 2012 to March 2014, Mr. Ng served as an independent non-executive director at Uni-Bio Science Group Limited (a company listed on the Stock Exchange of Hong Kong Limited with stock code 690). Mr. Ng obtained his Bachelor of Laws degree from the University of Hong Kong in 2000 and his PCLL certificate from the University of Hong Kong in 2001.

Family Relationships

Mr. Wong Man Hin, Max is a first cousin of Ms. Tsang Yee Ling, Masha, both our Directors. Save for that, none of our Directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Employment Agreements

We have entered into employment agreements with each of our executive officers. The executive officers are entitled to a fixed salary and other company benefits, each as determined by the Board from time to time. We may terminate an executive officer’s employment under Hong Kong Labor Law and under other applicable laws and regulations.

Each executive officer has agreed during and after the termination or expiry of his or her employment agreement, not to reveal to any person or use all information, know-how and records that is confidential or not, which may come to their knowledge during their employment, except as authorized or required by their duties to do so. The restriction shall cease to apply to information or knowledge which may come into the public domain.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our Directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors

Our board of directors will consist of 7 Directors, comprising 3 Directors and 4 independent Directors, upon the SEC’s declaration of effectiveness of the registration statement of which this prospectus is a part. A director is not required to hold any shares in our Company to qualify to serve as a director. Subject to making appropriate disclosures to the board of directors in accordance with our post-offering memorandum and articles of association, a director may vote with respect to any contract, proposed contract, or arrangement in which he or she is interested, in voting in respect of any such matter, such director should take into account his or her directors duties. A director may exercise all the powers of the company to borrow money, mortgage its business, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party.

Board diversity

We seek to achieve board diversity through the consideration of a number of factors when selecting the candidates to our Board, including but not limited to gender, skills, age, professional experience, knowledge, cultural, education background, ethnicity and length of service. The ultimate decision of the appointment will be based on merit and the contribution which the selected candidates will bring to our Board.

Our Directors have a balanced mix of knowledge and skills. We have 4 independent Directors with different industry backgrounds, representing a majority of the members of our Board. We also achieved gender diversity by having 1 female independent Director out of the total of 4 independent Directors. Our Board is well balanced and diversified in alignment with the business development and strategy of our Group.

Committees of the Board of Directors

We plan to establish an audit committee, a compensation committee and a nominating and corporate governance committee under the board of directors upon the effectiveness of the registration statement of which this prospectus forms a part. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee consists of Mr. Longdley Zephirin, Ms. Siu Yuk Ming, Victoria, Mr. Michael John Viotto and Mr. Ng Pak Kin, Danny and is chaired by Ms. Siu Yuk Ming, Victoria. We have determined that each of these four director nominees satisfies the “independence” requirements of the Nasdaq Listing Rules and meet the independence standards under Rule 10A-3 under the Securities Exchange Act of 1934, as amended. We have determined that Ms. Siu Yuk Ming, Victoria qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. The audit committee is responsible for, among other things:

•        selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

•        reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s responses;

•        reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

•        discussing the annual audited financial statements with management and the independent registered public accounting firm;

•        reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any special steps taken to monitor and control major financial risk exposures;

•        annually reviewing and reassessing the adequacy of our audit committee charter;

•        meeting separately and periodically with management and the independent registered public accounting firm;

•        monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance; and

•        reporting regularly to the board.

Compensation Committee

Our compensation committee consists of Mr. Longdley Zephirin, Ms. Siu Yuk Ming, Victoria, Mr. Michael John Viotto and Mr. Ng Pak Kin, Danny and is chaired by Mr. Michael Viotto. We have determined that each of these four directors satisfies the “independence” requirements of the Nasdaq Listing Rules. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our Directors and executive officers. Our chief executive officer may not be present at any committee meeting during which their compensation is deliberated upon. The compensation committee is responsible for, among other things:

•        reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

•        reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

•        reviewing periodically and approving any incentive compensation or equity plans, programs or other similar arrangements; and

•        selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mr. Longdley Zephirin, Ms. Siu Yuk Ming, Victoria, Mr. Michael John Viotto and Mr. Ng Pak Kin, Danny and is chaired by Mr. Ng Pak Kin, Danny. We have determined that each of these four directors satisfies the “independence” requirements of the Nasdaq Listing Rules. The nominating and corporate governance committee assists the board in selecting individuals qualified to become our Directors and in determining the composition of the board and its committees. The nominating and corporate governance committee is responsible for, among other things:

•        recommending nominees to the board for election or re-election to the board, or for appointment to fill any vacancy on the board;

•        reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience, expertise, diversity and availability of service to us;

•        selecting and recommending to the board the names of directors to serve as members of the audit committee and the compensation committee, as well as of the nominating and corporate governance committee itself;

•        developing and reviewing the corporate governance principles adopted by the board and advising the board with respect to significant developments in the law and practice of corporate governance and our compliance with such laws and practices; and

•        evaluating the performance and effectiveness of the board as a whole.

Foreign Private Issuer Exemption

We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the rules and regulations of Nasdaq, we may choose to comply with home country governance requirements and certain exemptions thereunder rather than complying with Nasdaq corporate governance standards. We may choose to take advantage of the following exemptions afforded to foreign private issuers:

•        Exemption from filing quarterly reports on Form 10-Q, from filing proxy solicitation materials on Schedule 14A or 14C in connection with annual or special meetings of shareholders, or from providing current reports on Form 8-K disclosing significant events within four (4) days of their occurrence, and from the disclosure requirements of Regulation FD.

•        Exemption from Section 16 rules regarding sales of Ordinary Shares by insiders, which will provide less data in this regard than shareholders of U.S. companies that are subject to the Exchange Act.

•        Exemption from the Nasdaq rules applicable to domestic issuers requiring disclosure within four (4) business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers. Although we will require board approval of any such waiver, we may choose not to disclose the waiver in the manner set forth in the Nasdaq rules, as permitted by the foreign private issuer exemption.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), provided that we nevertheless comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640) and that we have an audit committee that satisfies Rule 5605(c)(3), consisting of committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If we choose to do so, we may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Although we are permitted to follow certain corporate governance rules that conform to BVI requirements in lieu of many of the Nasdaq corporate governance rules, we intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers, including the requirement to hold annual meetings of shareholders.

Controlled Company Exception

We may also be eligible to utilize the controlled company exemptions under the Nasdaq corporate governance rules. We will be a “controlled company” within the meaning of Nasdaq rules. As at the date of this prospectus, 100% of the issued share capital of the Company is owned by Pioneer East Investment Development Limited, which in turn is owned 70% by Mr. Wong Man Hin, Max, our Director. Mr. Wong Man Hin, Max therefore beneficially owns 70% of our total voting power as at the date of this prospectus. Following completion of this offering, 87.0% of the issued share capital of the Company will be owned by Pioneer East Investment Development Limited and Mr. Wong Man Hin, Max will in turn beneficially own 60.9% of our total voting power. Under the Nasdaq rules, a company of which more than 50% of the voting power with respect to the election of directors is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with certain stock exchange rules regarding corporate governance, including the following requirements:

–       that a majority of its board of directors consist of independent directors;

–       that its director nominees be selected or recommended for the board’s selection by a majority of the board’s independent directors in a vote in which only independent directors participate or by a nominating committee comprised solely of independent directors, in either case, with a formal written charter or board resolutions, as applicable, addressing the nominations process and such related matters as may be required under the federal securities laws; and

–       that its compensation committee be composed solely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Duties of Directors

Under BVI law, our Directors owe fiduciary duties at both common law and under statute, including a statutory duty to act honestly, in good faith and with a view to our best interests. When exercising powers or performing duties as a director, the director is required to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances taking into account, without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken by him. In exercising the powers of a director, the directors must exercise their powers for a proper purpose and shall not act or agree to the company acting in a manner that contravenes our post-offering memorandum and articles of association or the BVI Act. You should refer to “Description of Shares and Governing Documents — Differences in Corporate Law” for additional information on our standard of corporate governance under BVI law.

Compensation of Directors and Executive Officers

All of the executive officers of our Company also serve as our Directors. For the year ended March 31, 2022, we paid an aggregate of HK3,425,325 ($439,990) in cash (including salaries and mandatory provident fund) to our Directors and executive officers. Our Hong Kong subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her mandatory provident fund. We have not made any agreements with our Directors to provide benefits upon termination of employment.

Term of Directors

Pursuant to our post-offering memorandum and articles of association, each Director holds office for the term, if any, fixed by the resolution of the shareholders of the Company or resolution of Directors appointing him or her, or until his or her earlier death, resignation or removal. If no term is fixed on the appointment of a Director, the Director serves indefinitely until his or her earlier death, resignation or removal.

Mr. Wong Man Hin, Max has served the office as our Director since June 28, 2021, Ms. Tsang Yee Ling, Masha has served the office as our Director since June 1, 2012 and Ms. Fung Sau Mui has served the office as our Director since June 1, 2012. No fixed term was stipulated for Mr. Wong Man Hin, Max, Ms. Tsang Yee Ling, Masha and Ms. Fung Sau Mui when they were appointed as Directors.

Equity Compensation Plan Information

We have not adopted any equity compensation plans.

Outstanding Equity Awards at Fiscal Year-End

As of March 31, 2022 and 2021, we had no outstanding equity awards.

RELATED PARTY TRANSACTIONS

Set forth below are the related party transactions of our Group that occurred during the past three fiscal years up to the date of this prospectus.

Lease Agreements

We lease our headquarters in Decca Industrial Centre, Chai Wan, Hong Kong from Golden Life Investment Limited, a company owned as to 25.625% by Mr. Tsang Chi Hung, our founder and our then managing director until August 2021. The initial term of the lease expired in November 2021, and the contract was renewed and will expire in November 2023. As of March 31, 2022, the minimum monthly base rent is HKD 259,600 (USD 33,127). Lease payments under the lease agreement totaled HKD 3,576,772 (USD 456,425) and HK$2,768,468 for the years ended March 31, 2022 and 2021, respectively.

We also lease our warehouse in Yuen Long, Hong Kong from Golden Life Investment Limited. The initial term of the lease was 2 years and expired in November 2021, and the contract was renewed and will expire in November 2023. As of March 31, 2022, the minimum monthly base rent is HKD 30,250 (USD 3,860). Lease payments under the lease agreement totaled HKD 405,040 (USD 51,686) and HK$398,400 for the years ended March 31, 2022 and 2021, respectively.

Related parties balances

Other receivables — related parties

Name of Related Party	Relationship	Nature	As of March 31, 2020	As of March 31, 2021	As of March 31, 2022	As of July 31, 2022	As of July 31, 2022
			HKD	HKD	HKD	HKD	USD
						(Unaudited)	(Unaudited)
Kwan Yau Choi	Current director of certain subsidiaries of our Group(note 2)	Employee Advance	170,536	—	—	—	—
*Tai Wing Wah	Current operation director of the PRC region	Employee Advance	188,887	240,960	246,920	—	—
Chosen Investment Limited(note 1)	Major shareholder is Mr. Tsang Chi Hung who is the current director of certain subsidiaries of our Group(note 3)	Interest free loan due on demand	—	—	61,612	61,612	7,862
Golden life Investment Limited	Major shareholder is Mr. Tsang Chi Hung who is the current director of certain subsidiaries of our Group(note 3)	Office rental deposit	633,600	869,550	913,080	913,080	116,516
Total			993,023	1,110,510	1,221,612	1,221,612	155,887

____________

Note:

1.       As of the date of this prospectus, this receivable have been repaid by the related party.

2.       Ms. Kwan Yau Choi is the current director of Decca (Mgt) Limited, Decca (China) Limited, Decca Furniture Limited, Decca Contract Furniture (HK) Limited, Decca (Macau) Company Limited, Dongguan Decca Furniture Co. Ltd, Guangzhou Yi Xin Decoration Co. Ltd and Dongguan Kong Chai Trading Co. Ltd.

3.       Mr. Tsang Chi Hung is the current director of Decca (Mgt) Limited, Decca (China) Limited, Decca Furniture Limited, Decca Contract Furniture (HK) Limited, Decca (Macau) Company Limited, Decca Contract Furniture (S) Pte. Ltd., Decca Overseas (S) Pte Ltd., Decca MFG (Thailand) Limited, Decca MFG (Thailand) Limited, Dongguan Decca Furniture Co. Ltd, Guangzhou Yi Xin Decoration Co. Ltd, Dongguan Kong Chai Trading Co. Ltd, Decca Furniture (USA) Inc. and Decca Furniture (Europe) Aps.

Loan receivables — related party

Name of Related Party	Relationship	Nature	As of March 31, 2020	As of March 31, 2021	As of March 31, 2022	As of July 31, 2022	As of July 31, 2022
			HKD	HKD	HKD	HKD	USD
						(Unaudited)	(Unaudited)
Hoo Kuen Liu	Shareholder of Chosen Investment Limited, which was the former sole shareholder of the Company	Interest free loan due on demand	15,840,812	15,860,460	—	—	—

Loans receivables — related party’s balance as of March 31, 2021 and 2022 represents advances to Hoo Kuen Liu who is the former major shareholder of the Company. On September 9, 2019, Hoo Kuen Liu borrowed HKD 20,000,000. Under the terms of the loan agreement, the loan is interest free due on demand. In addition, during the year ended March 31, 2022, Wong Man Hin, who is the director of the Company had collectively borrowed HKD 188,380,000 (USD 24,038,793) from the Company. Under the terms of the loan agreement, the loan is interest free due on demand. As of March 31, 2022, the Company had entered into loan offset agreements with Hoo Kuen Liu and Wong Man Hin, which would fully offset Hoo Kuen Liu and Wong Man Hin’s loan balance of HKD 15,876,959 (USD 2,026,027) and HKD 188,380,000 (USD 24,038,793), respectively, against their dividend payables balance.

Loan receivables — related party is presented as a reduction of shareholders’ equity pursuant to SAB Topic 4:E and 4:G.

Other payables — related parties

Name of Related Party	Relationship	Nature	As of March 31, 2020	As of March 31, 2021	As of March 31, 2022	As of July 31, 2022	As of July 31, 2022
			HKD	HKD	HKD	HKD	USD
						(Unaudited)	(Unaudited)
Kwan Yau Choi	Current director of certain subsidiaries of the Company	Reimbursable advance	—	142,929	—	—	—
Fung Sau Mui	Current CFO of the Company	Reimbursable advance	411,107	662,640	679,030	652,846	83,308
Vielie Flooring Limited	Fung Sau Mui, the current CFO of the Company, is also the director of this company	Interest free loan due on demand	2,753,616	2,747,501	2,741,901	2,741,901	349,888
Chosen Investment Limited	Major shareholder is Mr. Tsang Chi Hung who is the current director of certain subsidiaries of the Company	Interest free loan due on demand	271,446	100,595	—	—	—
CLI Design(HK) Limited	Fung Sau Mui, the CFO of the Company, is also the current director of this company	Interest free loan due on demand	6,653,539	—	—	—	—
Total			10,089,708	3,653,665	3,420,931	3,394,747	433,196

Dividend payables

Name of Related Party	Relationship	Nature	As of March 31, 2020	As of March 31, 2021	As of March 31, 2022	As of July 31, 2022	As of July 31, 2022
			HKD	HKD	HKD	HKD	USD
						(Unaudited)	(Unaudited)
Pioneer East Investment Development Limited	Shareholder of the Company	Dividend payables	—	—	196,083,071	166,083,071	21,193,527

Policies and Procedures for Related Party Transactions

Our board of Directors has established an audit committee in connection with this offering which will be tasked with review and approval of all related party transactions.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares as of the date of this prospectus by our officers, directors, and 5% or greater beneficial owners of Ordinary Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Ordinary Shares. The following table assumes that none of our officers, directors or 5% or greater beneficial owners of our Ordinary Shares will purchase shares in this offering. In addition, the following table assumes that the over-allotment option has not been exercised. Holders of our Ordinary Shares are entitled to one (1) vote per share and vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him/her, subject to applicable community property laws.

	Ordinary Shares beneficially owned prior to this offering		Ordinary Shares beneficially held immediately after this offering
Name of Beneficial Owners	Number of Ordinary Shares	Approximate percentage of outstanding Ordinary Shares	Number of Ordinary Shares	Approximate percentage of outstanding Ordinary Shares
5% or greater shareholders
Pioneer East Investment Development Limited	40,000,000	100%	[*]	[*]
Wong Man Hin, Max(1)	28,000,000	70%	[*]	[*]
Tsang Yee Ling, Masha(1)	12,000,000	30%	[*]	[*]

Directors and executive officers
Wong Man Hin, Max(1)	28,000,000	70%	[*]	[*]
Tsang Yee Ling, Masha(1)	12,000,000	30%	[*]	[*]
Fung Sau Mui	—	—	—	—
Longdley Zephirin	—	—	—	—
Siu Yuk Ming, Victoria	—	—	—	—
Michael John Viotto	—	—	—	—
Ng Pak Kin, Danny	—	—	—	—
Directors and executive officers as a group (7 individuals)	40,000,000	100%	[*]	[*]

____________

(1)      Pioneer East Investment Development Limited is owned as to 70% by Mr. Wong Man Hin, Max and 30% by Ms. Tsang Yee Ling, Masha, both our Directors. Mr. Wong Man Hin, Max and Ms. Tsang Yee Ling are deemed to hold the voting and dispositive power over the Ordinary Shares held by Pioneer East Investment Development Limited. Mr. Wong Man Hin, Max and Ms. Tsang Yee Ling, Masha did not enter into any voting arrangement or agreement.

DESCRIPTION OF SHARES AND GOVERNING DOCUMENTS

We are a British Virgin Islands business company and our affairs are governed by our post-offering memorandum and articles of association (as amended and restated from time to time), and the BVI Business Companies Act of 2004 (as amended) (the “BVI Act”) which is referred to as the BVI Act below and the common law of the British Virgin Islands.

We were incorporated as an international business company on June 8, 1999 under the name “REALITY DEVELOPMENTS LIMITED” pursuant to the International Business Companies Act, Cap. 291. On January 7, 2000, our name was changed to “DECCA INVESTMENT LIMITED”. As a result of a legislative change in the British Virgin Islands, we were deemed to be automatically re-registered as a business company under Schedule 2 of the BVI Act on January 1, 2007. Following such automatic re-registration, we are now registered under, and so subject to, the BVI Act and is considered to be duly incorporated with limited liability under the BVI Act and the laws of the British Virgin Islands.

The following are summaries of material provisions of our post-offering memorandum and articles of association and the BVI Act insofar as they relate to the material terms of our ordinary shares. The summaries do not purport to be complete and are qualified in their entirety by reference to our post-offering memorandum and articles of association, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Ordinary Shares

Shares Offered Hereby

We are authorized to issue up to 500,000,000 ordinary shares with a par value of $0.0001 each. As of the date of this prospectus, there were 40,000,000 ordinary shares issued and outstanding. The following are summaries of material provisions of our form of post-offering memorandum and articles of association which will be adopted and become effective upon listing and the BVI Act insofar as they relate to the material terms of our ordinary shares. For information on how to obtain copies of our form of post-offering memorandum and articles of association, see “Where You Can Find Additional Information”.

All of our issued Ordinary Shares are fully paid and non-assessable. Certificates evidencing the Ordinary Shares are issued in registered form. Our shareholders who are non-residents of the British Virgin Islands may freely hold and vote their Ordinary Shares.

Transfer Agent and Registrar

The transfer agent and registrar for the Ordinary Shares is VStock Transfer, LLC, at 18 Lafayette Place, Woodmere, NY 11598.

Distributions

The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors subject to the BVI Act.

Voting rights

Any action required or permitted to be taken by the shareholders must be effected at a duly called meeting of the shareholders entitled to vote on such action or may be effected by a resolution in writing. At each meeting of shareholders, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one vote for each ordinary share that such shareholder holds. There are no prohibitions to cumulative voting under the laws of the BVI, but our post-offering memorandum and articles of association do not provide for cumulative voting.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Election of directors

Delaware law permits cumulative voting for the election of directors only if expressly authorized in the certificate of incorporation. The laws of the British Virgin Islands, however, do not specifically prohibit or restrict the creation of cumulative voting rights for the election of our Directors. Cumulative voting is not a concept that is accepted as a common practice in the British Virgin Islands, and we have made no provisions in our memorandum and articles of association to allow cumulative voting for elections of directors.

Meetings

We must provide written notice of all meetings of shareholders, stating the time, date and place at least 7 days before the date of the proposed meeting to those persons whose names appear as shareholders in the register of members on the date of the notice and are entitled to vote at the meeting. Our board of directors shall call a meeting of shareholders upon the written request of shareholders holding at least 30% of our outstanding voting shares. In addition, our board of directors may call a meeting of shareholders on its own motion. A meeting of shareholders may be called on short notice if at least 90% of the Ordinary Shares entitled to vote on the matters to be considered at the meeting have waived notice of the meeting, and presence at the meeting shall be deemed to constitute waiver for this purpose.

At any meeting of shareholders, a quorum will be present if there are shareholders present in person or by proxy representing not less than one-third of the issued Ordinary Shares entitled to vote on the resolutions to be considered at the meeting. Such quorum may be represented by only a single shareholder or proxy. If no quorum is present within two hours of the start time of the meeting, the meeting shall be dissolved if it was requested by shareholders. In any other case, the meeting shall be adjourned to the next business day, and if shareholders representing not less than one-third of the votes of the Ordinary Shares or each class of shares entitled to vote on the matters to be considered at the meeting are present within one hour of the start time of the adjourned meeting, a quorum will be present. If not, the meeting will be dissolved. No business may be transacted at any meeting of shareholders unless a quorum is present at the commencement of business. If present, the chair of our board of directors shall be the chair presiding at any meeting of the shareholders. If the chair of our board is not present then the shareholders present shall choose a shareholder to chair the meeting of the shareholders. If there shareholders are unable to choose a chairman for any reason, then the person representing the greatest number of voting shares present in person or by proxy at the meeting shall preside as chairman.

A corporation that is a shareholder shall be deemed for the purpose of our post-offering memorandum and articles of association to be present in person if represented by its duly authorized representative. This duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were our individual shareholder.

Protection of minority shareholders

The BVI Act offers some limited protection of minority shareholders. The principal protection under statutory law is that shareholders may apply to the BVI court for an order directing the company or its director(s) to comply with, or restraining the company or a director from engaging in conduct that contravenes, the BVI Act or the company’s post-offering memorandum and articles of association. Under the BVI Act, the minority shareholders have a statutory right to bring a derivative action in the name of and on behalf of the company in circumstances where a company has a cause of action against its directors. This remedy is available at the discretion of the BVI court. A shareholder may also bring an action against the company for breach of duty owed to him as a member. A shareholder who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the BVI court for an order to remedy the situation.

There are common law rights for the protection of shareholders that may be invoked, largely dependent on English company law. Under the general rule pursuant to English company law known as the rule in Foss v. Harbottle, a court will generally refuse to interfere with the management of a company at the insistence of a minority of its shareholders who express dissatisfaction with the conduct of the company’s affairs by the majority or the Board of Directors. However, every shareholder is entitled to have the affairs of the company conducted properly according to BVI law and the constituent documents of the company. As such, if those who control the company have persistently disregarded the requirements of company law or the provisions of the company’s post-offering memorandum and articles of association, then the courts may grant relief. Generally, the areas in which the courts will intervene are the following: (1) an act complained of which is outside the scope of the authorized business or is illegal or not capable of ratification by the majority; (2) acts that constitute fraud on the minority where the wrongdoers control the company; (3) acts that infringe or are about to infringe on the personal rights of the shareholders, such as the right to vote; and (4) where the company has not complied with provisions requiring approval of a special or extraordinary majority of shareholders.

Pre-emptive rights

There are no pre-emptive rights applicable to the issue by us of the shares under either BVI law or our post-offering memorandum and articles of association.

Transfer of Ordinary Shares

Subject to the restrictions in our post-offering memorandum and articles of association, the lock-up agreements with our underwriters described in “Shares Eligible for Future Sale — Lock-Up Agreements” and applicable securities laws, any of our shareholders may transfer all or any of his or her Ordinary Shares by written instrument of transfer signed by the transferor and containing the name and address of the transferee. Our board of directors may resolve by resolution to refuse or delay the registration of the transfer of any Ordinary Share. If our board of directors resolves to refuse or delay any transfer, it shall specify the reasons for such refusal in the resolution. Our directors may not resolve or refuse or delay the transfer of an Ordinary Share unless: (a) the person transferring the shares has failed to pay any amount due in respect of any of those shares; or (b) such refusal or delay is deemed necessary or advisable in our view or that of our legal counsel in order to avoid violation of, or in order to ensure compliance with, any applicable, corporate, securities and other laws and regulations.

Liquidation

As permitted by BVI law and our post-offering memorandum and articles of association, the company may be voluntarily liquidated by a resolution of shareholders or, if permitted under section 199(2) of the BVI Act, by a resolution of directors if we have no liabilities or we are able to pay our debts as they fall due and the value of our assets equals or exceeds our liabilities by resolution of directors and resolution of shareholders.

Calls on Ordinary Shares and forfeiture of Ordinary Shares

Our board of directors may, on the terms established at the time of the issuance of such shares or as otherwise agreed, make calls upon shareholders for any amounts unpaid on their Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture. For the avoidance of doubt, if the issued Ordinary Shares have been fully paid in accordance with the terms of its issuance and subscription, the directors shall not have the right to make calls on such fully paid Ordinary Shares and such fully paid Ordinary Shares shall not be subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the BVI Act, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our memorandum and articles of association and subject to any applicable requirements imposed from time to time by, the BVI Act, the SEC, the NASDAQ Capital Market, or by any recognized stock exchange on which our securities are listed.

Modifications of rights

If at any time, our Company is authorized to issue more than one class of Ordinary Shares, all or any of the rights attached to any class of shares, subject to the provisions of the BVI Act, be amended only pursuant to a resolution passed at a meeting by the holders of not less than fifty percent of the issued shares in that class.

Changes in the number of shares we are authorized to issue and those in issue

We may from time to time by resolution of our board of directors or by a resolution of shareholders:

•        amend our post-offering memorandum of association to increase or decrease the maximum number of shares we are authorized to issue;

•        subject to our post-offering memorandum of association, divide our authorized and issued shares into a larger number of shares; and

•        subject to our post-offering memorandum of association, combine our authorized and issued shares into a smaller number of shares.

Untraceable shareholders

We are not entitled to sell the shares of a shareholder who is untraceable.

Inspection of books and records

Under BVI Act, holders of our Ordinary Shares are entitled, upon giving written notice to us, to inspect (i) our post-offering memorandum and articles of association, (ii) the register of members, (iii) the register of directors and (iv) minutes of meetings and resolutions of members, and to make copies and take extracts from the documents and records. However, our Directors can refuse access if they are satisfied that to allow such access would be contrary to our interests. See “Where You Can Find More Information.”

Rights of non-resident or foreign shareholders

There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Issuance of additional Ordinary Shares

Our post-offering memorandum and articles of association authorizes our board of directors to issue additional Ordinary Shares from authorized but unissued shares, to the extent available, from time to time as our board of directors shall determine.

Differences in Corporate Law

The BVI Act and the laws of the BVI affecting BVI companies like us and our shareholders differ from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the laws of the British Virgin Islands applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and similar arrangements

Under the laws of the BVI, two or more companies may merge or consolidate in accordance with Section 170 of the BVI Act. A merger means the merging of two or more constituent companies into one of the constituent companies and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation, which must be authorized by a resolution of shareholders. While a director may vote on the plan of merger or consolidation even if he has a financial interest in the plan, the interested director must disclose the interest to all other directors of the company promptly upon becoming aware of the fact that he is interested in a transaction entered into or to be entered into by the company. A transaction entered into by our company in respect of which a director is interested (including a merger or consolidation) is voidable by us unless the director’s interest was (a) disclosed to the board prior to the transaction or (b) the transaction is (i) between the director and the company and (ii) the transaction is in the common course of the company’s business and on usual terms and conditions. Notwithstanding the above, a transaction entered into by the company is not voidable if the material facts of the interest are known to the shareholders and they approve or ratify it or the company received fair value for the transaction. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting to approve the plan of merger or consolidation. The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration. After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the BVI. A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) or a consolidation. A shareholder properly exercising his dissent rights is entitled to a cash payment equal to the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must give notice of this fact to each shareholder within 20 days (from the date of the notice) who gave written objection. These shareholders then have 20 days to give to the company their written election in the form specified by the BVI Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder. Upon giving notice of his election to dissent, a shareholder ceases to have any shareholder rights except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the common course notwithstanding his dissent. Within 7 days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price per share that the company determines to be the fair value of the shares. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall, within 20 days immediately following the expiration of the 30-day period, each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day prior to the shareholders’ approval of the transaction without taking into account any change in value as a result of the transaction.

Shareholders’ suits

There are both statutory and common law remedies available to our shareholders as a matter of British Virgin Islands law. These are summarized below.

Prejudiced members

A shareholder who considers that the affairs of the company have been, are being, or are likely to be, conducted in a manner that is, or any act or acts of the company have been, or are, likely to be oppressive, unfairly discriminatory or unfairly prejudicial to him in that capacity, can apply to the court under Section 184I of the BVI Act, inter alia, for an order that his shares be acquired, that he be provided compensation, that the Court regulate the future conduct of the company, or that any decision of the company which contravenes the BVI Act or our post-offering memorandum and articles of association be set aside. Section 184C of the BVI Act provides that a shareholder of a company may, with the leave of the Court, bring an action in the name of the company to redress any wrong done to it, i.e., derivate actions.

Just and equitable winding up

In addition to the statutory remedies outlined above, shareholders can also petition for the winding up of a company on the grounds that it is just and equitable for the court to so order. Save in exceptional circumstances, this remedy is only available where the company has been operated as a quasi-partnership and trust and confidence between the partners has broken down.

Indemnification of directors and executive officers and limitation of liability

BVI law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any provision providing indemnification may be held by the BVI courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our post-offering memorandum and articles of association, we indemnify against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings for any person who:

•        is or was a party or is threatened to be made a party to any threatened, pending or completed proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was our Director; or

•        is or was, at our request, serving as a director or officer of, or in any other capacity is or was acting for, another body corporate or a partnership, joint venture, trust or other enterprise.

These indemnities only apply if the person acted honestly and in good faith with a view to our best interests and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-takeover provisions in our post-offering memorandum and articles of association

Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that provide for a staggered board of directors and prevent shareholders from taking an action by written consent in lieu of a meeting. However, under BVI law, our Directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association, as amended and restated from time to time, as they believe in good faith to be in the best interests of our company.

Directors’ fiduciary duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

Under BVI law, our Directors owe the company certain statutory and fiduciary duties including, among others, a duty to act honestly, in good faith, for a proper purpose and with a view to what the directors believe to be in the best interests of the company. Our Directors are also required, when exercising powers or performing duties as a director, to exercise the care, diligence and skill that a reasonable director would exercise in comparable circumstances, taking into account without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken. In the exercise of their powers, our Directors must ensure neither they nor the company acts in a manner which contravenes the BVI Act or our post-offering memorandum and articles of association, as amended and restated from time to time. A shareholder has the right to seek damages for breaches of duties owed to us by our Directors.

Shareholder action by written consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. BVI law provides that shareholders may approve corporate matters by way of a written resolution without a meeting signed by or on behalf of shareholders sufficient to constitute the requisite majority of shareholders who would have been entitled to vote on such matter at a general meeting; provided that if the consent is less than unanimous, notice must be given to all non-consenting shareholders. Our post-offering memorandum and articles of association does permit shareholders to act by written consent.

Shareholder proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. BVI law and our post-offering memorandum and articles of association allow our shareholders holding not less than 30% of the votes of the outstanding voting shares to requisition a shareholders’ meeting. We are not obliged by law to call shareholders’ annual general meetings, but our post-offering memorandum and articles of association do permit the directors to call such a meeting. The location of any shareholders’ meeting can be determined by the board of directors and can be held anywhere in the world.

Cumulative voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under BVI law, our post-offering memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, directors can be removed from office, with or without cause, by a resolution of shareholders called for the purpose of removing the director or for purposes including the removal of the director or by written resolution passed by at least 75% of the votes of the shareholders of the Company. Directors can also be removed by a resolution of directors passed at a meeting of directors called for the purpose of removing the director or for purposes including the removal of the director.

Transactions with interested shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors. BVI law has no comparable statute and our post-offering memorandum and articles of association fails to expressly provide for the same protection afforded by the Delaware business combination statute.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under the BVI Act and our post-offering memorandum and articles of association, we may appoint a voluntary liquidator by a resolution of the shareholders.

Variation of rights of shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, if at any time our shares are divided into different classes of shares, the rights attached to any class may only be varied, whether or not our company is in liquidation, with the consent in writing of or by a resolution passed at a meeting by a majority of the votes cast by those entitled to vote at a meeting of the holders of the issued shares in that class.

Amendment of governing documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by BVI law, our post-offering memorandum and articles of association may be amended by a resolution of shareholders and, subject to certain exceptions, by a resolution of directors. An amendment is effective from the date it is registered at the Registry of Corporate Affairs in the BVI.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there was no established public market for our Ordinary Shares, and while we intend to apply for approval to have our Ordinary Shares listed on the Nasdaq Capital Market, we cannot assure you that a liquid trading market for the Ordinary Shares will develop or be sustained after this offering. Future sales of substantial amounts of our Ordinary Shares in the public markets after this offering, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. As described below, only a limited number of our Ordinary Shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse, future sales of substantial amounts of our Ordinary Shares, including Ordinary Shares issued upon exercise of outstanding options, in the public market in the United States, or the possibility of such sales, could negatively affect the market price in the United States of our Ordinary Shares and our ability to raise equity capital in the future.

Upon the closing of this offering, we will have 46,000,000 outstanding Ordinary Shares, assuming no exercise of the underwriters’ over-allotment option. Of that amount, 6,000,000 Ordinary Shares will be publicly held by investors participating in this offering, and Ordinary Shares will be held by our existing shareholders, some of whom may be our “affiliates” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the issuer.

All of the Ordinary Shares sold in this offering will be freely transferable by persons other than our “affiliates” in the United States without restriction or further registration under the Securities Act. Ordinary shares purchased by one of our “affiliates” may not be resold, except pursuant to an effective registration statement or an exemption from registration, including an exemption under Rule 144 under the Securities Act described below.

The Ordinary Shares held by existing shareholders are, and any Ordinary Shares issuable upon exercise of options outstanding following the completion of this offering will be, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the United States only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are described below.

Rule 144

In general, persons who have beneficially owned restricted Ordinary Shares for at least six (6) months, and any affiliate of the company who owns either restricted or unrestricted securities, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.

Non-Affiliates

Any person who is not deemed to have been one of our affiliates at the time of, or at any time during the three (3) months preceding, a sale may sell an unlimited number of restricted securities under Rule 144 if:

•        the restricted securities have been held for at least six (6) months, including the holding period of any prior owner other than one of our affiliates;

•        we have been subject to the Exchange Act periodic reporting requirements for at least ninety (90) days before the sale; and

•        we are current in our Exchange Act reporting at the time of sale.

Any person who is not deemed to have been an affiliate of ours at the time of, or at any time during the three (3) months preceding, a sale and has held the restricted securities for at least one year, including the holding period of any prior owner other than one of our affiliates, will be entitled to sell an unlimited number of restricted securities without regard to the length of time we have been subject to Exchange Act periodic reporting or whether we are current in our Exchange Act reporting.

Affiliates

Persons seeking to sell restricted securities who are our affiliates at the time of, or any time during the three (3) months preceding, a sale, would be subject to the restrictions described above. They are also subject to additional restrictions, by which such person would be required to comply with the manner of sale and notice provisions of Rule 144 and would be entitled to sell within any three (3) month period only that number of securities that does not exceed the greater of either of the following:

•        1% of the number of Ordinary Shares then outstanding, which will equal approximately        shares immediately after the closing of this offering based on the number of Ordinary Shares outstanding as of March 31, 2022; or

•        the average weekly trading volume of our Ordinary Shares in the form of Ordinary Shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Additionally, persons who are our affiliates at the time of, or any time during the three (3) months preceding, a sale may sell unrestricted securities under the requirements of Rule 144 described above, without regard to the six (6) month holding period of Rule 144, which does not apply to sales of unrestricted securities.

Rule 701

Rule 701 under the Securities Act, as in effect on the date of this prospectus, permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions of Rule 144, including the holding period requirement. If any of our employees, executive officers or directors purchase shares under a written compensatory plan or contract, they may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares would be required to wait until ninety (90) days after the date of this prospectus before selling any such shares.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf. Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

We are a foreign issuer as defined in Regulation S. As a foreign issuer, securities that we sell outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by our affiliates. We are not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Subject to certain limitations, holders of our restricted shares who are not our affiliates or who are our affiliates by virtue of their status as our officer or director of may resell their restricted shares in an “offshore transaction” under Regulation S if:

•        none of the shareholder, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States, and

•        in the case of a sale of our restricted shares by an officer or director who is our affiliate solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent.

Additional restrictions are applicable to a holder of our restricted shares who will be our affiliate other than by virtue of his or her status as our officer or director.

Lock-up Agreements

Our directors, executive officers and principal shareholders (defined as owners of 5% or more of our Ordinary Shares) have agreed, subject to limited exceptions, not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise dispose of, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our Ordinary Shares or such other securities for a period of 180 days from the date of the registration statement of which this prospectus forms a part, without the prior written consent of the underwriters. See “Underwriting.”

MATERIAL INCOME TAX CONSIDERATIONS

BVI Taxation

Our Company and all distributions, interest and other amounts paid by our Company to persons who are not resident in the BVI are exempt from the Income Tax Ordinance in the BVI. No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not resident in the BVI with respect to any shares, debt obligation or other securities of our Company. All instruments relating to transfers of property to or by our Company and all instruments relating to transactions in respect of the shares, debt obligations or other securities of our Company and all instruments relating to other transactions relating to the business of our Company are exempt from payment of stamp duty in the BVI provided that they do not relate to real estate in the BVI. There are currently no withholding taxes or exchange control regulations in the BVI applicable to our Company or its shareholders.

Material U.S. Federal Income Tax Considerations for U.S. Holders

The following discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of our Ordinary Shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase our Ordinary Shares pursuant to this offering and hold such Ordinary Shares as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, insurance companies, dealers or traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities or governmental organizations, retirement plans, regulated investment companies, real estate investment trusts, grantor trusts, brokers, dealers or traders in securities, commodities, currencies or notional principal contracts, certain former citizens or long-term residents of the United States, persons who hold our Ordinary Shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own directly, indirectly or through attribution 10% or more of the voting power of our Ordinary Shares, corporations that accumulate earnings to avoid U.S. federal income tax, partnerships and other pass-through entities, and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our Ordinary Shares who is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Ordinary Shares, the U.S. federal income tax consequences relating to an investment in such Ordinary Shares will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of our Ordinary Shares.

Persons considering an investment in our Ordinary Shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of our Ordinary Shares including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Passive Foreign Investment Company Consequences

In general, a corporation organized outside the United States will be treated as a PFIC for any taxable year in which either (i) at least 75% of its gross income is “passive income”, or the PFIC income test, or (ii) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income, or the PFIC asset test. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Although PFIC status is determined on an annual basis and generally cannot be determined until the end of a taxable year, based on the nature of our current and expected income and the current and expected value and composition of our assets, we do not presently expect to be a PFIC for our current taxable year or the foreseeable future. However, there can be no assurance given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. In addition, there can be no assurance that the IRS will agree with our conclusion or that the IRS would not successfully challenge our position.

If we are a PFIC in any taxable year during which a U.S. Holder owns our Ordinary Shares, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (i) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our Ordinary Shares, and (ii) any gain recognized on a sale, exchange or other disposition, including a pledge, of our Ordinary Shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for our Ordinary Shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

If we are a PFIC for any year during which a U.S. Holder holds our Ordinary Shares, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds such Ordinary Shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to our Ordinary Shares. If the election is made, the U.S. Holder will be deemed to sell our Ordinary Shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s Ordinary Shares would not be treated as shares of a PFIC unless we subsequently become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds our Ordinary Shares and one of our non-United States subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Any of our non-United States subsidiaries that have elected to be disregarded as entities separate from us or as partnerships for U.S. federal income tax purposes would not be corporations under U.S. federal income tax law and accordingly, cannot be classified as lower-tier PFICs. However, non-United States subsidiaries that have not made the election may be classified as a lower-tier PFIC if we are a PFIC during your holding period and the subsidiary meets the PFIC income test or PFIC asset test. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any of our non-United States subsidiaries.

If we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on our Ordinary Shares if a valid “mark-to-market” election is made by the U.S. Holder for our Ordinary Shares. An electing U.S. Holder generally would take into account as ordinary income each year, the excess of the fair market value of our Ordinary Shares held at the end of such taxable year over the adjusted tax basis of such Ordinary Shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of the adjusted tax basis of such Ordinary Shares over their fair market value at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in our Ordinary Shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other disposition of our Ordinary Shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss. If, after having been a PFIC for a taxable year, we cease to be classified as a PFIC because we no longer meet the PFIC income or PFIC asset test, the U.S. Holder would not be required to take into account any latent gain or loss in the manner described above and any gain or loss recognized on the sale or exchange of the Ordinary Shares would be classified as a capital gain or loss.

A mark-to-market election is available to a U.S. Holder only for “marketable stock.” Generally, stock will be considered marketable stock if it is “regularly traded” on a “qualified exchange” within the meaning of applicable U.S. Treasury regulations. A class of stock is regularly traded during any calendar year during which such class of stock is traded, other than in de minimis quantities, on at least fifteen (15) days during each calendar quarter.

Our Ordinary Shares will be marketable stock as long as they remain listed on the Nasdaq Capital Market and are regularly traded. A mark-to-market election will not apply to the Ordinary Shares for any taxable year during which we are not a PFIC, but will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such election will not apply to any of our non-U.S. subsidiaries. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs notwithstanding the U.S. Holder’s mark-to-market election for the Ordinary Shares.

Our Company and all distributions, interest and other amounts paid by us in respect of our shares to persons who are not resident in the BVI are exempt from all provisions of the Income Tax Ordinance in the BVI. No estate, inheritance, succession or gift tax, rate, duty, levy or other charge is payable by persons who are not resident in the BVI with respect to any of our shares, debt obligations or other securities. All instruments relating to transactions in respect of our shares, debt obligations or other securities and all instruments relating to other transactions relating to our business are exempt from payment of stamp duty in the BVI provided that they do not relate to real estate in the BVI. There are currently no withholding taxes or exchange control regulations in the BVI applicable to us or our shareholders.

The tax consequences that would apply if we are a PFIC would also be different from those described above if a U.S. Holder were able to make a valid qualified electing fund, or QEF, election. As we do not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election, prospective investors should assume that a QEF election will not be available.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of PFIC status on the purchase, ownership and disposition of our Ordinary Shares, the consequences to them of an investment in a PFIC, any elections available with respect to the Ordinary Shares and the IRS information reporting obligations with respect to the purchase, ownership and disposition of Ordinary Shares of a PFIC.

Distributions

Subject to the discussion above under “— Passive Foreign Investment Company Consequences,” a U.S. Holder that receives a distribution with respect to our Ordinary Shares generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s Ordinary Shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s Ordinary Shares, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends.

Distributions on our Ordinary Shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Such dividends will not be eligible for the “dividends received’’ deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations. Dividends paid by a “qualified foreign corporation’’ to certain non-corporate U.S. Holders may be are eligible for taxation at a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that a holding period requirement (more than sixty (60) days of ownership, without protection from the risk of loss, during the 121-day period beginning sixty (60) days before the ex-dividend date) and certain other requirements are met. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends to its particular circumstances. However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “— Passive Foreign Investment Company Consequences’’), we will not be treated as a qualified foreign corporation, and therefore the reduced capital gains tax rate described above will not apply.

Dividends will be included in a U.S. Holder’s income on the date of the depositary’s receipt of the dividend. The amount of any dividend income paid in British Virgin Islands dollars will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. If the dividend is converted into U.S. dollars on the date of receipt, a U.S. Holder should not be required to recognize foreign currency gain or loss in respect to the dividend income. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.

A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation with respect to any dividend it pays on Ordinary Shares that are readily tradable on an established securities market in the United States.

Sale, Exchange or Other Disposition of Our Ordinary Shares

Subject to the discussion above under “— Passive Foreign Investment Company Consequences,’’ a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other disposition of our Ordinary Shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other disposition and such U.S. Holder’s adjusted tax basis in the Ordinary Shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for non-corporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other disposition, the Ordinary Shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our Ordinary Shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of our Ordinary Shares. If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this Medicare tax to your income and gains in respect of your investment in our Ordinary Shares.

Information Reporting and Backup Withholding

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS with respect to an investment in our Ordinary Shares, including, among others, IRS Form 8938 (Statement of Specified Foreign Financial Assets). As described above under “Passive Foreign Investment Company Consequences”, each U.S. Holder who is a shareholder of a PFIC must file an annual report containing certain information. U.S. Holders paying more than $100,000 for our Ordinary Shares may be required to file IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) reporting this payment. Substantial penalties may be imposed upon a U.S. Holder that fails to comply with the required information reporting.

Dividends on and proceeds from the sale or other disposition of our Ordinary Shares may be reported to the IRS unless the U.S. Holder establishes a basis for exemption. Backup withholding may apply to amounts subject to reporting if the holder (i) fails to provide an accurate U.S. taxpayer identification number or otherwise establish a basis for exemption, or (ii) is described in certain other categories of persons. However, U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability if the required information is furnished by the U.S. Holder on a timely basis to the IRS.

U.S. Holders should consult their own tax advisors regarding the backup withholding tax and information reporting rules.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN OUR ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

Prospective investors should consult their professional advisers on the possible tax consequences of buying, holding or selling any Ordinary Shares under the laws of their country of citizenship, residence or domicile.

The following is a discussion on certain BVI, Hong Kong and PRC income tax consequences of an investment in the Ordinary Shares. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under BVI, Hong Kong and PRC laws.

BVI Taxation

The BVI currently levies no taxes on individuals or corporations who are not persons resident in the BVI based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the BVI except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the BVI. The BVI is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the BVI.

Hong Kong Profits Taxation

Our subsidiaries incorporated in Hong Kong were subject to 16.5% Hong Kong profits tax on their taxable income assessable profits generated from operations arising in or derived from Hong Kong for the year of assessment of 2020/2021 and 2019/2020. As from year of assessment of 2019/2020 onwards, Hong Kong profits tax rates are 8.25% on assessable profits up to HK$2,000,000, and 16.5% on any part of assessable profits over HK$2,000,000. Under Hong Kong tax laws, our Hong Kong subsidiaries are exempted from Hong Kong income profits tax on its foreign-derived income profits. In addition, payments of dividends from our Hong Kong subsidiary to us are not subject to any withholding tax in Hong Kong.

PRC Taxation

Under the Enterprise Income Tax Law of the PRC (the “EIT Law”) and its implementation rules, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the State Administration of Taxation issued SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. We believe that neither we nor any of its subsidiaries outside of China is a PRC resident enterprise for PRC tax purposes.

Pursuant to the EIT Law and its implementation rules, if a non-resident enterprise has not set up an organization or establishment in China, or has set up an organization or establishment but the income derived has no actual connection with such organization or establishment, it will be subject to a withholding tax on its PRC-sourced income at a rate of 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the tax rate in respect to dividends paid by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements (“SAT Circular 81”), a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced tax rate: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. Additionally, China has started an anti-tax treaty shopping practice since the issuance of Circular 601 in 2009. On February 3, 2018, the State Administration of Taxation released the Announcement on Issues concerning the “Beneficial Owner” in Tax Treaties (“PN9”), which provides guidelines in determining a beneficial owner qualification under dividends, interest and royalty articles of tax treaties. PRC tax authorities in general often scrutinize fact patterns case by case in determining foreign shareholders’ qualifications for a reduced treaty withholding tax rate, especially against foreign companies that are perceived as being conduits or lacking commercial substance. Furthermore, according to the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, which became effective in January 2020, where non-resident enterprises judge by themselves that they meet the conditions for entitlement to reduced tax rate according to tax treaties, they may enjoy such entitlement after reporting required information to competent tax authorities provided that they shall collect and retain relevant documents for future reference and inspections. Accordingly, our Hong Kong subsidiary, Decca (China) Limited, may be able to enjoy the 5% tax rate for the dividends it receives from its PRC incorporated subsidiaries if it satisfies the conditions prescribed under SAT Circular 81, PN9 and other relevant tax rules and regulations and complete the necessary government formalities.

Provided that our BVI holding company is not deemed to be a PRC resident enterprise, holders of our ordinary shares who are not PRC residents will not be subject to PRC income tax on dividends distributed by us or gains realized from the sale or other disposition of our shares. However, under SAT Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring taxable assets, including, in particular, equity interests in a PRC resident enterprise, indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, or the transferee or the PRC entity which directly owned such taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee obligated to withhold the applicable taxes, currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. We and our non-PRC resident investors may be at risk of being required to file a return and being taxed under SAT Circular 7, and we may be required to expend valuable resources to comply with SAT Circular 7, or to establish that we should not be taxed thereunder.

See note [2] of the notes to the consolidated financial statements included elsewhere in this prospectus for a discussion of taxation.

UNDERWRITING

In connection with this offering, we will enter into an underwriting agreement with Univest Securities, LLC, as representative of the underwriters, or the representative, in this offering. The representative may retain other brokers or dealers to act as a sub-agents or selected dealers on their behalf in connection with this offering. The underwriters have agreed to purchase from us, on a firm commitment basis, the number of ordinary shares set forth opposite its name below, at the offering price less the underwriting discounts set forth on the cover page of this prospectus:

Name of Underwriters	Number of Ordinary Shares
Univest Securities, LLC	[*]
[*]	[*]
Total	[*]

The underwriters are committed to purchase all the ordinary shares offered by this prospectus if they purchase any ordinary shares. The underwriters are not obligated to purchase the ordinary shares covered by the underwriter’s over-allotment option to purchase ordinary shares as described below. The underwriters are offering the ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Pricing of this Offering

Prior to this offering, there has been no public market for our ordinary shares. The initial public offering price for our ordinary shares will be determined through negotiations between us and the representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the representative believe to be comparable to us, estimate of our business potential and earning prospects, the present state of our development and other factors deemed relevant. The initial public offering price of our ordinary shares in this offering does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of our company.

Over-Allotment Option

We have granted to the underwriters a 45-day option to purchase up to an aggregate of additional ordinary shares (equal to 15% of the number of ordinary shares sold in the offering), at the offering price per ordinary shares less underwriting discounts. The underwriters may exercise this option for 45 days from the date of closing of this offering solely to cover sales of ordinary shares by the underwriters in excess of the total number of ordinary shares set forth in the table above. If any of the additional ordinary shares are purchased, the underwriters will offer the additional ordinary shares at $            per ordinary share, the offering price of each ordinary share.

Discounts and Expenses

The underwriting discounts for the shares and the over-allotment shares are equal to 8% of the initial public offering price.

The following table shows the price per share and total initial public offering price, underwriting discounts, and proceeds before expenses to us. The total amounts are shown assuming both no exercise and full exercise of the over-allotment option.

Total
	Per Share	No Exercise of Over-allotment Option	Full Exercise of Over-allotment Option
Initial public offering price	$	$	$
Underwriting discounts to be paid by us	$	$	$
Proceeds to us, before expenses	$	$	$

We will also pay to the representative by deduction from the net proceeds of the offering contemplated herein, a non-accountable expense allowance equal to 1.0% of the gross proceeds received by us from the sale of the shares, including any shares issued pursuant to the exercise of the representative’s over-allotment option.

We have agreed to reimburse the representative up to a maximum of $200,000 for out-of-pocket accountable expenses (including the legal fees and other disbursements as disclosed below). As of the date of this prospectus, we have paid $80,000 to the representative as an advance against out-of-pocket accountable expenses. Any expenses advancement will be returned to us to the extent the representative’s out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and non-accountable expense allowance, will be approximately $[*].

The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement. A form of the underwriting agreement is included as an exhibit to the registration statement of which this prospectus forms a part.

Right of First Refusal

In addition, we intend to grant to the underwriters upon the closing of this offering, for a period of eighteen (18) months, the right, on at least the same terms and conditions offered to us by other investment banking service providers, to provide investment banking services in all matters for which investment banking services are sought, such right, the “Right of First Refusal”, which right is exercisable in the placement agent’s sole discretion. For these purposes, investment banking services shall include, without limitation, (a) acting as lead manager for any underwritten initial public offering; (b) acting as a placement agent, initial purchaser or financial advisor in connection with any private offering of our securities; and (c) acting as financial advisor in connection with any sale or other transfer by us, directly or indirectly, of a majority or controlling portion of its capital stock or assets to another entity, any purchase or other transfer by another entity, directly or indirectly, of a majority or controlling portion of our capital stock or assets, and any merger or consolidation of our company with another entity. The underwriters intend to agree to notify us of their intention to exercise such Right of First Refusal within two weeks following notice in writing by us. In accordance with FINRA Rule 5110(g)(6)(A)(i), such right of first refusal shall not have a duration of more than three years from the commencement of sales of this offering or the termination date of the engagement between the us and the underwriters.

Lock-up Agreements

We, all of our officers and directors, and holders of all of our outstanding Ordinary Shares intend to agree, that for a period of 180 days from the date of this prospectus, or the lock-up period, subject to certain limited exceptions described below, we and they will not directly or indirectly, without the prior written consent of the underwriters, offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into, or exercisable or exchangeable for, Ordinary Shares. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We also intend to agree, in the underwriting agreement, to similar lock-up restrictions on the issuance and sale of our securities for 180 days following the closing of this offering, although we will be permitted to issue stock options or stock awards to directors, officers and employees under our existing equity incentive plans. The underwriters may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions and syndicate covering transactions and purchases to cover positions created by short sales.

•        Stabilizing transactions permit bids to purchase Ordinary Shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the Ordinary Shares while the offering is in progress.

•        Syndicate covering transactions involve purchases of Ordinary Shares in the open market after the distribution has been completed in order to cover syndicate short positions. Since there is no over-allotment option, if the underwriters would have a naked short position, it can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the security originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Ordinary Shares or preventing or retarding a decline in the market price of our Ordinary Shares. As a result, the price of our Ordinary Shares in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our Ordinary Shares. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Indemnification

We have agreed to indemnify the underwriters and selected dealers against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the underwriters or selected dealers may be required to make for these liabilities.

Listing on the Nasdaq Capital Market

We intend to apply to list our Ordinary Shares on Nasdaq under the symbol “DCCA”.

Electronic Distribution

A prospectus in electronic format may be made available on websites maintained by the underwriters, or selling group members, if any, participating in this offering. The underwriters may agree to allocate a number of Ordinary Shares for sale to its online brokerage account holders.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. The underwriters and their respective affiliates may in the future perform various financial advisory, investment banking, and other services for us, for which they may receive customary fees and commissions. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may effect transactions for their own account or the accounts of customers, and hold on behalf of themselves or their customers long or short positions in our debt or equity securities or loans, and may do so in the future. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to their customers that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. Any offer in Australia of the Ordinary Shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the

Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Ordinary Shares without disclosure to investors under Chapter 6D of the Corporations Act. The Ordinary Shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Ordinary Shares must observe such Australian on-sale restrictions. This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any Ordinary Shares recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Canada

Resale Restrictions

The distribution of Ordinary Shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the Ordinary Shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Ordinary Shares.

Representations of Canadian Purchasers

By purchasing Ordinary Shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•        the purchaser is entitled under applicable provincial securities laws to purchase the Ordinary Shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106 — Prospectus Exemptions,

•        the purchaser is a “permitted client” as defined in National Instrument 31-103 — Registration Requirements, Exemptions and Ongoing Registrant Obligations,

•        where required by law, the purchaser is purchasing as principal and not as agent, and

•        the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105 — Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of Ordinary Shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Ordinary Shares in their particular circumstances and about the eligibility of the Ordinary Shares for investment by the purchaser under relevant Canadian legislation.

Dubai International Financial Center

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The Ordinary Shares which are the subject of the offering contemplated by this document may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Ordinary Shares offered should conduct their own due diligence on the Ordinary Shares. If you do not understand the contents of this document you should consult an authorized financial advisor.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, it has not made and will not make an offer of Ordinary Shares which are the subject of the offering contemplated by this prospectus to the public in that Relevant Member State other than:

•        to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•        to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the underwriters for any such offer; or

•        in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Ordinary Shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Ordinary Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe the Ordinary Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

France

Neither this prospectus nor any other offering material relating to the Ordinary Shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Ordinary Shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Ordinary Shares has been or will be:

•        to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•        to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer;

•        in any other circumstances falling within Article 3(2) of the Prospectus Directive;

•        released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•        used in connection with any offer for subscription or sale of the Ordinary Shares to the public in France.

Such offers, sales and distributions will be made in France only:

•        to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•        to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•        in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Ordinary Shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

This prospectus does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany, or Germany, or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the Ordinary Shares, or distribution of a prospectus or any other offering material relating to the Ordinary Shares. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.

Each underwriter will represent, agree and undertake, (i) that it has not offered, sold or delivered and will not offer, sell or deliver the Ordinary Shares within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of Ordinary Shares, and (ii) that it will distribute in Germany any offering material relating to the Ordinary Shares only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

The Ordinary Shares may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap.32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Israel

This prospectus does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus is being distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange, underwriters purchasing for their own account, venture capital funds, entities with equity in excess of NIS 50 million and qualified individuals, each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors may be required to submit written confirmation that they meet the criteria for one of the categories of investors set forth in the prospectus.

Italy

The offering of Ordinary Shares has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no Ordinary Shares may be offered, sold or delivered, nor copies of this prospectus or any other documents relating to the Ordinary Shares may not be distributed in Italy except:

•        to “qualified investors,” as referred to in Article 100 of Legislative Decree No. 58 of February 24, 1998, as amended, or the Decree No. 58, and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of October 29, 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter. b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

•        in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the Ordinary Shares or distribution of copies of this prospectus or any other documents relating to the Ordinary Shares in the Republic of Italy must be:

•        made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of September 1, 1993, as amended, or the Banking Law, Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

•        in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

•        in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the Ordinary Shares on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Furthermore, Ordinary Shares which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly (“sistematicamente”) distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the Ordinary Shares being declared null and void and in the liability of the intermediary transferring the Ordinary Shares for any damages suffered by such non-qualified investors.

Japan

The Ordinary Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Macau

No Ordinary Shares can be offered or sold to the public in Macau.

PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and the Ordinary Shares may not be offered or sold, and will not be offered or sold, directly or indirectly, to any resident of the PRC or to persons for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, the PRC does not include Taiwan and the Special Administrative Regions of Hong Kong and Macao.

Qatar

The Ordinary Shares have not been and will not be offered, sold or delivered at any time, directly or indirectly, in the State of Qatar (“Qatar”) in a manner that would constitute a public offering. This prospectus has not been reviewed or approved by or registered with the Qatar Central Bank, the Qatar Exchange or the Qatar Financial Markets Authority. This prospectus is strictly private and confidential, and may not be reproduced or used for any other purpose, nor provided to any person other than the recipient thereof.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Ordinary Shares may not be circulated or distributed, nor may the Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than

•        to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA,

•        to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or

•        otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Ordinary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•        a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•        a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Ordinary Shares pursuant to an offer made under Section 275 of the SFA except:

(i)     to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)    where no consideration is or will be given for the transfer;

(iii)   where the transfer is by operation of law;

(iv)   as specified in Section 276(7) of the SFA; or

(v)    as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

This document is not intended to constitute an offer or solicitation to purchase or invest in the Ordinary Shares described herein. The Ordinary Shares may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Ordinary Shares constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this document nor any other offering or marketing material relating to the Ordinary Shares may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, nor the company nor the Ordinary Shares have been or will be filed with or approved by any Swiss regulatory authority. The Ordinary Shares are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA, and investors in the Ordinary Shares will not benefit from protection or supervision by such authority.

Taiwan

The Ordinary Shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Ordinary Shares in Taiwan.

United Arab Emirates (Excluding the Dubai International Financial Center)

The Ordinary Shares have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates, or U.A.E., other than in compliance with the laws of the U.A.E. Prospective investors in the Dubai International Financial Center should have regard to the specific selling restrictions on prospective investors in the Dubai International Financial Center set out below.

The information contained in this prospectus does not constitute a public offer of Ordinary Shares in the U.A.E. in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 of the U.A.E., as amended) or otherwise and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Emirates Securities and Commodities Authority or the Dubai Financial Services Authority, or DFSA. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser. This prospectus is provided for the benefit of the recipient only, and should not be delivered to, or relied on by, any other person.

United Kingdom

Each of the underwriters severally represents warrants and agrees as follows:

•        it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA, received by it in connection with the issue or sale of the Ordinary Shares in circumstances in which Section 21 of the FSMA does not apply to us; and

•        it has complied with, and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Ordinary Shares in, from or otherwise involving the United Kingdom.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding the underwriting discounts and non-accountable expense allowance, which are expected to be incurred in connection with the sale of Ordinary Shares in this offering. With the exception of the registration fee payable to the SEC, the Nasdaq Capital Market listing fee and the filing fee payable to Financial Industry Regulatory Authority, Inc., or FINRA, all amounts are estimates.

SEC registration fee	$	*
The Nasdaq Capital Market listing fee		*
FINRA filing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fee and expenses		*
Miscellaneous		*
Total		*

____________

*        To be completed by amendment.

LEGAL MATTERS

We are being represented by Loeb & Loeb LLP with respect to certain legal matters of U.S. federal securities. The validity of our shares underlying our Ordinary Shares and certain other matters of the BVI law will be passed upon for us by Ogier. Legal matters as to PRC law will be passed upon for us by DeHeng Law Offices (Shenzhen). The underwriters are being represented by Hunter Taubman Fischer & Li LLC in connection with this offering.

EXPERTS

The consolidated financial statements as of and for each of the years ended March 31, 2021 and 2022 included in this prospectus have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The registered business address of Friedman LLP is One Liberty Plaza, 165 Broadway, 21st Floor, New York, New York 10006.

ENFORCEMENT OF LIABILITIES

British Virgin Islands

We are incorporated under the laws of the British Virgin Islands with limited liability. We are incorporated in the British Virgin Islands because of certain benefits associated with being a British Virgin Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions and the availability of professional and support services. However, the British Virgin Islands has a less developed body of securities laws as compared to the United States and provides protections for investors to a significantly lesser extent. In addition, British Virgin Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located outside the United States. In addition, most of our Directors and executive officers are nationals or residents of jurisdictions other than the United States and substantially all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

Ogier, our counsel to the laws of the BVI have advised us that there is uncertainty as to whether the courts of the BVI would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the BVI against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by Ogier that the United States and the BVI do not have a treating providing for reciprocal recognition and enforcement of judgments of courts of the United States in civil and commercial matters and that a final judgment for the payment of money rendered by any general or state court in the United States based on civil liability, whether or not predicated solely upon the U.S. federal securities laws would not be enforceable in the BVI. We have also been advised by Ogier that a final and conclusive judgment obtained in U.S. federal or state courts under which a sum of money is payable as compensatory damages (i.e., not being a sum claimed by a revenue authority for taxes or other charges of a similar nature by a governmental authority, or in respect of a fine or penalty or multiple or punitive damages) may be the subject of an action on a debt in the court of the BVI under the common law doctrine of obligation. Furthermore, it is uncertain that BVI courts would: (1) recognize or enforce judgments of U.S. courts obtained in actions against us or our directors or officers predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) entertain original actions brought against us or other persons predicated upon the Securities Act.

Anti-money laundering

In order comply with legislation or regulations aimed at the prevention of money laundering the Company is required to adopt and maintain anti-money laundering procedures, and may require members to provide evidence to verify their identity. Where permitted, and subject to certain conditions, the Company also may delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

If any person resident in the BVI knows or suspects that another person is engaged in money laundering or terrorist financing and the information for that knowledge or suspicion came to their attention in the course of their business the person will be required to report his belief or suspicion to the Financial Investigation of the BVI, pursuant to the Proceeds of Criminal Conduct Act 1997 (as amended). Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Hong Kong

There is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our Directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our Directors or officers predicated upon the securities laws of the United States or any state in the United States.

A judgment of a court in the United States predicated upon U.S. federal or state securities laws may be enforced in Hong Kong at common law by bringing an action in a Hong Kong court on that judgment for the amount due thereunder, and then seeking summary judgment on the strength of the foreign judgment, provided that the foreign judgment, among other things, is (1) for a debt or a definite sum of money (not being taxes or similar charges to a foreign government taxing authority or a fine or other penalty) and (2) final and conclusive on the merits of the claim, but not otherwise. Such a judgment may not, in any event, be so enforced in Hong Kong if (a) it was obtained by fraud; (b) the proceedings in which the judgment was obtained were opposed to natural justice; (c) its enforcement or recognition would be contrary to the public policy of Hong Kong; (d) the court of the United States was not jurisdictionally competent; or (e) the judgment was in conflict with a prior Hong Kong judgment.

Hong Kong has no arrangement for the reciprocal enforcement of judgments with the United States. As a result, there is uncertainty as to the enforceability in Hong Kong, in original actions or in actions for enforcement, of judgments of United States courts of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States.

PRC

DeHeng Law Offices (Shenzhen), our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of China would:

•        recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•        entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by DeHeng Law Offices (Shenzhen) that there is uncertainty as to whether the courts of the PRC would enforce judgments of United States courts or BVI courts obtained against us or these persons predicated upon the civil liability provisions of the United States federal and state securities laws. DeHeng Law Offices (Shenzhen) has further advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the British Virgin Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the British Virgin Islands.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-1 under the Securities Act. This prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules to the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits and schedules for that information. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, like us, that file electronically with the SEC.

Upon completion of this offering, we will be subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. Those reports may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

Decca Investment Limited

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of Decca Investment Limited.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Decca Investment Limited and Subsidiaries (collectively, the “Company”) as of March 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended March 31, 2022, and the related notes (collectively referred to as the financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2022 and 2021, and the results of its operations and its cash flows for each of the years in the two-year period ended March 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor since 2021.

New York, New York

August 26, 2022

DECCA INVESTMENT LTD. AND SUBSIDIARIES
Consolidated Balance Sheets

	March 31, 2021	March 31, 2022	March 31, 2022
	HKD	HKD	USD
ASSETS
Current assets
Cash	593,200,054	318,554,896	40,650,149
Restricted cash, current	990,244	27,757,996	3,542,142
Short-term investment	—	8,000,000	1,020,864
Accounts receivable, net	81,867,065	95,662,930	12,207,354
Inventories, net	102,403,745	130,817,832	16,693,400
Other receivables – related parties	1,110,510	1,221,612	155,887
Prepayments, other receivables and other assets	33,523,517	45,953,793	5,864,071
Contract assets	26,610,696	47,568,987	6,070,183
Total current assets	839,705,831	675,538,046	86,204,050

PROPERTY AND EQUIPMENT, NET	106,839,970	103,327,396	13,185,401

Other assets
Restricted cash, non-current	—	49,382,386	6,301,587
Prepaid land use rights, net	4,603,062	4,509,512	575,450
Deferred initial public offering “IPO” cost	—	7,982,791	1,018,668
Deferred tax assets, net	12,186,461	13,950,693	1,780,220
Total other assets	16,789,523	75,825,382	9,675,925
Total assets	963,335,324	854,690,824	109,065,376

LIABILITIES, AND SHAREHOLDERS’ EQUITY
Current liabilities
Bank loans	3,154,537	43,435,071	5,542,662
Accounts payable	31,808,380	59,556,595	7,599,897
Other payable – related parties	3,653,665	3,420,931	436,538
Contract liabilities	102,653,134	78,685,472	10,040,895
Accrued liabilities and other current liabilities	51,945,263	43,627,833	5,567,260
Dividend payables	—	196,083,071	25,021,766
Taxes payable	43,669,682	43,659,375	5,571,285
Total liabilities	236,884,661	468,468,348	59,780,303

Shareholders’ equity:
Ordinary shares, HKD 0.00078007 (USD 0.0001) par value; 500,000,000 shares authorized, 40,000,000 shares issued and outstanding as of March 31, 2021 and 2022.*	31,203	31,203	3,982
Additional paid-in capital	116,039,726	116,039,726	14,807,596
Loan receivables – related party	(15,860,460)	—	—
Statutory reserves	21,641,102	21,849,228	2,788,136
Retained earnings	555,135,760	180,776,586	23,068,536
Accumulated other comprehensive income	49,463,332	67,525,733	8,616,823
Total shareholders’ equity	726,450,663	386,222,476	49,285,073
Total liabilities and shareholders’ equity	963,335,324	854,690,824	109,065,376

____________

*        Giving retroactive effect to the 1-for-10,000 share subdivision effected on March 15, 2022 and the surrender of 60,010,000 ordinary shares on March 18, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

DECCA INVESTMENT LTD. AND SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income

	For the Years Ended March 31,
	2021	2022	2022
	HKD	HKD	USD
Revenues
Interior decoration and design	223,335,918	279,505,469	35,667,131
Sales of furniture and fixtures	325,252,496	471,059,240	60,110,922
Total revenues	548,588,414	750,564,709	95,778,053

Cost of revenues
Interior decoration and design	(160,546,931)	(217,251,876)	(27,723,075)
Sales of furniture and fixtures	(224,835,702)	(308,778,993)	(39,402,666)
Total cost of revenues	(385,382,633)	(526,030,869)	(67,125,741)
Gross profit	163,205,781	224,533,840	28,652,312

Operating expenses:
Selling and marketing expenses	(90,489,279)	(95,128,319)	(12,139,133)
General and administrative expenses	(83,177,261)	(85,769,953)	(10,944,931)
Total operating expenses	(173,666,540)	(180,898,272)	(23,084,064)
Operating (loss) income	(10,460,759)	43,635,568	5,568,248

Other (expenses) income
Interest income	3,509,708	3,981,558	508,079
Interest expense	—	(190,849)	(24,354)
Foreign currency exchange loss, net	(3,420,533)	(10,111,297)	(1,290,282)
Other income, net	11,492,273	3,866,073	493,342
Total other income (expense), net	11,581,448	(2,454,515)	(313,215)

Income before income tax	1,120,689	41,181,053	5,255,033

Income tax expense	(8,703,868)	(14,992,071)	(1,913,108)
Net (loss) income	(7,583,179)	26,188,982	3,341,925

Other comprehensive income:
Foreign currency translation adjustments	40,542,690	18,062,401	2,304,907
Comprehensive Income	32,959,511	44,251,383	5,646,832
Earning (loss) per share – basic and diluted*	(0.19)	0.65	0.08
Weighted average number of Ordinary Shares*	40,000,000	40,000,000	40,000,000
Dividends per share	—	10.01	1.28

____________

*        Giving retroactive effect to the 1-for-10,000 share subdivision effected on March 15, 2022 and the surrender of 60,010,000 ordinary shares on March 18, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

DECCA INVESTMENT LTD. AND SUBSIDIARIES
Consolidated Statements of Changes in Shareholders’ Equity

	Ordinary Shares*		Additional Paid-in Capital	Loan Receivables- Related Parties	Retained earnings		Accumulated Other Comprehensive Income	Total Shareholders’ Equity	Total Shareholders’ Equity
	Number of Shares	Amount			Statutory Reserves	Unrestricted
		HKD	HKD	HKD	HKD	HKD	HKD	HKD	USD
Balances at March 31, 2020	40,000,000	31,203	116,039,726	(15,840,812)	21,531,424	562,828,617	8,920,642	693,510,800	88,497,518
Foreign currency translation	—	—	—	—	—	—	40,542,690	40,542,690	5,173,571
Net loss	—	—	—	—	—	(7,583,179)	—	(7,583,179)	(967,674)
Statutory reserves	—	—	—	—	109,678	(109,678)	—	—	—
Loan receivables to related party	—	—	—	(19,648)	—	—	—	(19,648)	(2,508)
Balances at March 31, 2021	40,000,000	31,203	116,039,726	(15,860,460)	21,641,102	555,135,760	49,463,332	726,450,663	92,700,907
Foreign currency translation	—	—	—	—	—	—	18,062,401	18,062,401	2,304,907
Net income	—	—	—	—	—	26,188,982	—	26,188,982	3,341,925
Statutory reserves	—	—	—	—	208,126	(208,126)	—	—	—
Loan receivables to related parties	—	—	—	(188,396,499)	—	—	—	(188,396,499)	(24,040,898)
Dividend declared	—	—	—	—	—	(400,340,030)	—	(400,340,030)	(51,086,587)
Dividend payables offset with loan receivables to related parties	—	—	—	204,256,959	—	—	—	204,256,959	26,064,819
Balances at March 31, 2022	40,000,000	31,203	116,039,726	—	21,849,228	180,776,586	67,525,733	386,222,476	49,285,073

____________

*        Giving retroactive effect to the 1-for-10,000 share subdivision effected on March 15, 2022 and the surrender of 60,010,000 ordinary shares on March 18, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

DECCA INVESTMENT LTD. AND SUBSIDIARIES
Consolidated Statements of Cash flows

	For the Years Ended March 31,
	2021	2022	2022
	HKD	HKD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	(7,583,179)	26,188,982	3,341,925
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	10,982,660	12,392,103	1,581,331
Provision for doubtful accounts	23,946,528	3,446,101	439,750
Reserve for excess and obsolete inventories	5,651,826	3,300,406	421,158
Loss (gain) on disposal of equipment	1,268,121	(10,000)	(1,276)
Foreign currency exchange (gain) loss, net	(199,271)	43,523	5,554
Impairment of long-live assets	516,168	229,397	29,273
Deferred tax benefit	(7,117,245)	(1,487,299)	(189,791)
Debt forgiven from PPP loan	—	(2,735,981)	(349,133)
Change in operating assets and liabilities
Accounts receivable	(12,056,994)	(16,480,702)	(2,093,791)
Inventories	1,848,003	(29,707,322)	(3,790,892)
Contract assets	(8,391,777)	(20,186,689)	(2,575,983)
Prepayments, other receivables and other assets	8,248,144	(15,824,314)	(2,019,309)
Accounts payable	(2,677,143)	26,914,461	3,430,799
Contract liabilities	27,358,280	(24,691,263)	(3,150,802)
Accrued liabilities and other current liabilities	2,317,062	(8,874,684)	(1,132,481)
Taxes payable	20,341,857	2,910,964	371,462
Net cash provided by (used in) operating activities	64,453,040	(44,572,137)	(5,687,760)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(16,070,107)	(8,050,774)	(1,027,343)
Proceeds from sales of equipment	—	10,000	1,276
Cash received from business combination, net	132,259	—	—
Payment of short-term investment	—	(8,000,000)	(1,020,864)
Net cash used in investing activities	(15,937,848)	(16,040,774)	(2,046,931)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments for deferred IPO cost	—	(7,982,791)	(1,018,668)
Proceeds from Bank loans	3,155,774	43,000,000	5,487,143
Advance to other receivables-related parties	(137,135)	(188,491,102)	(24,052,970)
Proceeds from (repayment to) other payable-related parties	217,496	(232,734)	(29,699)
Net cash provided by (used in) financing activities	3,236,135	(153,706,627)	(19,614,194)
EFFECT OF EXCHANGE RATE CHANGES	19,488,893	15,824,518	2,019,334
NET CHANGE IN CASH AND RESTRICTED CASH	71,240,220	(198,495,020)	(25,329,551)
CASH AND RESTRICTED CASH, beginning of year	522,950,078	594,190,298	75,823,429
CASH AND RESTRICTED CASH, end of year	594,190,298	395,695,278	50,493,878

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	4,036,684	16,528,738	2,109,199
Cash paid for interest	—	190,849	24,354

DECCA INVESTMENT LTD. AND SUBSIDIARIES
Consolidated Statements of Cash flows — (Continued)

	For the Years Ended March 31,
	2021	2022	2022
	HKD	HKD	USD
NON-CASH TRANSACTION IN FINANCING ACTIVITIES
Loan receivable – related party offset with dividend payable	—	15,876,959	2,026,027
Other receivable – related party offset with dividend payable	—	188,380,000	24,038,793

The following table provides a reconciliation of cash and restricted cash reported within the statement of financial position that sum to the total of the same amounts shown in the statement of cash flows:

	March 31 2021	March 31 2022	March 31 2022
	HKD	HKD	USD
Cash	593,200,054	318,554,896	40,650,149
Restricted cash, current	990,244	27,757,996	3,542,142
Restricted cash, non-current	—	49,382,386	6,301,587
Total cash and restricted cash shown in the consolidated statements of cash flows	594,190,298	395,695,278	50,493,878

The accompanying notes are an integral part of these consolidated financial statements.

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization

Decca Investment Limited (“Decca BVI” or the “Company”) is a holding company incorporated on June 8, 1999, under the laws of the British Virgin Islands. The Company has no substantive operations other than holding all of the outstanding share capital of its subsidiaries. The Company through its subsidiaries is principally engaged in sales and manufacturing of furniture, fixtures, and interior decoration and design business in Asia, primarily in Hong Kong and China, Europe and the U.S. In addition, the Company also engaged in business of investment in real estate properties through its Hong Kong subsidiaries which were established subsequent to March 31, 2022.

The accompanying consolidated financial statements reflect the activities of Decca BVI and each of the following entities:

Name	Background	Ownership
Acelin Investments Limited (“Acelin”)	• A British Virgin Islands company • Incorporated on September 16, 2010 • A Investment holding company	100% owned by Decca BVI
Decca (Mgt) Limited (“Decca Mgt”)	• A Hong Kong company • Incorporated on November 2, 1973 • An administrative services company to service the subsidiaries	100% owned by Decca BVI
Decca Furniture Limited (“Decca Ltd”)	• A Hong Kong company • Incorporated on May 31, 1994 • Trading of furniture and fixtures and investment holding	100% owned by Decca BVI
Decca (Macau) Company Limited (“Decca Macau”)	• A Macau company • Incorporated on January 19, 2015 • Interior decoration and retail of furniture	100% owned by Decca BVI
CLI Design (Macau) Limited (“CLI Macau”)(1)	• A Macau company • Incorporated on June 27, 2007 • Interior decoration	50% owned by Acelin, and 50% owned by CLI
Decca (China) Limited (“Decca China”)	• A Hong Kong company • Incorporated on September 27, 1985 • Manufacturing and trading of furniture and fixtures, interior design work and investment holding	100% owned by Decca BVI
Dongguan Yi Xin Furniture and Decoration Co. Ltd (“DGYX Furniture”)

•   A People’s Republic of China (“PRC”) company

•   Incorporated on January 3, 2000

•   Registered capital of HKD 11,000,000

•   Manufacturing, processing and sales of furniture, decoration materials and after-sales service

100% owned by Decca (China) Limited
Dongguan Decca Furniture Co. Ltd (“DG Decca”)	• A PRC company • Incorporated on November 7, 1995 • Registered capital of HKD 186,000,000 • Manufacturing and sales of furniture and decoration Materials, operation of showrooms in China	100% owned by Decca (China) Limited

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization (cont.)

Name	Background	Ownership
Dongguan Kong Chai Trading Co. Ltd (“DGKC”)	• A PRC company • Incorporated on February 24, 2009 • Registered capital of HKD 5,000,000 • Manufacturing and sales of furniture and decoration materials	100% owned by Decca (China) Limited
Guangzhou Yi Xin Decoration Co. Ltd (“GZYX”)

•   A PRC company

•   Incorporated on December 28, 2011

•   Registered capital of RMB 10,000,000

•   Interior decoration and design, and installation of electronic equipment, indoor water and electricity, and electromechanical equipment

50% owned by Decca (China) Limited and 50% owned by Dongguan Decca Furniture Co. Ltd
CLI Design Limited (“CLI”)	• A Hong Kong company • Incorporated on May 16, 2001 • Interior decoration work	100% owned by Acelin Investments Limited
CLI Design (HK) Limited (“CLI HK”)	• A Hong Kong company • Incorporated on May 16, 2001 • Furniture trading	100% owned by Acelin Investments Limited
Decca Furniture (USA) Inc. (“Decca USA”)	• A Delaware company • Incorporated on April 22, 2002 • Distribution and sales of furniture	100% owned by Decca Furniture Limited
Decca Overseas (S) Pte Ltd. (“Decca SG”)	• A Singapore company • Incorporated on July 8, 1997 • Trading of furniture	100% owned by Decca Furniture Limited
Decca Contract Furniture (S) Pte. Ltd (“Decca SG Furniture”)	• A Singapore company • Incorporated on August 21, 1997 • Retail of furniture and furnishings	100% owned by Decca Furniture Limited
Decca Furniture (Thailand) Limited (“Decca Thailand”)	• A Thailand company • Incorporated on February 4, 2005 • Trading of furniture, and operation of showroom in Thailand	100% owned by Decca Furniture Limited
Decca Contract Furniture (HK) Limited (“Decca CFHK”)	• A Hong Kong company • Incorporated on March 7, 1996 • Trading of furniture and fixtures, operation of showroom in Hong Kong	100% owned by Decca Furniture Limited
Decca MFG (Thailand) Limited (“Decca MFG”)	• A Thailand company • Incorporated on May 28, 2007 • Manufacturing and sales of furniture and related accessories	100% owned by Decca Furniture Limited
Boiler & Company LLC (“Boiler”)	• A North Carolina company • Incorporated on April 15, 2002 • Trading of furniture	100% owned by Decca Furniture (USA) Inc.

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Nature of business and organization (cont.)

Name	Background	Ownership
Decca Furniture (Europe) Aps (“Decca Europe”)	• A Demark company • Incorporated on January 18, 2007 • Trading of furniture, operation of showrooms in Paris, France and London, United Kingdom	100% owned by Decca Furniture (USA) Inc.
Decca Hospitality Furnishing, LLC (“Decca HF”)	• A North Carolina company • Incorporated on April 15, 2002 • Trading of furniture	100% owned by Decca Furniture (USA) Inc.
Decca Contract Furniture, LLC (“Decca CF”)	• A North Carolina company • Incorporated on October 2, 2003 • Trading of furniture, operation of showroom in Chicago, USA	100% owned by Decca Furniture (USA) Inc.
Decca Home, LLC (“Decca Home”)	• A North Carolina company • Incorporated on November 18, 2013 • Trading of furniture	100% owned by Decca Furniture (USA) Inc.
Smart Pro Property Limited (“Smart Pro”)	• A Hong Kong company • Incorporated on April 1, 2022 • Real estate investment	100% owned by Decca (Mgt) Limited
Decca Development Limited (“Decca Development”)	• A Hong Kong company • Incorporated on April 14, 2022 • Real estate investment	100% owned by Decca (Mgt) Limited
Sky Globe Holding Limited (“Sky Globe”)	• A Hong Kong company • Incorporated on June 2, 2022 • Real estate investment	100% owned by Decca (Mgt) Limited
Giant Globe Limited (“Giant Globe”)	• A Hong Kong company • Incorporated on June 6, 2022 • Real estate investment	100% owned by Decca (Mgt) Limited
Smart Globe(HK) Limited (“Smart Globe”)	• A Hong Kong company • Incorporated on June 6, 2022 • Real estate investment	100% owned by Decca (Mgt) Limited

____________

(1)      CLI Macau was dissolved on December 31, 2020. The dissolution of CLI Macau did not have a material impact to the Company’s consolidated financial statements.

Note 2 — Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All transactions and balances among the Company and its subsidiaries have been eliminated upon consolidation.

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include the estimated cost or input measure method used to calculate the revenue recognized in the Company’s interior decoration and design revenues, the useful lives of property and equipment, the useful lives of prepaid land use rights impairment of long-lived assets, the measurement of fair value of assets acquired and liabilities assumed in a business combination, allowance for doubtful accounts, realization of deferred tax assets and uncertain tax position. Actual results could differ from these estimates.

Foreign currency translation and transactions

The Company uses Hong Kong Dollars (“HKD”) as its reporting currency. The functional currency of the Company, its subsidiaries in the U.S is U.S. dollar, its subsidiaries which are incorporated in Hong Kong, PRC, Singapore, Thailand, Europe, and Macau are HKD, Renminbi (“RMB”), Singapore Dollars (“SGD”), Thai Baht (“THB”), Euro (“EUR”), and Macanese Pataca (“MOP”) respectively, which are their respective local currencies based on the criteria of ASC 830, “Foreign Currency Matters”.

In the consolidated financial statements, the financial information of the Company and other entities located outside of the Hong Kong has been translated into HKD. Assets and liabilities are translated at the exchange rates on the balance sheet date, equity amounts are translated at historical exchange rates, and revenues, and expenses, gains and losses are translated using the average rate for the period. Gains or losses resulting from foreign currency transactions are included in the accompanying consolidated statement of operations and other comprehensive income (loss).

Translation adjustments included in accumulated other comprehensive income amounted to HKD 49,463,332 and HKD 67,525,733 (USD 8,616,823) as of March 31, 2021 and 2022, respectively. The balance sheet amounts, with the exception of shareholders’ equity at March 31, 2021 and 2022 were translated at HKD 1.00 to USD 0.1290 and to USD 0.1276, respectively, at HKD 1.00 to RMB 0.8300 and to RMB 0.8121, respectively, at HKD 1.00 to SGD 0.1731 and to SGD 0.1726 respectively, at HKD 1.00 to THB 4.0339 and to THB 4.2814, respectively, at HKD 1.00 to EUR 0.1097 and to EUR 0.1169, respectively, and at HKD 1.00 to MOP 1.0300 and to MOP 1.0300, respectively. The average translation rates applied to statement of income accounts for the years ended March 31, 2021 and 2022 were HKD 1.00 to USD 0.1290 and to USD 0.1285, respectively, HKD 1.00 to RMB 0.8734 and to RMB 0.8256, respectively, HKD 1.00 to SGD 0.1762 and to SGD 0.1732, respectively, HKD 1.00 to THB 4.0015 and to THB 4.1741, respectively, HKD 1.00 to EUR 0.1105 and to EUR 0.1103, respectively, and HKD 1.00 to MOP 1.0300 and to MOP 1.0300, respectively. The shareholders’ equity accounts were stated at their historical rate. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Convenience translation

Translations of balances in the consolidated balance sheets, consolidated statements of operations and consolidated statements of cash flows from HKD into USD as of and for the years ended March 31, 2022 are solely for the convenience of the reader and were calculated at the rate of HKD 1.00 to USD 0.1276, representing closing rate set by the United States federal reserve on March 31, 2022 which is the Company’s most recent practicable date. No representation is made that the HKD amounts represent or could have been, or could be, converted, realized or settled into USD at that rate, or at any other rate.

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker (the “CODM”), which is comprised of certain members of the Company’s management team. The Company evaluated how the CODM manages the business of the company to maximize efficiency in allocating resources and assessing performance. Consequently, the Company considers itself to be operating within one reportable segment.

Cash and restricted cash, current

Cash consists of cash on hand and deposits placed with banks or other financial institutions and have original maturities of less than three months. Restricted cash, current consists of deposit which is required to be withheld in the bank to compensate the customers in case of breach of contract within the contractual period amounted to HKD 990,244 and HKD 3,130,396 (USD 399,464) as of March 31, 2021 and 2022, respectively. Usually, the contract term is less than twelve months. Restricted cash, current also consists of deposit being held as a collateral to secure the bank loans for less than one year. As of March 31, 2021 and 2022, the Company had deposit amounted to nil and HKD 24,627,600 (USD 3,142,678), respectively, held in the bank as a collateral until March 10, 2023 to secure the two-year line of credit (“Line of Credit”) which the Company signed with Bank of Dongguan on October 9, 2021 (referred to Note 11).

Restricted cash, non-current

Restricted cash, non-current consists of deposit being held as a collateral to secure the bank loans for over one year. As of March 31, 2022, the Company had deposit amounted to HKD 49,255,200 (USD 6,285,357) held in the bank to be restricted until October 26, 2024 as part of the collateral to secure the Line of Credit as mentioned above. The restricted cash, non-current also consist of deposit being held over one year for fulfilling payroll obligation and procurement deposit, amounted to HKD 0 and HKD 127,186 (USD 16,230) as of March 31, 2021 and 2022, respectively

The statements of cash flows of the Company explain the change during the year in the total of cash, and amounts generally described as restricted cash, current and non-current.

Short-term investment

Short-term investments is a part of the Company’s cash management which represents investments in a wealth management product from third party with underlying in corporate bond. The Company classifies its corporate bond and equivalent securities as held-to-maturity in accordance with ASC Topic 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying balance sheet and adjusted for the amortization or accretion of premiums or discounts. As the corporate bond will be matured in six months, the Company determine the corporate bond is short-term in nature and their carrying value approximates their fair values. As of March 31, 2021 and 2022, the Company carried a short-term investment of HKD 0 and HKD 8,000,000 (USD 1,020,864), respectively. For the years ended March 31, 2021 and 2022, no impairment of short-term investment was incurred.

Accounts receivable, net

Accounts receivable include trade accounts due from customers which generally collected within six months. In establishing the required allowance for doubtful accounts, management considers historical collection experience, aging of the receivables, the economic environment, industry trend analysis, and the credit history and financial conditions of the customers. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. As of March 31, 2021 and

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

2022, allowance for the doubtful accounts were HKD 25,308,952 and HKD 29,297,337 (USD 3,738,574), respectively. For the years ended March 31, 2021 and 2022, provision for doubtful account amounted to HKD 23,946,528 and HKD 3,446,101 (USD 439,750), respectively.

Inventories, net

Inventories are comprised of raw materials, work in progress, and finished goods, and are stated at the lower of cost or net realizable value using the moving weighted average method. Management reviews inventories for obsolescence and cost in excess of net realizable value periodically when appropriate and records a reserve against the inventory when the carrying value exceeds net realizable value. As of March 31, 2021 and 2022, the Company record reserve for excess and obsolete inventory amounted to HKD 26,292,375 and HKD 29,346,398 (USD 3,744,835), respectively. For the years ended March 31, 2021 and 2022, inventory obsolescence amounted to HKD 5,651,826 and HKD 3,300,406 (USD 421,158), respectively.

Prepayments, other receivables and other assets

Prepayments, other receivables and other assets primarily include prepayment to vendors, prepaid expenses paid to services providers, value added tax (“VAT”) recoverable, advances to employees, and other deposits. Management regularly reviews the aging of such balances and changes in payment and realization trends and records allowances when management believes collection of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made. As of March 31, 2021 and 2022, no allowance for the doubtful accounts were recorded.

Contract assets and contract liabilities

Projects with performance obligations recognized over time that have revenue recognized to date in excess of cumulative billings are reported on consolidated balance sheets as “Contract assets”. Contract retentions, included in contract assets, represent amounts withheld by clients, in accordance with underlying contract terms, until certain conditions are met or the project is completed. Provisions for estimated losses of contract assets on uncompleted contracts are made in the period in which such losses are determined.

Contract liabilities on uncompleted contracts represent the amounts of cash collected from clients, billings to clients on contracts in advance of work performed and revenue recognized and provisions for losses. All of these amounts are expected to be earned within twelve months and are classified as current liabilities.

Property and equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Useful Life
Building	45 years
Plant and machinery	4 – 10 years
Office equipment, fixtures and furniture	3 – 10 years
Automobiles	5 – 10 years
Leasehold improvement	3 – 10 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of operations and comprehensive income (loss). Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Prepaid land use rights, net

The land use rights represent the amounts paid and relevant costs incurred for the rights to use land in the PRC, and are carried at cost less accumulated amortization. Amortization is provided on a straight-line basis over the remaining terms of the land use rights for 33 years.

Impairment for long-lived assets

Long-lived assets, including property and equipment with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. For the years ended March 31, 2021 and 2022, the Company incurred HKD 516,168, and HKD 229,397 (USD 29,273) impairment of long-lived assets related to property and equipment, respectively.

Long-term investment

The Company accounts for investments with more than 20% and less than 50% of the voting shares and have the ability to exercise significant influence over operating and financial policies of the investee using the equity method in accordance with ASC 323. The Company records an equity method investment on the balance sheet as a single amount. The Company records equity method investments at the historical cost in its consolidated financial statements and subsequently increases/decreases the investment account by an amount proportionate to the investor’s shares in the profit/loss from the investee. Dividends received are recorded as reduction from the account.

As of March 31, 2021 and 2022, the Company hold 50% equity interest of Vielie Flooring Limited (“Vielie”) but does not have control over the operations of Vielie. The Company recognized the investment in Vielie under equity method accounting. The Company considered $0 retained value of Vielie as part of the Company’s impairment assessment prior to the April 1, 2020 since Vielie has been operating at losses with accumulated deficit.

Business combination

The Company accounts for its business combinations using the acquisition method of accounting in accordance with ASC 805 “Business Combinations.” The cost of an acquisition is measured as the aggregate of the acquisition date fair value of the assets transferred to the sellers and liabilities incurred by the Company and equity instruments issued. Transaction costs directly attributable to the acquisition are expensed as incurred. Identifiable assets and liabilities acquired or assumed are measured separately at their fair values as of the acquisition date, irrespective of the extent of any non-controlling interests. The excess of (i) the total costs of acquisition, fair value of the non-controlling interests and acquisition date fair value of any previously held equity interest in the acquiree over (ii) the fair value of the identifiable net assets of the acquiree is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognized directly in the consolidated statements of operations and comprehensive income (loss). During the measurement period, which can be up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the consolidated statements of operations and comprehensive income (loss).

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

•        Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•        Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•        Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at fair value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Revenue recognition

The Company recognized its revenue under Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606). The core principle underlying the revenue recognition of this ASU allows the Company to recognize — revenue that represents the transfer of goods and services to customers in an amount that reflects the consideration to which the Company expects to be entitled in such exchange. This will require the Company to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time, based on when control of goods and services transfers to a customer.

To achieve that core principle, the Company applies five-step model to recognize revenue from customer contracts. The five-step model requires that the Company (i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, including variable consideration to the extent that it is probable that a significant future reversal will not occur, (iv) allocate the transaction price to the respective performance obligations in the contract, and (v) recognize revenue when (or as) the Company satisfies the performance obligation.

The Company accounts for a contract with a customer when the contract is committed in writing, the rights of the parties, including payment terms, are identified, the contract has commercial substance and consideration is probable of substantially collection.

Revenue recognition policies for each type of revenue stream are as follows:

Revenue from interior decoration and design

— Performance obligations satisfied at overtime

Revenue from interior decoration and design are generally recognized based on the Company’s efforts or inputs to the satisfaction of a performance obligation over time as work progresses because of continuous transfer of control to the customer and the Company has the right to bill the customer as costs are incurred. The performance obligation includes the customized furniture fixtures that the Company sells as well as the continuous interior decoration and design to be performed. Typically, revenue is recognized over time using an input measure (i.e., costs incurred to date relative to total estimated costs at completion) to measure progress. The Company generally uses the cost-to-cost measure of progress method because it best depicts the transfer of control to the customer which occurs as the Company

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

incurs costs on its contracts. Under the cost-to-cost measure of progress method, the extent of progress towards completion is measured based on the ratio of total costs incurred to date to the total estimated costs at completion of the performance obligation. Revenues, including estimated fees or profits, are recorded proportionally as costs are incurred. Any expected losses on construction-type contracts in progress are charged to earnings, in total, in the period the losses are identified. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor and supplies. Contract modifications that extend or revise contract terms are generally result in recognizing the impact of the revised terms prospectively over the remaining life of the modified contract (i.e., effectively like a new contract).

Part of the Company’s process of identifying whether there is a contract with a customer is to assess whether it is probable that the Company will collect substantially all of the consideration to which it will be entitled in exchange for goods or services that will be transferred to the customer. In assessing it is probable that the Company will collect substantially all of the consideration, the Company considered the following:

1)      Customary business practice and its knowledge of the customer

The Company procures contracts from companies that are engaged in hospitality, contract and retail industry. As the Company has a long period of interior decoration and design operation, historically, the collections from the customers of their accounts receivable from interior decoration and design did not result in any significant write-down. As a result, the Company believes it will collect substantially all of its consideration.

2)      Payment terms

The Company’s contract with the customer has payment terms specified based upon certain conditions completed. The payment terms usually include, but are not limited to, the following billing stages: 1) signing of the sales contract, 2) reaching certain milestone along the progress of interior decoration and design, 3) Completion of the interior decoration and design, and 4) completion of maintenance periods. As the Company’s customers are required to pay the Company at different billing stages over the contract period, as such, the Company believes the progress payments limit the Company’s exposure to credit risk and that the Company would be able to collect substantially all of the consideration gradually at different stages.

The timing of the satisfaction of performance obligations is based upon the cost-to-cost measure of progress method, which is generally different than the timing of unconditional right of payment, and is based upon certain conditions completed as specified in the contract. The payment terms usually include, but are not limited to, the following billing stages: 1) signing of the sales contract, approximately between 20% – 30% of the contract price, 2) reaching certain milestone along the progress of interior decoration and design 30% – 40%, 3) Completion of the interior decoration and design, approximately between 10% – 20% of the contract price, and 4) completion of maintenance periods, approximately within 10% of the contract price. The timing between the satisfaction of our performance obligations and the unconditional right of payment would contribute to contract assets and contract liabilities.

Payment for interior decoration and design and furniture fixtures is made by the customer pursuant to the billing schedule stipulated in the contract which is generally based on the progress of the construction. Once the bills are issued to the customer, the customer generally has 60 days to make the payment on the amount billed. Cost based input methods of revenue recognition require the Company to make estimates of costs to complete its projects. In making such estimates, significant judgment is required to evaluate assumptions related to the costs to complete its projects, including materials, labor, contingencies, and other related costs. The estimate of unit material cost is reviewed and updated on a quarterly basis, based on the updated information available in the supply markets. The estimate of material quantity to be used for completion and the installation cost is also reviewed and updated on a quarterly basis, based on the updated information on the progress of project execution. If the estimated total costs on any contract, including any inefficient costs, are greater than the net contract revenues, the Company recognizes the entire estimated loss in the period the loss becomes known. The cumulative effect of revisions to estimates related to net contract revenues or costs to complete contracts are recorded in the period in which the revisions to estimates are identified and

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

the amounts can be reasonably estimated. The effect of the changes on future periods are recognized as if the revised estimates had been used since revenue was initially recognized under the contract. Such revisions could occur in any reporting period, and the effects may be material depending on the size of the contracts or the changes in estimates.

The interior decoration and design revenues with the furniture fixtures components are combined and considered as one performance obligation. The promises to transfer the interior decoration and design and furniture fixtures are not separately identifiable, which is evidencing by the fact that the Company provides a significant service of integrating the goods and services into a single project for which the customer has contracted. The transaction price is clearly identifiable within the Company’s sales contracts in the performance obligation of the Company’s interior decoration and design revenues. Changes in job performance, job conditions, estimated contract costs and profitability and final contract settlements can result in change orders under which the customer agrees to pay additional contract price. Modifications that increase the scope of the contract due to additional, distinct goods or services, i.e., the additional goods or services create a separate performance obligation, and increase the price of the contract by an amount that reflects the standalone selling price for the separate goods or services are accounted for as a new contract.

Furthermore, the interior decoration and design and furniture fixtures normally includes assurance-type 1 year warranties that the Company’s performance is free from material defect and consistent with the specifications of the Company’s contracts, which do not give rise to a separate performance obligation.

The Company has no obligations for returns, refund or similar obligations of its interior decoration and design.

As of March 31, 2022, the Company had transaction price allocated to remaining performance for interior decoration and design amounting to HKD 82,504,738 (USD 10,528,264), which is expected to the satisfaction of a performance obligation within 12 months from March 31, 2022, and none is expected to the satisfaction of a performance obligation above 12 months using an input measure method.

Revenues from sales of furniture fixtures

— Performance obligations satisfied at a point in time

The Company generates furniture fixtures revenues from manufacturing and delivering premium custom-made furniture products to independent furniture retailers. The Company recognized the furniture revenue when control of the product is passed to the customer, which is the point in time that the customers are able to direct the use of and obtain substantially all of the economic benefit of the goods or services. The transfer of control typically occurs at a point in time based on consideration of when the customer has an obligation to pay for the goods, and physical possession of, legal title to, and the risks and rewards of ownership of the goods has been transferred, and the customer has accepted the goods. Revenue is recognized net of estimates of variable consideration, including product returns, customer discounts and allowance.

In addition, the Company has elected to account for shipping and handling as fulfilment activities, and not as separate performance obligations. Shipping and handling fees billed to customers are included in net sales. All shipping and handling activity costs are net with the revenues at the time the related revenue is recognized. The Company evaluates the presentation of revenue on a gross or net basis based on whether it controls the service provided to the customer and is the principal (i.e. “gross”), or it arranges for other parties to provide the shipping and handling service to the customers and is an agent (i.e. “net”). Since the Company is not primarily responsible for the shipping and handling services provided to customers, it does not have inventory risk related to the services. Thus, the Company recognizes revenue at a net basis.

The Company’s disaggregate revenue streams are summarized and disclosed in Note 18.

The Company applied a practical expedient to expense costs as incurred for costs to obtain a contract with a customer when the amortization period would have been one year or less. The Company has no material incremental costs of obtaining contracts with customers that the Company expects the benefit of those costs to be longer than one year which need to be recognized as assets.

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Warranty

The Company generally provides limited warranties for its product sold. At the time a sale is recognized, the Company records estimated future warranty costs under ASC 460. Such estimated costs for warranties are estimated at time of delivery and these warranties are not service warranties separately sold by the Company. Generally, the estimated claim rates of warranty are based on actual warranty experience or the Company’s best estimate. The Company accrued HKD 4,800,589 and HKD 5,481,050 (USD 699,426) of warranty reserves under accrued liabilities and other current liabilities as of March 31, 2021 and 2022, respectively.

Advertising costs

Advertising costs amounted to HKD 1,564,817 and HKD 1,529,813 (USD 195,216) for the years ended March 31, 2021 and 2022, respectively. Advertising costs are expensed as incurred and included in selling and marketing expenses.

Operating leases

A lease for which substantially all the benefits and risks incidental to ownership remain with the lessor is classified by the lessee as an operating lease. All leases of the Company are currently classified as operating leases. The Company records the total expenses on a straight-line basis over the lease term.

Value added taxes (“VAT”) and goods and services taxes (“GST”)

Revenue represents the invoiced value of service, net of VAT or GST. The VAT and GST are based on gross sales price. VAT rate is 6% or 9% on services and 13% on goods in China, VAT rate is generally 7% in Thailand, VAT rate is generally 25% in Denmark, 20% in both the United Kingdom and France, and GST rate is generally 7% in Singapore. Entities that are VAT/GST general taxpayers are allowed to offset qualified input VAT/GST paid to suppliers against their output VAT/GST liabilities. Net VAT/GST balance between input VAT/GST and output VAT/GST is recorded in tax payable.

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes is accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred. The U.S., PRC and Denmark

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

tax returns filed in 2018 to 2021 are subject to examination by any applicable tax authorities. The Singapore tax returns filed in 2017 to 2021 are subject to examination by any applicable tax authorities. The Macau tax returns filed in 2016 to 2021 are subject to examination by any applicable tax authorities. The Hong Kong tax returns filed in 2015 to 2021 are subject to examination by any applicable tax authorities. The Thailand tax returns filed in 2011 to 2021 are subject to examination by any applicable tax authorities.

Comprehensive income

Comprehensive income consists of two components, net income (loss) and other comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses that under GAAP are recorded as an element of shareholders’ equity but are excluded from net income. Other comprehensive income consists of a foreign currency translation adjustment resulting from the Company not using the U.S. dollar as its functional currencies.

Earnings (loss) per share

The Company computes earnings (loss) per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income (loss) divided by the weighted average ordinary share outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended March 31, 2021 and 2022, there were no dilutive shares.

Employee benefit

The full-time employees of the Company are entitled to staff welfare benefits including medical care, housing fund, pension benefits, unemployment insurance and other welfare, which are government mandated defined contribution plans. The Company is required to accrue for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant government regulations, and make cash contributions to the government mandated defined contribution plan. Total expenses for the plans were HKD 26,508,893 and HKD 28,043,001 (USD 3,578,511) for the years ended March 31, 2021 and 2022, respectively.

Statutory reserves

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from after-tax profit to the non-distributable “statutory surplus reserve fund”. Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). For foreign invested enterprises and joint ventures in the PRC, annual appropriations should be made to the “reserve fund”. For foreign invested enterprises, the annual appropriation for the “reserve fund” cannot be less than 10% of after-tax profits until the aggregated appropriations reach 50% of the registered capital (as determined under PRC GAAP at each year-end). If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset against the accumulate loss.

Contingencies

From time to time, the Company is a party to various legal actions arising in the ordinary course of business. The Company accrues costs associated with these matters when they become probable and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. The Company’s management does not expect any liability from the disposition of such claims and litigation individually or in the aggregate would have a material adverse impact on the Company’s consolidated financial position, results of operations and cash flows.

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence.

Reclassification

Certain prior period of amounts from the year ended March 31, 2021 have been reclassified to conform to the current period presentation mainly reclassifying account receivable and account payable to foreign currency (gain) loss within net cash provided by operating activities from consolidated statements of cash flows. The reclassification had no impact on total net cash provided by operating activities.

Recently issued accounting pronouncements

The Company considers the applicability and impact of all accounting standards updates (“ASUs”). Management periodically reviews new accounting standards that are issued. Under the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), the Company meets the definition of an emerging growth company and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), to increase the transparency and comparability about leases among entities. The new guidance requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. It also requires additional disclosures about leasing arrangements. ASU 2016-02 is effective for interim and annual periods beginning after December 15, 2018, and requires a modified retrospective approach to adoption assuming the Company will remain an emerging growth company at that date. Early adoption is permitted. In September 2017, the FASB issued ASU No. 2017-13, which to clarify effective dates that public business entities and other entities were required to adopt ASC Topic 842 for annual reporting. A public business entity that otherwise would not meet the definition of a public business entity except for a requirement to include or the inclusion of its financial statements or financial information in another entity’s filing with the SEC adopting ASC Topic 842 for annual reporting periods beginning after December 15, 2020, and interim reporting periods within annual reporting periods beginning after December 15, 2021. ASU No. 2017-13 also amended that all components of a leveraged lease be recalculated from inception of the lease based on the revised after tax cash flows arising from the change in the tax law, including revised tax rates. The difference between the amounts originally recorded and the recalculated amounts must be included in income of the year in which the tax law is enacted. The Company has not early adopted this update and it will become effective on April 1, 2022 after FASB delayed the effective date for emerging growth companies with ASU 2020-05. The Company has adopted this new standard on April 1, 2022 and resulted in the recording of right-of-use assets and lease liabilities of approximately HKD 21.0 million (USD 2.7 million).

In May 2019, the FASB issued ASU 2019-05, which is an update to ASU Update No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which introduced the expected credit losses methodology for the measurement of credit losses on financial assets measured at amortized cost basis, replacing the previous incurred loss methodology. The amendments in Update 2016-13 added Topic 326, Financial Instruments — Credit Losses, and made several consequential amendments to the Codification. Update 2016-13 also modified the accounting for available-for-sale debt securities, which must be individually assessed for credit losses when fair value is less than the amortized cost basis, in accordance with Subtopic 326-30, Financial Instruments — Credit Losses — Available-for-Sale Debt Securities. The amendments in this Update address those stakeholders’ concerns by providing an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For those entities, the targeted transition relief will increase

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of significant accounting policies (cont.)

comparability of financial statement information by providing an option to align measurement methodologies for similar financial assets. Furthermore, the targeted transition relief also may reduce the costs for some entities to comply with the amendments in Update 2016-13 while still providing financial statement users with decision-useful information. In November 2019, the FASB issued ASU No. 2019-10, which to update the effective date of ASU No. 2016-13 for private companies, not-for-profit organizations and certain smaller reporting companies applying for credit losses, leases, and hedging standard. The new effective date for these preparers is for fiscal years beginning after December 15, 2022. ASU 2019-05 is effective for the Company for annual and interim reporting periods beginning April 1, 2023 as the Company is qualified as an emerging growth company. The Company is currently evaluating the impact ASU 2019-05 may have on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. The amendments in this Update simplify the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. For public business entities, the amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early adoption of the amendments is permitted, including adoption in any interim period for (1) public business entities for periods for which financial statements have not yet been issued and (2) all other entities for periods for which financial statements have not yet been made available for issuance. An entity that elects to early adopt the amendments in an interim period should reflect any adjustments as of the beginning of the annual period that includes that interim period. Additionally, an entity that elects early adoption must adopt all the amendments in the same period. The adoption of this standard on April 1, 2022 did not have a material impact on the Company’s consolidated financial statements.

In October 2020, the FASB issued ASU 2020-08, “Codification Improvements to Subtopic 310-20, Receivables — Nonrefundable Fees and Other Costs”. The amendments in this Update represent changes to clarify the Codification. The amendments make the Codification easier to understand and easier to apply by eliminating inconsistencies and providing clarifications. ASU 2020-08 is effective for the Company for annual and interim reporting periods beginning January 1, 2021. Early adoption was permitted, including adoption in an interim period. All entities should apply the amendments in this Update on a prospective basis as of the beginning of the period of adoption for existing or newly purchased callable debt securities. These amendments do not change the effective dates for Update 2017-08. The adoption of this standard on April 1, 2021 did not have a material impact on its consolidated financial statements.

In October 2020, the FASB issued ASU 2020-10, “Codification Improvements to Subtopic 205-10, presentation of financial statements”. The amendments in this Update improve the codification by ensuring that all guidance that requires or provides an option for an entity to provide information in the notes to financial statements is codified in the disclosure section of the codification. That reduce the likelihood that the disclosure requirement would be missed. The amendments also clarify guidance so that an entity can apply the guidance more consistently. ASU 2020-10 is effective for the Company for annual and interim reporting periods beginning January 1, 2022. Early application of the amendments is permitted for any annual or interim period for which financial statements are available to be issued. The amendments in this Update should be applied retrospectively. An entity should apply the amendments at the beginning of the period that includes the adoption date. The Company is currently evaluating the impact of this new standard on Company’s consolidated financial statements and related disclosures.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of operations and comprehensive income and statements of cash flows.

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Business Combination

On November 30, 2020, Decca Investment Limited entered into an acquisition agreement (“Acelin Agreement”) for purchase of the entire equity interests in Acelin Investments Limited (“Acelin”) from Chinlink International Holdings Limited (“Seller”) unrelated to the Company. Acelin is the beneficial owner of all the issued share capital of CLI Design (HK) Limited and that of CLE Design Limited, respectively, companies incorporated in Hong Kong with limited liability. Acelin and CLI Designed Limited are the beneficial owners each holding 50% of the registered capital of CLI Design (Macau) Limited, a company incorporated in Macau with limited liability. Acelin, CLI Designed Limited and CLE Design Limited are engaged in the business of interior decoration work and furniture trading.

Pursuant to the Acelin Agreement, the Company acquired all of the equity interests in Acelin (“Transactions”) for a total cash consideration of HK$1.0 (“Total Consideration”).

The Company’s acquisition of Acelin was accounted for as a business combination in accordance with ASC 805. The Company has allocated the purchase price of Acelin based upon the fair value of the identifiable assets acquired and liabilities assumed on the acquisition date. The Company estimated the fair values of the assets acquired and liabilities assumed at the acquisition date in accordance with the business combination standard issued by the FASB using the fair value approach. Management of the Company is responsible for determining the fair value of assets acquired, liabilities assumed and intangible assets identified as of the acquisition date. Acquisition-related costs incurred for the acquisitions are not material and have been expensed as incurred in general and administrative expense.

The following table summarizes the fair value of the identifiable assets acquired and liabilities assumed at the acquisition date, which represents the net purchase price allocation at the date of the acquisition of Acelin:

	Fair Value HKD	Fair Value USD
Cash	238,429	30,425
Accounts receivable, net	8,471	1,081
Other receivables	239,546	30,568
Other receivable – related parties	1,494,708	190,737
Plant and equipment	4,559	582
Total assets	1,985,713	253,393

Accounts payable	194,073	24,765
Other payables	1,791,640	228,628
Total liabilities	1,985,713	253,393
Total net assets acquired	—	—

For the years ended March 31, 2021, the impact of the acquisition of Acelin to the consolidated statements of operations and comprehensive income was not material.

Note 4 — Short-term investment

On August 16, 2021, the Company has invested in National Entertainment Group, a third party’s corporate bond amounted to HKD 8,000,000 (USD 1,020,864) for a period of six months. The bond is short-term in nature with 2% monthly interest. In February 2022, the Company has renewed the bond with the same interest rate to be due in August 2022. The Company has recognized interest income amounted to HKD 1,189,333 (USD 151,768) for the year ended March 31, 2022. In August 2022, the Company has submitted the redemption notice to redeem the full balance of the corporate bond. As of the date of this report, the Company has collected the full balance of the corporate bond.

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Accounts receivable, net

Accounts receivable, net consist of the following:

	March 31, 2021	March 31, 2022	March 31, 2022
	HKD	HKD	USD
Accounts receivable	107,176,017	124,960,267	15,945,928
Less: allowance for doubtful accounts	(25,308,952)	(29,297,337)	(3,738,574)
Accounts receivable, net	81,867,065	95,662,930	12,207,354

Movements of allowance for doubtful accounts are as follows:

	March 31, 2021	March 31, 2022	March 31, 2022
	HKD	HKD	USD
Beginning balance	109,408	25,308,952	3,229,624
Provision for doubtful accounts	23,946,528	3,446,101	439,750
Write-off	—	(21,411)	(2,732)
Translation adjustment	1,253,016	563,695	71,932
Ending balance	25,308,952	29,297,337	3,738,574

Note 6 — Inventories, net

Inventories are stated at the lower of cost or net realizable value, which is determined using the moving weighted average method.

Inventories consist of the following:

	March 31, 2021	March 31, 2022	March 31, 2022
	HKD	HKD	USD
Raw material	58,881,165	62,591,874	7,987,223
Finished goods	2,210,589	1,800,710	229,785
Work in progress	64,978,594	82,480,136	10,525,124
Goods in transit	2,625,772	13,291,510	1,696,103
Total inventories	128,696,120	160,164,230	20,438,235
Reserve for excess and obsolete inventories	(26,292,375)	(29,346,398)	(3,744,835)
Inventories, net	102,403,745	130,817,832	16,693,400

The Company estimate an inventory reserve for excess quantities and obsolete items based on specific identification and historical write-offs, taking into account future demand, market conditions and the respective valuations at moving weighted average method. The need for these reserves is primarily driven by the normal product life cycle. As products mature and sales volumes decline, the Company rationalize its product offerings to respond to consumer tastes and keep its product lines fresh. If actual demand or market conditions in the future are less favorable than those estimated, additional inventory write-downs may be required.

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6 — Inventories, net (cont.)

Activity in the reserves for excess quantities and obsolete inventories are as follows:

	March 31, 2021	March 31, 2022	March 31, 2022
	HKD	HKD	USD
Beginning balance	18,910,208	26,292,375	3,355,117
Additions	6,032,536	3,300,406	421,158
Write-off	(380,710)	(743,143)	(94,831)
Translation adjustment	1,730,341	496,760	63,391
Ending balance	26,292,375	29,346,398	3,744,835

Note 7 — Prepayments, other receivables and other assets

	March 31, 2021	March 31, 2022	March 31, 2022
	HKD	HKD	USD
Deposits(i)	3,574,214	4,048,906	516,673
Value added tax (“VAT”) recoverable	10,406,265	17,919,729	2,286,701
Prepaid expenses(ii)	12,426,403	16,051,482	2,048,297
Prepayments(iii)	3,134,444	5,155,617	657,898
Employee advances	301,114	249,354	31,820
Others	3,681,077	2,528,705	322,682
Total prepayments, other receivables and other assets	33,523,517	45,953,793	5,864,071

____________

(i)      Deposits

          The balance of deposits mainly represented the security deposits made by the Company for lease contracts or service rendered from third parties.

(ii)     Prepaid expenses

          The balance of prepaid expense represented business liability insurance premium and other miscellaneous expense such as office leases, office remodel expenses and etc. that will expire within one year.

(iii)    Prepayments

          The balance of prepayments represented advance payments in purchase of raw materials, prepaid construction labor and other construction related expenses.

Note 8 — Contract assets

Revenue from interior decoration and design are recognized over time using an input measure method (cost-to-cost measure of progress method) to measure progress. Under this method, the extent of progress towards completion is measured based on the ratio of total costs incurred to date to the total estimated costs at completion of the performance obligation. Revenues to date are recognized by applying this ratio to the total contract price of the revenue from interior decoration and design.

Projects with performance obligations recognized over time that have revenue recognized to date in excess of cumulative billings are reported on the Company’s consolidated balance sheets as “Contract assets”. Contract retentions, included in contract assets, represent amounts withheld by clients, in accordance with underlying contract terms, until certain conditions are met or the project is completed. Provisions for estimated losses of contract assets on uncompleted contracts are made in the period in which such losses are determined.

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Contract assets (cont.)

Contract assets consist of the following:

	March 31, 2021	March 31, 2022	March 31, 2022
	HKD	HKD	USD
Revenue recognized to date	105,840,845	187,081,318	23,873,071
Less: progress billings to date	(79,230,149)	(139,512,331)	(17,802,888)
Contract assets	26,610,696	47,568,987	6,070,183

Note 9 — Property and equipment, net

Property and equipment, net consist of the following:

	March 31, 2021	March 31, 2022	March 31, 2022
	HKD	HKD	USD
Building	130,808,078	131,370,658	16,763,946
Land	7,040,553	6,757,126	862,263
Plant and machinery	278,657,623	284,241,474	36,271,483
Office equipment, fixtures and furniture	41,742,641	41,789,461	5,332,669
Leasehold improvement	111,000,335	112,872,114	14,403,383
Automobiles	8,106,360	7,302,154	931,813
Subtotal	577,355,590	584,332,987	74,565,557
Less: accumulated depreciation	(470,515,620)	(481,005,591)	(61,380,156)
Total	106,839,970	103,327,396	13,185,401

Depreciation expense for the years ended March 31, 2021 and 2022 amounted to HKD 10,805,687 and HKD 12,202,561 (USD 1,557,144), respectively.

Note 10 — Prepaid land use rights, net

Prepaid land use rights, net consist of the following:

	March 31, 2021	March 31, 2022	March 31, 2022
	HKD	HKD	USD
Prepaid land use rights	10,739,265	10,908,242	1,391,979
Less: accumulated amortization	(6,136,203)	(6,398,730)	(816,529)
Total	4,603,062	4,509,512	575,450

Amortization expense for the years ended March 31, 2021 and 2022 amounted to HKD 176,973 and HKD 189,542 (USD 24,187), respectively.

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Prepaid land use rights, net (cont.)

The estimated amortization is as follows:

For the years ended March 31,	Estimated amortization expense
	HKD	USD
2023	189,542	24,187
2024	189,542	24,187
2025	189,542	24,187
2026	189,542	24,187
2027	189,542	24,187
Thereafter	3,561,802	454,515
Total	4,509,512	575,450

Note 11 — Bank loans

Outstanding balances on short-term bank loans consist of the following:

Bank Name	Maturities	Interest Rate	Collateral/Guarantee	March 31, 2021	March 31, 2022	March 31, 2022
				HKD	HKD	USD
Wells Fargo Bank(1)	February, 2024 (repaid in April 22, 2022)	1.0%	None	3,154,537	435,071	55,519
Bank of Dongguan	December 9, 2022	1.8%	Collateral by fixed deposit in bank	—	43,000,000	5,487,143
Total				3,154,537	43,435,071	5,542,662

____________

(1)      On March 05, 2020, the Company entered into a Promissory Note with Wells Fargo Bank, which provides for an unsecured loan of HKD 3,154,537 (USD 405,207) pursuant to the Paycheck Protection Program (the “PPP”) under the Coronavirus Aid, Relief, and Economic Security Act and applicable regulations (the “CARES Act”). Forgiveness of the Promissory Note was determined in accordance with the provisions of the CARES Act and applicable regulations. The Company believed that its use of the loan proceeds has met the conditions for forgiveness of the loan. In February 2022, the Company has received Notice of PPP forgiveness payment of HKD 2,719,446 (USD 347,026), and recognized the forgiveness income as other income on the statement of operations and comprehensive income for the year ended March 31, 2022. The remaining balance of HKD 435,071 (USD 55,519) bears an annual interest of 1% to be due on February, 2024. On April 22, the Company has fully repaid the balance.

(2)      On October 9, 2021, DG Decca entered into a two-year line of credit agreement with Bank of Dongguan, Dongguan Branch. Pursuant to the agreement, DG Decca may borrow up to approximately HKD 123.1 million (USD 15.7 million) for the period from October 9, 2021 to October 8, 2023. The line of credit is secured by the Company’s fixed deposit in Bank of Dongguan with the amount of approximately HKD 73.9 million (USD 9.4 million). On December 23, 2021, the Company withdrew approximately HKD 43.0 million (USD 5.5 million) from this line of credit with an interest rate of 1.8% to be due on December 9, 2022.

The Company incurred HKD 0 and HKD 0.2 million (USD 24,000) interest expense with the weight average interest rate of 0% and 1.8% for the years ended March 31, 2021 and 2022, respectively, pertained to the loans mentioned above.

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Accrued liabilities and other current liabilities

Accrued liabilities and other current liabilities consist of the following:

	March 31, 2021	March 31, 2022	March 31, 2022
	HKD	HKD	USD
Accrued expenses(i)	32,022,365	22,140,988	2,825,367
Accrued payroll	15,122,309	16,005,795	2,042,467
Warranties reserves(ii)	4,800,589	5,481,050	699,426
Total accrued liabilities and other current liabilities	51,945,263	43,627,833	5,567,260

____________

(i)      The balance of accrued expense represented amount due to third parties service providers which include marketing consulting service, professional fee, and others.

(ii)     The balance of warranties reserves represent the Company’s limited warranties for its product sold. Generally, the estimated claim rates of warranty are based on actual warranty experience or the Company’s best estimate.

Note 13 — Related parties balances and transactions

Related parties balances

Other receivables — related parties

Name of Related Party	Relationship	Nature	As of March 31, 2021	As of March 31, 2022	As of March 31, 2022
			HKD	HKD	USD
*Tai Wing Wah	Operation director of the PRC region	Employee Advance	240,960	246,920	31,509
*Chosen Investment Limited	Major shareholder is Mr. Tsang who is the Director of the Company	Operation expense paid on behalf	—	61,612	7,862
Golden life Investment Limited	Major shareholder is Mr. Tsang who is the Director of the Company	Office rental deposit	869,550	913,080	116,516
Total			1,110,510	1,221,612	155,887

____________

*        As of the date of this report, this receivable have been repaid by the related parties

Loan receivables — related party

Name of Related Party	Relationship	Nature	As of March 31, 2021	As of March 31, 2022	As of March 31, 2022
			HKD	HKD	USD
Hoo Kuen Liu	Former Shareholder of the Company	Interest free loan due on demand	15,860,460	—	—

Loans receivables — related party’s balance as of March 31, 2021 and 2022 represents advances to Hoo Kuen Liu who is the former major shareholder of the Company. On September 9, 2019, Hoo Kuen Liu borrowed HKD 20,000,000. Under the terms of the loan agreement, the loan is interest free due on demand. In addition, during the year ended March 31, 2022, Wong Man Hin, who is the director of the Company had collectively borrowed HKD 188,380,000 (USD 24,038,793) from the Company. Under the terms of the loan agreement, the loan is interest free

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13 — Related parties balances and transactions (cont.)

due on demand. As of March 31, 2022, the Company had entered into loan offset agreements with Hoo Kuen Liu and Wong Man Hin, which would fully offset Hoo Kuen Liu and Wong Man Hin’s loan balance of HKD 15,876,959 (USD 2,026,027) and HKD 188,380,000 (USD 24,038,793), respectively, against their dividend payable balance.

Loan receivables — related party is presented as a reduction of shareholders’ equity pursuant to SAB Topic 4:E and 4:G.

Other payables — related parties

Name of Related Party	Relationship	Nature	As of March 31, 2021	As of March 31, 2022	As of March 31, 2022
			HKD	HKD	USD
Kwan Yau Choi	Vice-chairman of the Company	Reimbursable advance	142,929	—	—
Fung Sau Mui	CFO of the Company	Reimbursable advance	662,640	679,030	86,650
Vielie Flooring Limited	Fung Sau Mui, the CFO of the Company, is also the director of this company	Interest free loan due on demand	2,747,501	2,741,901	349,888
Chosen Investment Limited	Major shareholder is Mr. Tsang who is the Director of the Company	Interest free loan due on demand	100,595	—	—
Total			3,653,665	3,420,931	436,538

Dividend payables

Name of Related Party	Relationship	Nature	As of March 31, 2021	As of March 31, 2022	As of March 31, 2022
			HKD	HKD	USD
Pioneer East Investment Development Limited	Shareholder of the Company	Dividend payables	—	196,083,071	25,021,766

Note 14 — Taxes

Income tax

British Virgin Islands

Decca BVI and Acelin are incorporated in the British Virgin Islands and are not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

Decca Mgt, Decca Ltd, Decca China, CLI, CLI HK, Decca CFHK are incorporated in Hong Kong and are subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception.

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Taxes (cont.)

Singapore

Decca SG and Decca SG Furniture are incorporated in Singapore and is subject to Singapore Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Singapore tax laws. The applicable tax rate is 17% in Singapore, with 75% of the first SGD 10,000 (approximately HKD 49,000) taxable income and 50% of the next SGD 190,000 (approximately HKD 937,000) taxable income are exempted from income tax.

Thailand

Decca Thailand and Decca MFG are incorporated in Thailand and is subject to Thailand Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Thailand tax laws. The applicable tax rate is 20% in Thailand.

Macau

Decca Macau is incorporated in Macau and is subject to Macau Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Macau complementary tax laws. The complementary tax is imposed on a progressive rate scale ranging from 3% to 9% for taxable profits below or equal to MOP 300,000 (approximately HKD 291,000) and 12% for taxable profits over MOP 300,000 (approximately HKD 291,000). Taxable profits below MOP 32,000 (approximately HKD 31,000) are exempt from tax.

Europe

Decca Europe is incorporated in Denmark and is subject to Europe Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Denmark tax laws. The applicable tax rate is 22% in Denmark.

The United States of America

Decca USA is incorporated in the State of Delaware in the U.S., and is subject to U.S. federal corporate income taxes with tax rate of 21%. The State of Delaware does not impose any state corporate income tax. Boiler, Decca HF, Decca CF, and Decca Home are incorporated in the State of North Carolina in the U.S., and is subject to U.S. federal corporate income taxes with tax rate of 21%. The State of North Carolina impose 2.5% state corporate income tax.

PRC

DGYX Furniture, DG Decca, DGKC, and GZYK are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), Chinese enterprises are subject to income tax at a rate of 25% after appropriate tax adjustments.

Income tax expense for the years ended March 31, 2021 and 2022 amounted to HKD 8,703,868 and HKD 14,992,071 (USD 1,913,108), respectively.

Significant components of the provision for income taxes are as follows:

	March 31, 2021	March 31, 2022	March 31, 2022
	HKD	HKD	USD
Current	15,821,113	16,479,370	2,102,899
Deferred	(7,117,245)	(1,487,299)	(189,791)
Provision for income taxes	8,703,868	14,992,071	1,913,108

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Taxes (cont.)

The following table reconciles Hong Kong statutory rates to the Company’s effective tax rate:

	For the year ended March 31, 2021	For the year ended March 31, 2022
Hong Kong statutory income tax rate	16.5%	16.5%
Tax rate difference outside Hong Kong(1)	(146.1)%	6.0%
Change in valuation allowance	785.6%	23.5%
Permanent difference(2)	120.7%	(9.6)%
Effective tax rate	776.7%	36.4%

____________

(1)      It is mainly due to tax rate difference of the entities incorporated in British Virgin Island, PRC, Singapore, Macau, Thailand, Europe and the United States.

(2)      Permanent difference mainly consisted of expense which is partially non-deductible, and income exemption under local income tax laws.

Deferred tax assets, net

Significant components of deferred tax assets, net were as follows:

	March 31, 2021	March 31, 2022	March 31, 2022
	HKD	HKD	USD
Allowance for doubtful account	6,288,383	7,064,961	901,546
Net operating loss carry forward	13,529,902	22,626,193	2,887,283
Reserve for excess and obsolete inventory	5,898,078	7,073,801	902,674
Temporary difference on depreciation	—	384,896	49,116
Valuation allowance	(13,529,902)	(23,199,158)	(2,960,399)
Deferred tax assets, net	12,186,461	13,950,693	1,780,220

As of March 31, 2021 and 2022, the Company had net operating loss carry forward of HKD 9,627,732 and HKD 29,142,381 (USD 3,718,801), respectively, from the Company’s PRC and Hong Kong subsidiaries except DG Decca and Decca Ltd. The net operating loss from the PRC subsidiaries will expire by December 31, 2027. Meanwhile, the net operating loss from the Hong Kong subsidiaries will be carried forward indefinitely until utilized. Based upon the level of historical result of operation, PRC and Hong Kong subsidiaries except DG Decca, and Decca Ltd were operated at cumulative loss as of March 31, 2022. Therefore, the Company believes it is less likely than not that these PRC and Hong Kong subsidiaries will be able to fully utilize its deferred tax assets related to the net operating loss carry forwards. As a result, the Company provided 100% allowance on deferred tax assets on net operating loss of HKD 1,830,596 and HKD 4,572,690 (USD 583,512) related to PRC and Hong Kong subsidiaries at March 31, 2021 and 2022, respectively.

The Company also had net operating loss carry forward of HKD 51,984,672 and HKD 76,418,828 (USD 9,751,653) as of March 31, 2021 and 2022, respectively, from Company’s Singapore, Thailand, U.S and Europe subsidiaries which were operating at losses. The Company believes it is less likely than not that its Singapore, Thailand, U.S and Europe operations will be able to fully utilize its deferred tax assets related to the net operating loss carry forward in Singapore, Thailand, U.S and Europe. As a result, the Company provided 100% allowance on all deferred tax assets on net operating loss of HKD 11,699,306 and HKD 17,306,053 (USD 2,208,391) related to its operations in U.S and Europe at March 31, 2021 and 2022, respectively.

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 14 — Taxes (cont.)

Certain of the Company’s allowance for doubtful accounts, reserve for excess and obsolete inventories, and temporary difference on depreciation are from the Company’s Hong Kong subsidiaries which the Company believes it is less likely than not that these Hong Kong entities will be able to fully utilize its deferred tax assets related to the allowance for doubtful account, reserve for excess and obsolete inventories, and temporary difference on deprecation. As a result, the Company provided 100% allowance on deferred tax assets from these Hong Kong subsidiaries on allowance for doubtful account, reserve for excess and obsolete inventories, and temporary difference on deprecation, amounted to HKD 503,488 (USD 64,249), HKD 432,031 (USD 55,131), and HKD 384,896 (USD 49,116), respectively as of March 31, 2022.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of March 31, 2021 and 2022, the Company did not have any significant unrecognized uncertain tax positions.

Value added taxes (“VAT”) and goods and services taxes (“GST”)

Revenue represents the invoiced value of service, net of VAT or GST. The VAT and GST are based on gross sales price. VAT rate is 6% or 9% on services and 13% on goods in China, VAT rate is generally 7% in Thailand, VAT rate is generally 25% in Denmark, 20% in both the United Kingdom and France, and GST rate is generally 7% in Singapore.

Taxes payable consisted of the following:

	March 31, 2021	March 31, 2022	March 31, 2022
	HKD	HKD	USD
VAT taxes payable	3,788,257	5,717,313	729,575
Income taxes payable	39,642,964	37,898,771	4,836,186
Other taxes payable	238,461	43,291	5,524
Totals	43,669,682	43,659,375	5,571,285

Note 15 — Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and restricted cash. The Hong Kong Deposit Protection Board pays compensation up to a limit of HKD 500,000 (approximately USD 64,000) if the bank with which an individual/a company hold its eligible deposit fails. As of March 31, 2022, cash balance of HKD 198,512,256 (USD 25,331,750) was maintained at financial institutions in Hong Kong, of which HKD 190,865,726 (USD 24,355,991) was subject to credit risk. In China, the insurance coverage for cash deposits of each bank is RMB 500,000. As of March 31, 2022, cash and restricted cash balance of RMB 118,811,871, equivalent to HKD 146,302,576 (USD 18,669,377) was deposited with financial institutions located in China, of RMB 113,679,759, equivalent to HKD 139,982,982 (USD 17,862,947) was subject to credit risk. The Singapore Deposit Insurance Corporation Limited (SDIC) insures deposits in a Deposit Insurance (DI) Scheme member bank or finance company up to SGD 75,000 (approximately USD 57,000) per account. As of March 31, 2022, cash balance of SGD 88,244, equivalent to HKD 511,157 (USD 65,228) was maintained at Deposit DI Scheme banks in Singapore, all deposits in Singapore were within the limit deposit insurance and were not subjected to credit risk. In the US, the insurance coverage of each bank is USD 250,000. As of March 31, 2022, cash balance of USD 2,792,518 (HKD 21,891,911) was deposited with a financial institution located in US, of which USD 2,663,744 (HKD 20,882,389) was subject to credit risk. In Thailand, Thai Baht deposits are proceed under the Deposit Projection

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 — Concentration of risk (cont.)

Agency Act up to a maximum of THB 1 million (USD 31,000) per one depositor per financial institution. As of March 31, 2022, cash balance of THB 9,878,798, equivalent to HKD 2,307,361 (USD 294,438) was maintained at financial institutions in Thailand, of which THB 6,588,506 equivalent to HKD 1,538,858 (USD 196,371) was subject to credit risk. In Macau, the Monetary Authority of Macau (AMCM) mandates a maximum repayment limit of MOP 500,000 (USD 60,000) to each depositor by bank. As of March 31, 2022, cash balance of MOP 15,923,800 equivalent to HKD 15,460,004 (USD 1,972,820) was maintained at financial institutions in Macau, of which MOP 14,923,800 equivalent to HKD 14,489,130 (USD 1,848,930) was subject to credit risk. The European deposit insurance scheme (EDIS) insured deposits up to EURO 100,000 (US 110,000) per account. As of March 31, 2022, cash balance of EURO 887,829, equivalent to HKD 7,591,860 (USD 968,782) was maintained at financial institutions in Europe, of which EURO 379,547 approximately HKD 3,245,520 (USD 414,154) was subject to credit risk. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness.

The Company is also exposed to risk from its accounts receivable and other receivables. These assets are subjected to credit evaluations. An allowance has been made for estimated unrecoverable amounts which have been determined by reference to past default experience and the current economic environment.

A significant portion of the Company and its subsidiaries’ expense transactions, and assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

Customer concentration risk

For the year ended March 31, 2022, two customers accounted for 33.4% and 12.2% of the Company’s total revenues, respectively. For the year ended March 31, 2021, two customers accounted for 30.2% and 12.9% of the Company’s total revenues, respectively.

As of March 31, 2022, two customers accounted for 40.6% and 22.8% of total balance of accounts receivable, respectively. As of March 31, 2021, three customers accounted for 33.3%, 21.1% and 16.2% of total balance of accounts receivable, respectively.

As of March 31, 2022, one customer accounted for 24.6% of total balance of contract assets, respectively. As of March 31, 2021, three customers accounted for 54.4%, 20.9% and 18.7% of total balance of contract assets, respectively.

As of March 31, 2022, no customer accounted for over 10% of total balance of contract liabilities. As of March 31, 2021, four customers accounted for 34.9%, 21.4%. 15.8% and 12.1% of total balance of contract liabilities, respectively.

Vendor concentration risk

For the years ended March 31, 2022 and 2021, no vendors account for over 10% of the company’s total purchase.

As of March 31, 2022, two vendors accounted for 21.4% and 16.0% of the total balance of accounts payable. As of March 31, 2021, two vendors accounted for 17.9%, and 16.2% of the total balance of accounts payable, respectively.

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — Shareholders’ equity

Ordinary shares

Decca BVI was established under the laws of British Virgin Island on June 8, 1999. The authorized number of ordinary shares was 50,000 shares with a par value of USD 1.00 each. 10,001 shares were issued and outstanding as of March 31, 2022 and 2021.

On March 15, 2022, the shareholders of the Company resolved to undertake a share subdivision of each of the issued and unissued shares of the Company, with each of the issued and unissued shares of the Company to be subdivided into 10,000 shares (the Share Subdivision), such that the number of shares which the Company is authorized to issue will become 500,000,000 shares of US$0.0001 each. Following the Share Subdivision, on March 18, 2022, the Company accepted a surrender of and cancelled 60,010,000 of ordinary shares of US$0.0001 each.

The Company considered the above transactions as a 1-for-10,000 subdivision of its ordinary shares, the new issuance of 100,010,000 ordinary shares, and the surrender of 60,010,000 ordinary shares with par value of US$0.0001 were part of the Company’s recapitalization prior to completion of its initial public offering. The Company believed it is appropriate to reflect the above transactions on a retroactive basis similar to stock split or dividend pursuant to ASC 260. All shares and per share amounts used herein and in the accompanying consolidated financial statements have been retroactively restated to reflect the share subdivision and the surrender of ordinary shares.

Dividend Declared

For the years ended March 31, 2021 and 2022, the Company declared HKD 0 and HKD 400,340,030 (USD 51,086,587) dividend to the shareholders, respectively. One shareholder elected to offset his entitled dividend with his loan balance from the Company amounted to HKD 15,876,959 ($2,026,027). Meanwhile, another shareholder elected to offset his entitled dividend with his portion of the Company’s other receivable amounted to HKD 188,380,000 (USD 24,038,793). As of March 31, 2022, dividend payables balance amounted to HKD 196,083,071 ($25,021,766). As of the date of this report, the Company has paid out HKD 30,000,000 (USD 3,828,240) of dividend payables and expected pay out the remaining balance of the dividend payables by the September 30, 2022.

Restricted assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiary. Relevant PRC statutory laws and regulations permit payments of dividends by the PRC Entities only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the accompanying consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of the PRC entities.

The PRC entities are required to set aside at least 10% of their after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, the PRC entities may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. The PRC entities may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by State Administration of Foreign Exchange.

As a result of the foregoing restrictions, the PRC entities are restricted in their ability to transfer their assets to the Company. Foreign exchange and other regulation in the PRC may further restrict the PRC entities from transferring funds to the Company in the form of dividends, loans and advances. As of March 31, 2021 and 2022, amounts restricted are statutory reserve of the PRC entities, which amounted to HKD 21,641,102 and HKD 21,849,228 (USD 2,788,136), respectively.

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16 — Shareholders’ equity (cont.)

Statutory reserves

During the years ended March 31, 2021 and 2022, the PRC entities collectively attributed HKD 109,678 and HKD 208,126 (USD 26,559) of retained earnings for their statutory reserves, respectively.

Note 17 — Commitments and contingencies

Lease commitments

The Company has entered into few non-cancellable operating lease agreements for office spaces, warehouses and storage spaces, and showrooms for product demonstration. The Company’s commitment for minimum lease payments under these operating leases as of March 31, 2022 for the next five years is as follow:

For the years ended March 31,	Minimum lease payment
	HKD	USD
2023	11,824,434	1,508,892
2024	8,706,659	1,111,039
2025	2,915,977	372,102
2026	1,929,547	246,226
2027	75,324	9,612
Total minimum payments required	25,451,941	3,247,871

Rent expense for the twelve months ended March 31, 2021 and 2022 was HKD 17,974,119 and HKD 16,053,329 (USD 2,048,533), respectively.

Contingencies

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and un-asserted claims. Amounts accrued, as well as the total amount of reasonably possible losses with respect to such matters, individually and in the aggregate, are not deemed to be material to the consolidated financial statements.

Note 18 — Enterprise wide disclosure

The Company follows ASC 280, Segment Reporting, which requires companies to disclose segment data based on how management makes decision about allocating resources to each segment and evaluating their performances. The Company’s chief operating decision-makers (i.e., the Company’s chief executive officer and his direct reports, including the Company’s chief financial officer) review financial information presented on a consolidated basis, accompanied by disaggregated information about revenues, cost of revenues, and gross profit by business lines (Interior decoration and design and sales of furniture and fixtures) and by regions (U.S., Europe and Asia, primarily in Hong Kong and China) for purposes of allocating resources and evaluating financial performance. There are no segment managers who are held accountable for operations, operating results and plans for levels or components below the consolidated unit level. Based on qualitative and quantitative criteria established by ASC 280, the Company considers itself to be operating within one reportable segment.

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 18 — Enterprise wide disclosure (cont.)

Disaggregated information of revenues by business lines are as follows:

	For the years ended
	March 31, 2021	March 31, 2022	March 31, 2022
	HKD	HKD	USD
Interior decoration and design(i)	223,335,918	279,505,469	35,667,131
Sales of furniture and fixtures(ii)	325,252,496	471,059,240	60,110,922
Total revenues	548,588,414	750,564,709	95,778,053

____________

(i)      Revenue recognized over time

(ii)     Revenue recognized at a point in time

Disaggregated information of revenues by regions are as follows:

	For the years ended
	March 31, 2021	March 31, 2022	March 31, 2022
	HKD	HKD	USD
U.S.	61,028,388	127,047,167	16,212,233
Europe	9,015,735	26,978,194	3,442,633
Asia
Hong Kong	117,832,607	147,944,240	18,878,867
PRC	299,464,725	361,598,803	46,142,896
Other Asia countries	61,246,959	86,996,305	11,101,424
Total revenues	548,588,414	750,564,709	95,778,053

Note 19 — Subsequent events

The Company evaluated all events and transactions that occurred after March 31, 2022 up through August 26, 2022, the date the Company issued these consolidated financial statements.

On April 1, 2022, Decca MGT formed a subsidiary Smart Pro Property Limited (“Smart Pro”) in Hong Kong. Decca MGT holds 100% of the equity interest in Smart Pro. Smart Pro engages in real estate property investment.

On April 14, 2022, the Company formed a subsidiary Decca Development Limited (“Decca Development”) in Hong Kong. The Company holds 100% of the equity interest in Decca Development. Decca Development engages in real estate property investment.

On June 2, 2022, Decca MGT formed a subsidiary Sky Globe Holding Limited (“Sky Globe”) in Hong Kong. Decca MGT holds 100% of the equity interest in Sky Globe. Sky Globe engages in real estate property investment.

On June 6, 2022, Decca MGT formed a subsidiary Giant Globe Limited (“Giant Globle”) in Hong Kong. Decca MGT holds 100% of the equity interest in Giant Globe. Giant Globe engages in real estate property investment.

On June 6, 2022, Decca MGT formed a subsidiary Smart Globe (HK) Limited (“Smart Globe”) in Hong Kong. Decca MGT holds 100% of the equity interest in Smart Globe. Smart Globe engages in real estate property investment.

Based on the Credit Agreement 1 signed on October 9, 2021 with bank of Dongguan and the additional guarantee contract by Dongguan Decca Furniture Co., LTD, on April 19, 2022, Decca (China) Limited entered into a loan agreement (“Loan Agreement 2”) with Bank of Dongguan Hong Kong Branch in a total amount of approximately HKD 21.5 million (USD 2.8 million) with an interest rate of 1.8% to be due on March 31, 2023. The loan was disbursed to Decca (China) Limited’s Hong Kong deposit account and it is secured by Dongguan Decca Furniture Co., LTD’s PRC deposit account as a collateral amounted to approximately RMB 20 million.

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 19 — Subsequent events (cont.)

Based on the Credit Agreement 2 signed on November 29, 2021 with Bank of Dongguan and the additional guarantee contract by Dongguan Decca Furniture Co., LTD, on May 19, 2022, Decca (China) Limited entered into a loan agreement (“Loan Agreement 3”) with Bank of Dongguan, Hong Kong Branch in a total amount of approximately HKD 51.0 million (USD 6.5 million) with an interest rate of 2.1% to be due on May 5, 2023. The loan was disbursed to Decca (China) Limited’s Hong Kong deposit account and it is secured by Dongguan Decca Furniture Co., LTD’s PRC deposit account as a collateral amounted to approximately RMB 48 million. On June, July, and August, 2022, the Company entered into several loan agreements (“Loan Agreement 4”) with Bank of Dongguan in an aggregate amount of approximately HKD 19.8 million (USD 2.5 million) with an interest rate of 5.1% to be due on June, July, and August, 2023.

In May 2022, Smart Pro has entered into five properties purchase agreement with a third party to purchase four apartments and a building with the aggregated amount of approximately HKD 147.7 million (USD 19.0 million). As of date of this report, Smart Pro has remitted the full amount to the third party, and completed the purchase transaction. Meanwhile, the Smart Pro started to generated operating lease revenue from these properties.

In June 2022, Sky Globe has entered into five properties purchase agreement with a third party to purchase four apartments and a 9 units shop store with the aggregated amount of approximately HKD 127.3 million (USD 16.2 million). As of the date of this report, Sky Globe has remitted approximately HKD 12.7 million (USD 1.6 million) as purchase deposit, and expected to remit the remaining by the end of December, 2022 to completed the purchase transactions.

On September 22, 2022, Sky Globe remitted approximately HKD 15.6 million (USD 2.0 million) (unaudited) as the additional deposit for the five properties purchases.

On September 26, 2022, the Company held the board meeting to approve to delay the remaining dividend payment to March 31, 2023. On September 29, 2022, the Company paid out HKD 10.0 million (approximately USD 1.3 million) of dividend payables. On October 19, 2022, the Company paid out additional HKD 30.0 million (approximately USD 3.9 million) of dividend payables. (Unaudited)

In October 2022, OCBC Wing Hang Bank Limited (“OCBC”) approved the new banking facilities to provide revolving credit facility (“RCF”) up to approximately HKD 50.0 million (USD 6.4 million) with interest rate charged at 1.5% per annum over three months HIBOR. The aforementioned Facilities are guaranteed by the Company’s directors Wong Man Hin Max and Tsang Yee Ling Masha. In addition, the Facilities are also guaranteed by the Company and its subsidiaries Smart Pro, Decca China, and Decca ltd. (Unaudited)

Note 20 — Condensed financial information of the parent company

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08(e)(3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The subsidiary did not pay any dividend to the Company for the periods presented. For the purpose of presenting parent only financial information, the Company records its investment in its subsidiary under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiaries” and the income (loss) of the subsidiaries is presented as “Equity income of subsidiaries”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

The Company did not have significant capital and other commitments, long-term obligations, or guarantees as of March 31, 2021 and 2022.

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20 — Condensed financial information of the parent company (cont.)

PARENT COMPANY BALANCE SHEETS

	March 31, 2021	March 31, 2022	March 31, 2022
	HKD	HKD	USD
ASSETS
CURRENT ASSETS
Due from subsidiaries	84,718,001	281,323,384	35,899,111
Prepayments, other receivables and other assets	—	10,205	1,302
Total Current Assets	84,718,001	281,333,589	35,900,413

OTHER ASSETS
Investment in subsidiaries	641,822,662	301,054,786	38,416,996
Total Assets	726,540,663	582,388,375	74,317,409

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Accrued liabilities and other current liabilities	90,000	82,828	10,570
Dividend payables	—	196,083,071	25,021,766
Total Liabilities	90,000	196,165,899	25,032,336

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Ordinary shares, HKD 0.00078007 (USD 0.0001) par value; 500,000,000 shares authorized, 40,000,000 shares issued and outstanding as of March 31, 2021 and 2022.*	31,203	31,203	3,982
Additional paid-in capital	116,039,726	116,039,726	14,807,597
Loan receivables – related party	(15,860,460)	—	—
Statutory reserves	21,641,102	21,849,228	2,788,136
Retained earnings	555,135,760	180,776,586	23,068,536
Accumulated other comprehensive income	49,463,332	67,525,733	8,616,822
Total shareholders’ equity	726,450,663	386,222,476	49,285,073
Total liabilities and shareholders’ equity	726,540,663	582,388,375	74,317,409

____________

*        Giving retroactive effect to the 1-for-10,000 share subdivision effected on March 15, 2022 and the surrender of 60,010,000 ordinary shares on March 18, 2022.

DECCA INVESTMENT LIMITED AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 20 — Condensed financial information of the parent company (cont.)

PARENT COMPANY STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended March 31,
	2021	2022	2022
	HKD	HKD	USD
General and administrative expense	(104,005)	(120,281)	(15,349)
Equity (loss) income from subsidiaries	(7,479,174)	26,309,263	3,357,272
NET (LOSS) INCOME	(7,583,179)	26,188,982	3,341,923
FOREIGN CURRENCY TRANSLATION ADJUSTMENT	40,542,690	18,062,401	2,304,907
COMPREHENSIVE INCOME	32,959,511	44,251,383	5,646,830

PARENT COMPANY STATEMENTS OF CASH FLOWS

	For the Years Ended March 31,
	2021	2022	2022
	HKD	HKD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	(7,583,179)	26,188,982	3,341,923
Adjustments to reconcile net income (loss) to cash used in operating activities:
Equity (income) loss of subsidiaries	7,479,174	(26,309,263)	(3,357,272)
Change in operating assets and liabilities:
Prepayments, receivables and other assets	7,456	(10,205)	(1,302)
Due from subsidiaries	186,549	137,657	17,566
Accrued liabilities and other current liabilities	(90,000)	(7,171)	(915)
Net cash provided by operating activities	—	—	—

CASH FLOWS FROM FINANCING ACTIVITIES:

Dividend distributions	—	—	—
Net cash used in financing activities	—	—	—
CHANGES IN CASH	—	—	—
CASH, beginning of year	—	—	—
CASH, end of year	—	—	—

Decca Investment Limited

Ordinary Shares

________________________________

PROSPECTUS

________________________________

            , 2022

Until and including            , 2022 (twenty-five (25) days after the date of this prospectus), all dealers that buy, sell or trade our Ordinary Shares, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.       Indemnification of Directors and Officers.

Our post-offering memorandum and articles of association, which will become effective immediately upon completion of this offering, will empower us to indemnify our Directors and officers against certain liabilities they incur by reason of their being a director or officer of our company.

We have entered into indemnification agreements with each of our Directors and executive officers in connection with this offering. Under these agreements, we have agreed to indemnify our Directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

The underwriting agreement in connection with this offering also provides for indemnification of us and our officers, directors or persons controlling us for certain liabilities.

We intend to obtain directors’ and officer’s liability insurance coverage that will cover certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.       Recent Sales of Unregistered Securities.

Set forth below is information regarding Ordinary Shares issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts and commissions or commissions, or any public offering.

On March 18, 2022, in connection with the Share Subdivision described in the accompanying prospectus and our initial public offering, Decca Investment Limited issued a total of 100,010,000 ordinary shares of US$0.0001 each to the existing shareholders and accepted a surrender of and cancelled 60,010,000 of Ordinary Shares of US$0.0001 each.

The issuances of such ordinary shares described above were made in reliance on the exemption contained in Section 4(a)(2) of the Securities Act and Rule 506 promulgated thereunder, on the basis that the transaction did not involve a public offering. No underwriters were involved in the transaction.

Item 8.       Exhibits and Financial Statement Schedules

(a)

Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b)

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or has been included in the consolidated financial statements or notes thereto.

Item 9.       Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)     If the registrant is relying on Rule 430B:

(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)    If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)    The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement
3.1**	Memorandum and Articles of Association, as currently in effect
3.2**	Form of Amended and Restated Memorandum and Articles of Association (to be effective in connection with the completion of this offering)
4.1*	Specimen certificate evidencing Ordinary Shares
5.1*	Opinion of Ogier regarding the validity of the ordinary shares being registered
8.1*	Opinion of DeHeng Law Offices (Shenzhen) regarding tax matters
10.1*	Employment Agreement, by and between Mr. Wong Man Hin, Max and the registrant, dated as of [*]
10.2*	Employment Agreement, by and between Ms. Tsang Yee Ling, Masha and the registrant, dated as of [*]
10.3*	Employment Agreement, by and between Ms. Fung Sau Mui and the registrant, dated as of [*]
10.4*	Form of Independent Director Agreement by and between the registrant and its independent Directors
10.5*

English Translation of the Agreement relating to the land use rights for the industrial complex located at Nan Chu Industrial Park, by and between Dongguan Decca Furniture Co. Ltd. and the local government in Dalingshan Town, Dongguan, dated as of January 26, 2014

10.6*	Form of Indemnification Agreement with directors and officers
10.7*	Credit Agreement 1, by and between Dongguan Decca Furniture Co. Ltd and Bank of Dongguan, Dongguan Branch, dated as of October 9, 2021
10.8*	Credit Agreement 2, by and between Dongguan Decca Furniture Co. Ltd and Bank of Dongguan, Dongguan Branch, dated as of November 29, 2021
21.1**	List of Subsidiaries
23.1**	Consent of Friedman LLP, an independent registered public accounting firm
23.2*	Consent of Ogier (included in Exhibit 5.1)
23.3*	Consent of DeHeng Law Offices (Shenzhen) (included in Exhibit 8.1)
24.1**	Power of Attorney (included on signature page)
99.1**	Code of Business Conduct and Ethics
99.2**	Form of Audit committee charter
99.3**	Form of Compensation committee charter
99.4**	Consent of the Independent Directors
99.5*	Consent of Frost & Sullivan
107**	Filing Fee Table

____________

*        To be filed by amendment.

**      Filed herein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on October 26, 2022.

Decca Investment Limited
By:	/s/ Wong Man Hin, Max
Name: Wong Man Hin, Max
Title: Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints and each of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to (1) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (2) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (3) act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (4) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his or her substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Wong Man Hin, Max	Director, Chief Executive Officer	October 26, 2022
Wong Man Hin, Max	(Principal Executive Officer)
/s/ Fung Sau Mui	Director, Chief Financial Officer	October 26, 2022
Fung Sau Mui	(Principal Financial and Accounting Officer)
/s/ Tsang Yee Ling, Masha	Director	October 26, 2022
Tsang Yee Ling, Masha

SIGNATURE OF AUTHORIZED UNITED STATES REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Decca Investment Limited has signed this registration statement or amendment thereto in New York on October 26, 2022.

Authorized U.S. Representative Cogency Global Inc.
By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.